EXHIBIT 10.11

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution Copy

DEVELOPMENT AND COLLABORATION AGREEMENT

by and between

OTSUKA PHARMACEUTICAL CO., LTD.

and

ACUCELA INC.

dated as of September 15, 2010

-i-

(CONTINUED)

-ii-

(CONTINUED)

*	Confidential Treatment Requested.

-iii-

(CONTINUED)

-iv-

(CONTINUED)

-v-

(CONTINUED)

-vi-

(CONTINUED)

-vii-

DEVELOPMENT AND COLLABORATION AGREEMENT

THIS DEVELOPMENT AND COLLABORATION AGREEMENT (this “Agreement”) is made and entered into as of September 15, 2010 (the “Effective Date”) by and between OTSUKA PHARMACEUTICAL CO., LTD., a Japanese corporation having its principal place of business at Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-Ku, Tokyo 108-8242, Japan (“Otsuka”), and ACUCELA INC., a Washington corporation having its principal place of business at 1301 Second Ave, Suite 1900, Seattle, Washington 98101-3805, USA (“Acucela”). Acucela and Otsuka are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Otsuka is an established pharmaceutical company that has expertise and capability in researching, developing, manufacturing and marketing human pharmaceuticals. Otsuka has developed a small molecule adenosine A2a receptor agonist known as “OPA-6566” (defined below as the “Licensed Compound”) and Otsuka owns or controls certain patents, know-how and other intellectual property relating to such compound.

B. Acucela is a biopharmaceutical company that has expertise and capability in researching and developing therapies to treat human ophthalmic conditions and diseases.

C. Otsuka and Acucela desire to establish a collaborative arrangement under which Otsuka will engage Acucela to develop the Licensed Compound and pharmaceutical products containing the Licensed Compound for the treatment of glaucoma and, potentially, other ophthalmologic diseases, and Acucela will have the right to jointly develop and co-promote such compound and products for such treatment(s) in the United States, all on the terms set forth in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) shall have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meaning as designated in the text of this Agreement.

1.1 “4429 Agreement” means the Co-Development and Commercialization Agreement entered into by the Parties and dated as of September 4, 2008 and any amendment(s) thereto.

1.2 “Acquirer” means another Person who controls (as defined in Section 1.4) Acucela as a result of the occurrence of Change of Control after the Effective Date.

1.3 “ACU-4429” means the chemical entity defined as the “Lead Compound” under the 4429 Agreement.

1.4 “Affiliate” means, with respect to a Party or an Acquirer, any person, corporation, partnership or other entity that controls, is controlled by, or is under common control with such Party or Acquirer, as the case may be, but only for so long as such control exists. As used in this definition, the term “control” (with correlative meanings for the terms “controlled by” and “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the direct or indirect beneficial ownership of more than 50% of the voting stock of such Party or Acquirer or by contract or otherwise.

1.5 “Aggregate Commercialization Cost Cap” has the meaning set forth in Section 7.4(c)(ii).

1.6 “Aggregate Development Cost Cap” means, (a) with respect to Licensed Product for the Initial Indication in the Initial Formulation and any New Formulation for which Acucela exercises its opt-in right under Section 3.3 and which is Developed prior to *, the amount set forth in Section 7.4(b)(i), and (b) with respect to each Other Indication Product for Other Indications for which Acucela exercises its opt-in right under Section 3.2, the amount established by the JDC as the Aggregate Development Cost Cap for such Other Indication Product for such Other Indication.

1.7 “Annual Development Cost Cap” has the meaning set forth in Section 7.4(b)(ii).

1.8 “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders and permits (including Regulatory Approvals) of or from any court, arbitrator, or governmental agency or authority having jurisdiction over or related to the subject activity or item, as they may be in effect from time to time.

1.9 “Calendar Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31 of any year.

1.10“Change of Control” means (a) a sale, conveyance, or other disposition of all or substantially all of Acucela’s assets, (b) any merger, consolidation or other business combination transaction of Acucela with or into another Person, in which the holders of the shares of voting capital stock of Acucela outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) less than a majority of the total voting power represented by the shares of voting capital stock of Acucela (or the surviving entity) outstanding immediately after such transaction, or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by any Person, or Persons acting as a “group” within the meaning of Section 13(d) of the Securities and Exchange Act of 1934, as amended, excluding in either case any Person who was a shareholder of Acucela as of the Effective Date, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Acucela; provided, however, that, in the case of clause (c) of this Section 1.10, in no event shall the acquisition of the right to acquire beneficial ownership of shares of capital stock of Acucela be deemed to be the acquisition of beneficial ownership of such shares unless and until such right has been exercised.

*	Confidential Treatment Requested.

1.11 “Commercialization” means marketing, promoting, offering for sale, selling, importing, distributing and other similar activities related to the commercial sale of Licensed Products in the Field in the Territory, including Licensed Product Detailing, market research, public relations, marketing (including direct mail, telemarketing, media placement and advertising), development of visual sales aids, medical education planning and programs (including symposia, advisory boards, conferences and seminars), educational grants and sales meetings. Commercialization includes Pre-Marketing Activities, Phase 3b Clinical Trials and Post-Approval Studies. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” have corresponding meanings.

1.12 “Commercialization Costs” means all (a) documented out-of-pocket costs and expenses actually incurred by a Party in accordance with a Commercialization Plan (and budget set forth therein) that are specifically attributable to Commercialization (other than Distribution or Manufacturing), including *, (b) documented direct and indirect internal costs (calculated on an FTE basis at the FTE Rate) incurred by a Party in conducting Phase 4 Clinical Trials, if any, in accordance with a Development Plan (and budget set forth therein), (c) documented direct and indirect internal costs (calculated on an FTE basis at the FTE Rate) incurred by a Party in conducting Phase 3b Clinical Trials and Post-Approval Studies, if any, in accordance with a Commercialization Plan (and budget set forth therein), and (d) Third Party IP Costs. Commercialization Costs exclude the following costs and expenses, which shall be borne by the Party that incurs such costs and expenses: (i) *.

1.13 “Commercialization Plan” means each plan setting forth the agreed Commercialization activities for each Licensed Product in the Field in the Territory and containing the information set out in Section 5.3, as each such plan is approved and may be amended by the JCC in accordance with this Agreement. Each Commercialization Plan shall be incorporated into this Agreement and shall form an integral part of this Agreement.

1.14 “Commercially Reasonable Efforts” means: (a) where applied to carrying out specific tasks and obligations under this Agreement, deploying appropriate resources commensurate with the tasks or obligations, and carrying out such tasks or obligations in a sustained manner; and (b) where applied to Development or Commercialization, the use of efforts and deployment of resources that a similarly situated company within the pharmaceutical industry would reasonably use were it developing or commercializing its own pharmaceutical compounds or products that are of similar market and profit potential and of similar risk profile at a similar stage in their product life as the Licensed Compound or Licensed Product, as applicable, taking into account anticipated product labeling, anticipated financial return, relevant medical and clinical considerations, anticipated regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due, but in no event less than the type and scope of efforts that the applicable Party would devote to any of its other products of similar market and profit potential and similar risk profile at a similar stage of product life.

*	Confidential Treatment Requested.

1.15 “Confidential Information” has the meaning set forth in Section 12.1.

1.16 “Control” (including any variations such as “Controlled” and “Controlling”) means, with respect to any intellectual property right or other intangible property, the possession by license or ownership by a Party or its Affiliate of the legal authority or right to grant to the other Party access and/or a license or sublicense or other right as provided herein without violating the terms of any agreement with any Third Party.

1.17 “Co-Promotion” means promotion, including Detailing and marketing, of Licensed Products by Otsuka and Acucela (and/or their respective Affiliates) under the same Regulatory Approval and the same Licensed Product trademarks in the Field in the Territory. When used as a verb, “Co-Promote” means to engage in such activities.

1.18 “Co-Promotion Agreement” has the meaning given in Section 5.4(j).

1.19 “Cost Overrun” has the meaning set forth in Section 4.3(d).

1.20 “CRO” means a Third Party contract research organization.

1.21 “Detail” or “Detailing” means, with respect to Licensed Product, a face-to-face sales call meeting in the Territory between a Party’s sales representative and a healthcare professional (to be defined in the Co-Promotion Agreement or Commercialization Plan) in such healthcare professional’s office, hospital or at other locations (but excluding medical convention exhibits and displays), during which the Party’s sales representative makes an oral presentation to the healthcare professional of the Licensed Product’s attributes, describing the FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of Licensed Product in a fair and balanced manner consistent with the requirements of the Co-Promotion Agreement, applicable policies of the respective Party, and all Applicable Laws, in a manner that is customary in the industry for the purpose of promoting a prescription pharmaceutical product.

1.22 “Developed Know-How” has the meaning set forth in Section 9.1(a).

1.23 “Developed Patent Rights” has the meaning set forth in Section 9.1(c).

1.24 “Development” means all human clinical trials (including bridging studies and Phase 4 Clinical Trials), regulatory affairs and other activities approved by the JDC which are reasonably related to developing and submitting information to the FDA for purposes of seeking and obtaining Regulatory Approval; provided that “Development” does not mean or include Phase 3b Clinical Trials, Post-Approval Studies, preclinical or CMC development activities, or Manufacturing Activities. When used as a verb, “Develop” means to engage in Development.

1.25 “Development Costs” means all documented direct and indirect costs and expenses, without any mark-up, actually incurred by or on behalf of a Party in accordance with a Development Plan (and the budget set forth therein) that are specifically attributable to Development, excluding costs of conducting Phase 4 Clinical Trials (which shall be included in Commercialization Costs) *.

*	Confidential Treatment Requested.

1.26 “Development Plan” means each written plan setting forth the agreed Development activities for the Licensed Compound and each Licensed Product in the Field in the Territory and containing the information set out in Section 4.1, as each such plan is approved and may be amended by the JDC in accordance with this Agreement. Each Development Plan shall be incorporated into this Agreement and shall form an integral part of this Agreement.

1.27 “Distribution” or “Distribution Activities” means all distribution activities related to the Licensed Product in the Territory, including, without limitation, receipt and process of orders, pick, pack and ship operations, completion and provision of sales documentation, order delivery, invoicing and collection activities, inventory control, pricing, discounting, rebating and other terms of sale, and any other distribution activities.

1.28 “Dr. Kubota” means Dr. Ryo Kubota, the Chief Executive Officer of Acucela as of the Effective Date.

1.29 “Escalation Notice” has the meaning set forth in Section 2.1(e)(i).

1.30 “Expert” means a mutually acceptable, disinterested, conflict-of-interest-free individual with such scientific, technical, regulatory and commercial experience as is necessary to resolve an Expert Matter. The Expert shall not be or have been during the preceding five (5) years an Affiliate, employee, consultant, officer or director of either Party or any of their respective Affiliates.

1.31 “Expert Matter” means an issue arising under this Agreement due to a difference of business or scientific judgment, but pertaining only to:

(a) Whether any (and, if so, which) Development activities or expenditures, which if conducted (or, in the case of expenditures, if spent) would obligate Acucela to fund Development Costs in excess of the Aggregate Development Cost Cap, are necessary to be conducted (or, in the case of expenditures, are necessary to be spent) in order to obtain Regulatory Approval;

(b) Whether any (and, if so, which) Commercialization activities or expenditures, which if conducted (or, in the case of expenditures, if spent) would obligate Acucela to fund Initial Commercialization Costs in excess of the Aggregate Commercialization Cost Cap, are necessary to be conducted (or, in the case of expenditures, are necessary to be spent) in order to improve marketing or increase sales of Licensed Product in the Field in the Territory, taking into consideration the activities conducted and expenditures incurred in connection with the commercialization of other similar pharmaceutical products then marketed and sold in the Field in the Territory;

(c) Determination of the allocation of relative fair market value of the Licensed Product and all other product(s) included in a combination product as provided in Section 1.62;

(d) Amounts of payments due from one Party to the other under this Agreement, including characterization of costs as Development Costs or Commercialization Costs for purposes of determining such payments; or

(e) Whether to terminate this Agreement for scientific reasons pursuant to Section 13.7.

1.32 “FDA” means the United States Food and Drug Administration, or any successor entity thereto.

1.33 “Field” means all human therapeutic uses for the treatment of ophthalmologic diseases including glaucoma.

1.34 “First Commercial Sale” means, for any Licensed Product, the first arm’s-length sale to a Third Party of that Licensed Product for use or consumption by an end-user in the Field in the Territory after obtaining Regulatory Approval of that Licensed Product. A First Commercial Sale shall not include a sale of any Licensed Product for use in clinical trials, for research or for other non-commercial uses, or supply of a Licensed Product as part of a compassionate use or similar program.

1.35 “Force Majeure Event” has the meaning set forth in Section 14.7.

1.36 “FTE” means the equivalent of the work of one (1) employee full time for one (1) year (consisting of * per year) in directly conducting, or indirectly supporting the conduct of, Development (including Phase 4 Clinical Trials), Phase 3b Clinical Trials and Post-Approval Studies, if any. For the avoidance of doubt, FTE does not include the work of a Party’s employees or representatives (including any sales representatives or medical science liaisons) in conducting (directly or indirectly) any Commercialization activities other than Phase 3b Clinical Trials and Post-Approval Studies. No additional payment shall be made with respect to any person who works more than such number of hours per year, and any person who devotes less than such number of hours per year shall be treated as an FTE on a pro-rata basis.

1.37 “FTE Rate” means initially *, to be adjusted on September 4, 2011 and upon every anniversary thereafter by the percentage increase, if any, in the Consumer Price Index for Urban Consumers for the West Region, All Items, as published by the U.S. Department of Labor, Bureau of Statistics, for the period since the last adjustment.

1.38 “General Commercialization Plan Outline” has the meaning set forth in Section 5.3.

1.39 “General Development Plan Outline” has the meaning set forth in Section 4.1.

1.40 “Generic Competition Commencement Date” means, on a formulation-by-formulation basis, the last day of the first Calendar Quarter in which the aggregate units of all Generic Versions (in a particular formulation) sold in the Field in the Territory equal or exceed * of the aggregate units of all Licensed Products (in that same formulation) and all Generic Versions (in that same formulation) sold in the Territory during such Calendar Quarter. As used herein, a “unit” of Licensed Products means the equivalent of a prescription for thirty (30) day supply of Licensed Product and a “unit” of Generic Versions shall be determined by IMS data (or an equivalent, reliable source of prescribing information as agreed by the JCC), and the aggregate units of Licensed Products and Generic Versions in any Calendar Quarter shall be calculated based on IMS data (or an equivalent, reliable source of prescribing information as agreed by the JCC).

*	Confidential Treatment Requested.

1.41 “Generic Version” means a pharmaceutical product sold in the Territory by a Third Party (who is not authorized by Otsuka or its Affiliates) that (a) contains the Licensed Compound as its active pharmaceutical agent, and (b) has been approved for sales introduction into interstate commerce in the Territory by reference to the Regulatory Approval for the Licensed Product pursuant to Section 505(b)(2) or 505(j) of the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301, et. seq., as it may be amended from time to time, and the rules and regulations promulgated or issued thereunder.

1.42 “Global Studies” means any human clinical trials of Licensed Product for the Initial Indication, other than bridging studies or similar studies that are conducted to show an equivalency to other clinical trials conducted in the Territory, designed to obtain information for purposes of seeking and obtaining both (a) Regulatory Approval for Licensed Product for the Initial Indication in the Territory and (b) approval of the relevant regulatory authorities to market Licensed Product for the Initial Indication in the European Union and/or Japan.

1.43 “Good Clinical Practices” or “GCP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA for designing, conducting, recording, analyzing and reporting clinical trials that involve the participation of human subjects, including as set forth in 21 C.F.R. Parts 50, 54, 56 and 312, as the same may be amended or updated from time to time.

1.44 “Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA for nonclinical laboratory studies that support or are intended to support applications to conduct research on human subjects or to obtain regulatory approval, including as set forth in 21 C.F.R. Part 58, as the same may be amended or updated from time to time.

1.45 “IND” means an Investigational New Drug Application (including any amendments thereto) with respect to any Licensed Product filed with the FDA pursuant to 21 C.F.R. §312 before commencing human clinical trials of such Licensed Product.

1.46 “Initial Commercialization Costs” has the meaning set forth in Section 7.4(c)(ii).

1.47 “Initial Formulation” means the formulation of the Licensed Product for the Initial Indication (a) intended to be used for the first Phase 3 Clinical Trial immediately following Acucela’s exercise of its Opt-In Right, if Acucela exercises the * Opt-In Right, or (b) intended to be used for purposes of filing the first NDA, if Acucela exercises the P3 Opt-In Right.

1.48 “Initial Indication” means human therapeutic uses for the treatment of glaucoma (including ocular hypertension), which is the indication of the first priority for which the Parties agree to Develop the Licensed Compound and Licensed Products pursuant to the Development Plan.

*	Confidential Treatment Requested.

1.49 “Intrinsic Defect” has the meaning set forth in Section 8.4.

1.50 “Joint Commercialization Committee” or “JCC” means the committee described in Section 2.2(a).

1.51 “Joint Development Committee” or “JDC” means the committee described in Section 2.1(a).

1.52 “Know-How” means all information, results and data of any type, in any tangible or intangible form, including databases, ideas, discoveries, inventions, trade secrets, practices, methods, tests, assays, techniques, specifications, processes, formulations, formulae, knowledge, know-how, skill, experience, materials, including pharmaceutical, chemical and biological materials, products, compounds and compositions, scientific, technical or test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies, procedures, drawings, plans, designs, diagrams, sketches, technology, documentation or descriptions. “Know-How” does not include Patent Rights.

1.53 “Launch” means the date of the First Commercial Sale of the Licensed Product for the Initial Indication in the Initial Formulation.

1.54 “Launch Year” means each succeeding twelve (12) month period commencing with Launch and ending on the date that is the anniversary of the Launch.

1.55 “Licensed Compound” means the small molecule adenosine A2a receptor agonist developed by Otsuka prior to the Effective Date and known as “OPA-6566.”

1.56 “Licensed Know-How” means (i) all proprietary Know-How Controlled by Otsuka or any of its Affiliates as of the Effective Date or at any time during the term of this Agreement, that is (a) related to the Licensed Compound or the use of the Licensed Compound (or a product containing the Licensed Compound or the use of a product containing the Licensed Compound) and (b) necessary or reasonably useful for Acucela to exercise the rights licensed to it under this Agreement or to perform its obligations under this Agreement, and (ii) all Developed Know-How.

1.57 “Licensed IP” means the Licensed Know-How and the Licensed Patent Rights.

1.58 “Licensed Patent Rights” means those Patent Rights listed on Exhibit A, attached hereto and incorporated herein, and all other Patent Rights that are Controlled by Otsuka or any of its Affiliates at any time during the term of this Agreement, that: (i) (a) claim the Licensed Compound or a product containing the Licensed Compound as a composition of matter, or claim a method of use of the Licensed Compound or a product containing the Licensed Compound and (b) are necessary or reasonably useful for Acucela to exercise the rights licensed to it under this Agreement or to perform its obligations under this Agreement; or (ii) claim or disclose any Developed Know-How. Exhibit A shall be updated from time to time as requested by either Party to reflect all Patent Rights then within the Licensed Patent Rights.

1.59 “Licensed Product” means any pharmaceutical product, in any formulation, that contains the Licensed Compound as an active chemical entity and which is Developed for use in the Field in the Territory and/or Commercialized in the Field in the Territory.

1.60 “Manufacture,” “Manufacturing” or “Manufacturing Activities” means the development of manufacturing processes for, and the manufacture and supply (including formulation, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, shipping, handling, storing and warehousing, as applicable) of, active pharmaceutical ingredient, bulk drug substance, drug product or placebos to support Development or Commercialization of the Licensed Compound or Licensed Product, as the case may be, including such manufacturing activities conducted for purposes of producing clinical supplies (or materials used in preclinical testing or research), manufacturing process development, scale-up and validation of manufacturing prior to Regulatory Approval, and manufacture and supply of commercial quantities of Licensed Product.

1.61 “NDA” means a New Drug Application for Licensed Product requesting permission to place such Licensed Product on the market in accordance with 21 C.F.R. Part 314, and all supplements or amendments thereto filed pursuant to the requirements of the FDA, including all documents, data and other information concerning such Licensed Product which are reasonably necessary for FDA approval to market Licensed Product in the Field in the Territory.

1.62 “Net Sales” means the gross amounts invoiced by Otsuka, its Affiliates or sublicensees to non-sublicensee Third Parties for the sale of Licensed Products to such Third Parties in the Field in the Territory, less the following deductions to the extent actually incurred, allowed, paid or granted with respect to such sale by the selling party:

(i) freight, postage and duties, and transportation charges on shipment of such Licensed Product, including handling and insurance on such shipment;

(ii) sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and other governmental charges imposed upon the importation, use or sale of such Licensed Product to the customer;

(iii) quantity, cash and other trade discounts;

(iv) refunds, chargebacks, allowances and other adjustments that effectively reduce the net selling price;

(v) rebates, credits, allowances, reimbursements and other adjustments paid or granted to customers, including adjustments granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, product returns and recalls;

(vi) rebates and similar payments made with respect to sales paid for or reimbursed by any governmental authority (or branch thereof) or any Third Party payor, administrator or contractee (including rebates similar to Medicare or Medicaid);

(vii) rebates, credits, chargeback and prime vendor rebates, fees (including inventory management fees, administrative and other fees), allowances, reimbursements or similar payments or credits paid or granted to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations, and price reductions/adjustments (including retroactive price reductions) required by law, regulations or contract; and

(viii) bad debts attributable or allocable to sales of Licensed Product, up to a cap of * of gross amounts invoiced in each calendar year; provided, however, that any amount that is uncollectible due to the bankruptcy of any of the then- five (5) largest pharmaceutical wholesalers/distributors in the Territory shall not be subject to the foregoing cap.

Each of the above deductions shall be substantially consistent with Otsuka’s internal accounting policies as consistently applied by Otsuka and its Affiliates in the Territory across its products at the time of sale. Any of the deductions listed in (i) through (vii) above that involves a payment by Otsuka or its Affiliate(s) or sublicensee(s) shall be taken as a deduction in the month in which the payment is accrued by such entity. Deductions listed in (viii) above shall be taken in the month in which such bad debts are written off; provided that, for any amounts written off and deducted by reason of bad debts which are later collected, such amounts shall be treated as a sale of Licensed Product in the month when collected. Otsuka and its Affiliates shall use Commercially Reasonable Efforts to collect and enforce such bad debts from the debtors.

Sales of a Licensed Product between Otsuka and any of its Affiliates or sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Licensed Product to a non-sublicensee Third Party shall be included within the computation of Net Sales. Notwithstanding anything to the contrary herein, the transfer, disposal or use of Licensed Product for de minimus or no consideration for marketing, regulatory, development or charitable purposes, such as clinical trials, compassionate use, named patient use, indigent patient programs, or commercial samples, shall not be deemed a sale hereunder.

With respect to Licensed Products, if any, that are sold in the Territory with other products in the Otsuka portfolio, Otsuka shall not, and shall cause its Affiliates not to, discount the gross invoiced sales price of such Licensed Product in an unfair or inappropriate manner that is intended to maximize the sales of other products in the Otsuka portfolio to the detriment of revenues from the sale of Licensed Product in the Field in the Territory.

If a Licensed Product is sold as part of a combination product in the Field in the Territory, the Net Sales of the Licensed Product, for the purposes of determining payments based on Net Sales, shall be determined by multiplying the *, by the fraction, A/(A+B), where:

A is * of the Licensed Product received or set by Otsuka, its Affiliates, licensees or sublicensees when sold separately in finished form in the Field in the Territory and B is * received or set by Otsuka, its Affiliates, licensees or sublicensees of the other active product(s) included in the combination product when sold separately in finished form in the Field in the Territory, in each case during the applicable Net Sales reporting period or, if sales of both the Licensed Product and the other active product(s) did not occur in such period, then in the most recent Net Sales reporting period in which sales of both occurred.

*	Confidential Treatment Requested.

In the event that such average sales price cannot be determined for both the Licensed Product and all other active product(s) included in such combination product, Net Sales for the purposes of determining payments based on Net Sales shall be calculated by multiplying the Net Sales of the combination product by the fraction of C/(C+D) where C is * of the Licensed Product and D is * of all other active product(s) included in the combination product. In such event, Otsuka shall in good faith propose to Acucela an allocation of * of the Licensed Product and all other active product(s) included in the combination product, Acucela shall in good faith consider such proposal, and the Parties shall seek to reach agreement on such allocation. If the Parties are unable to reach such agreement within * after Otsuka provides such proposal, then such matter shall be resolved as an Expert Matter in accordance with Section 14.2(a).

1.63 “New Compound” means any adenosine A2a receptor agonist, other than Licensed Compound, which is discovered, developed or acquired by Otsuka or any of its Affiliates during the term of this Agreement.

1.64 “New Compound Product” means any pharmaceutical product that contains a New Compound as an active chemical entity.

1.65 “New Formulation” means the Licensed Product for the Initial Indication in any formulation other than the Initial Formulation, and with respect to which either Otsuka or Acucela makes a proposal to the JDC to Develop as provided in Section 3.3.

1.66 “Operational Team” has the meaning set forth in Section 2.1(f).

1.67 “Opt-In Right” means either the * Opt-In Right or the P3 Opt-In Right.

1.68 “Other Indication” means any and all indications in any formulation within the Field, other than the Initial Indication, for which either Otsuka or Acucela makes a proposal to the JDC for Development of the Licensed Compound or Licensed Products as provided in Section 3.2.

1.69 “Other Indication Product” means Licensed Product in any formulation the Development of which for an Other Indication is either (a) proposed to the JDC by Otsuka or (b) proposed to the JDC by Acucela and agreed to by Otsuka in its discretion. For the avoidance of doubt, in the event that the same Licensed Product is developed and/or commercialized for both the Initial Indication and any one or more Other Indications, such Licensed Product shall be construed for purposes of this Agreement to be an Other Indication Product only with respect to those development and/or commercialization activities related to the applicable Other Indication(s), and shall remain a Licensed Product with respect to activities related to the Initial Indication. By way of illustration and not limitation, if Acucela exercises its Opt-In Right with respect to a given Licensed Product for the Initial Indication and does not exercise its Opt-In Right with respect to a given Other Indication, then (i) Acucela shall share Development Costs as set forth in Section 7.4(a) with respect to the Initial Indication, and not the Other Indication, and (ii) Acucela shall receive applicable Sharing Payments under Section 7.5 with respect to Net Sales of such Licensed Product sold for the Initial Indication, but not with respect to Net Sales of such Licensed Product that are sold for the applicable Other Indication.

*	Confidential Treatment Requested.

1.70 “* Opt-In Right” has the meaning set forth in Section 3.1(a).

1.71 “P3 Opt-In Right” has the meaning set forth in Section 3.1(b).

1.72 “Participation Percentage” means either twenty-five percent (25%) or thirty-five percent (35%), as such percentage is designated by Acucela in writing at the time Acucela exercises an Opt-In Right pursuant to Section 3.1.

1.73 “Patent Rights” means all: (a) U.S. issued patents, re-examinations, reissues, renewals, extensions and term restorations, inventors’ certificates; and (b) pending applications for U.S. patents, including provisional applications, continuations, continuations-in-part, continued prosecution, divisional and substitute applications.

1.74 “PDE” or “Primary Detail Equivalent” means a primary Detail equivalent, where a Primary Position Detail has a value of * and a Secondary Position Detail has a value of *. A Detail below the Secondary Position shall have *.

1.75 “Person” means any natural person or any corporation, company, partnership, joint venture, firm, governmental authority, or other entity, including a Party.

1.76 “Phase 2 Clinical Trial” means a human clinical trial of the Licensed Product conducted in the Territory in the specific patient population with the disease or condition of interest intended to be studied in a Phase 3 Clinical Trial for the purposes of preliminary assessment of safety and efficacy, and selection of the dose regimen(s) to be studied in a Phase 3 Clinical Trial, as described under 21 C.F.R. §312.21(b).

1.77 “Phase 2b Clinical Trial” means any Phase 2 Clinical Trial on sufficient numbers of patients that is designed to establish dosing parameters of the Licensed Product.

1.78 “Phase 3 Clinical Trial” means a human clinical trial of the Licensed Product conducted in the Territory and intended to be a pivotal trial for obtaining Regulatory Approval and to otherwise establish safety and efficacy in patients with the disease or condition being studied for purposes of filing an NDA for the Licensed Product with the FDA and that would satisfy the requirements under 21 C.F.R. §312.21(c).

1.79 “Phase 3 Clinical Trial by Adjunctive Use” means any Phase 3 Clinical Trial in which the Licensed Product is used adjunctively with other pharmaceutical product(s) that is/are approved for sale and sold in the Field in the Territory.

1.80 “Phase 3b Clinical Trial” means a human clinical trial of the Licensed Product that (a) is voluntarily conducted after the filing with the FDA of the NDA for the Licensed Product but prior to obtaining Regulatory Approval of such NDA and (b) is not required or requested by the FDA as a condition of or in connection with obtaining such Regulatory Approval. For clarity, Phase 3b Clinical Trials shall be considered part of Commercialization.

*	Confidential Treatment Requested.

1.81 “Phase 4 Clinical Trial” means a human clinical trial of the Licensed Product conducted after receipt of Regulatory Approval that is required by the FDA to be conducted after Regulatory Approval as a condition of obtaining and maintaining such Regulatory Approval. For clarity, the design and conduct of Phase 4 Clinical Trials (and review and approval of the same) shall be within the responsibilities of the JDC and included in a Development Plan but the costs of conducting Phase 4 Clinical Trials shall be included in Commercialization Costs.

1.82 “Post-Approval Studies” means any human clinical trials or studies, including marketing studies, epidemiological studies, modeling and pharmacoeconomic studies, investigator sponsored clinical trials and post-marketing surveillance studies, of the Licensed Product, other than Phase 4 Clinical Trials, that are conducted after receipt of Regulatory Approval and that are not intended for use as a basis for obtaining or maintaining such Regulatory Approval. For clarity, Post-Approval Studies shall be considered part of Commercialization.

1.83 “Post-Opt-In Cost Overrun” has the meaning set forth in Section 7.4(e).

1.84 “Pre-Marketing Activities” means all Commercialization activities undertaken with respect to the Licensed Product after the filing with the FDA of the NDA for the Licensed Product but prior to First Commercial Sale thereof and in preparation for the Launch. Pre-Marketing shall include advertising, education, product-related public relations, health care economic studies, governmental affairs activities for reimbursement and formulary acceptance, trademark selection, filing, prosecution, and enforcement, and other activities included within the Commercialization Plan prior to the First Commercial Sale of a Licensed Product in the Territory.

1.85 “Primary Position” means a Licensed Product presentation in a Detail in which a Party’s sales representative promotes Licensed Product first in the Detail and emphasizes and promotes that Licensed Product more than any other product in the Detail, and where such Licensed Product receives greater than fifty percent (50%) of the total call time in the Detail.

1.86 “Primary Position Detail” means a Detail in which a Party’s sales representative promotes Licensed Product in the Primary Position.

1.87 “Qualified IPO” has the meaning set forth in Section 3.1(a)(ii).

1.88 “Regulatory Approval” means approval by the FDA of the NDA for the Licensed Product (including an Other Indication Product and New Formulation, if any) in the Field in the Territory.

1.89 “Regulatory Filings” means any document filed with the FDA, including INDs, NDAs, Drug Master Files and the like.

1.90 “Responsible Party” means, (i) with respect to Development activities for the Territory for any Licensed Product for the Initial Indication in the Initial Formulation and any New Formulation or for any Other Indication Product, in each case following Acucela’s exercise of an Opt-In Right with respect to such Licensed Product or Other Indication Product, Acucela unless otherwise mutually agreed by the Parties, and (ii) with respect to Co-Promotion by the Parties following Acucela’s exercise of an Opt-In Right, the Party(ies) designated, in the applicable Commercialization Plan, as responsible for conducting applicable Commercialization activities under such Commercialization Plan.

1.91 “ROFN Period” means the period commencing on the date on which Acucela exercises an Opt-In Right under Section 3.1 and expiring on the date that is * after Launch.

1.92 “Secondary Position” means a Licensed Product presentation in a Detail in which a Party’s sales representative promotes Licensed Product second in the Detail and emphasizes and promotes Licensed Product more than any other product in the Detail except for the product that is presented in first, and where such Licensed Product receives at least * of the total call time in the Detail.

1.93 “Secondary Position Detail” means a Detail in which a Party’s sales representative promotes Licensed Product in the Secondary Position.

1.94 “Senior Executives” has the meaning set forth in Section 2.1(e)(ii).

1.95 “Sharing Payment” has the meaning set forth in Section 7.5.

1.96 “Territory” means the United States of America, including the District of Columbia and all states, territories, possessions and protectorates thereof.

1.97 “Third Party” means any Person other than a Party or a Party’s Affiliate.

1.98 “Third Party IP” has the meaning set forth in Section 2.1(b)(xiii).

1.99 “Third Party IP Costs” means all upfront payments, milestone payments, license fees, royalties or other payments paid or payable to any Third Party under any agreement to license or acquire rights to Third Party IP following a determination by the JDC or the JCC (in accordance with Section 2.1(b)(xiii) or Section 2.2(b)(viii), respectively) that it is necessary or advisable to obtain such Third Party IP license or rights in order to use, import, offer for sale or sell Licensed Product in the Field in the Territory or in order to Manufacture Licensed Product for use, import or sale in the Field in the Territory; provided, however, that if any agreement pursuant to which such Third Party IP license or rights are obtained also conveys rights (i) for products and/or technology that are not Licensed Products and/or (ii) for use, import or sale outside the Territory, then only that portion of such payments that is fairly allocable to Licensed Product used, imported, offered for sale or sold or Manufactured for use, import or sale in the Territory shall be included within Third Party IP Costs.

1.100 “U.S.-Only Studies” means any human clinical trials of Licensed Product for the Initial Indication designed to obtain information for purposes of seeking and obtaining Regulatory Approval for Licensed Product for the Initial Indication in the Territory only, including bridging studies and similar studies that are conducted to show an equivalency to other clinical trials conducted in the Territory.

*	Confidential Treatment Requested.

ARTICLE 2

GOVERNANCE

2.1 Joint Development Committee.

(a) Formation and Composition. Within thirty (30) days after the Effective Date, the Parties shall establish a “Joint Development Committee,” or “JDC.” The JDC initially shall be comprised of eight (8) members, four (4) of whom shall be representatives appointed by Otsuka and four (4) of whom shall be representatives appointed by Acucela. At least one (1) representative appointed by each Party to the JDC shall have sufficient seniority and authority to make decisions on behalf of such Party and at least two (2) representatives appointed by each Party to the JDC shall have relevant U.S. clinical development and/or U.S. regulatory affairs expertise. Subject to Section 4.7, each Party shall appoint one (1) of its representatives as co-chairperson of the JDC. The JDC may change its size from time to time by mutual consent of its members, provided that the JDC shall include at all times an equal number of representatives of each Party. Each Party may replace its JDC representatives at any time upon written notice to the other Party. Any member of the JDC may designate a substitute to attend and perform the functions of that member at any meeting of the JDC. Each Party may invite non-members to participate in the discussions and meetings of the JDC, provided that such participants shall have no voting authority at the JDC.

(b) Responsibilities. The JDC shall be an ongoing, operational committee (and not merely an advisory body) responsible for the implementation of all phases of the Development Plan. The responsibilities of the JDC during Development shall be to:

(i) review, coordinate, and discuss the overall strategy for Development, including regulatory strategies for obtaining Regulatory Approval for each Licensed Product in the Field in the Territory;

(ii) prepare, review and approve each Development Plan for Licensed Product for the Initial Indication (including in the Initial Formulation and any New Formulation), including budgets of Development Costs contained therein, and any amendments to each such Development Plan or budgets contained therein;

(iii) oversee and manage the implementation of each Development Plan;

(iv) facilitate the exchange of Know-How between the Parties with respect to the Development activities and establish procedures for the efficient sharing of Know-How necessary or useful for Development hereunder, including sharing and discussing the clinical information and data generated by or on behalf of the Parties in the course of performing Development hereunder;

(v) select CROs and designate Development activities to be conducted by such CROs, if any;

(vi) oversee (including through Operational Team discussions) preclinical and CMC development activities performed by Otsuka with respect to the Licensed Product;

(vii) approve members of the Development team, which must include at least one individual who has sufficient expertise and experience in ophthalmology drug development in the Initial Indication;

(viii) prepare, review and approve the Development Plan and any amendments thereto for any Other Indication Product, including budgets of Development Costs contained therein, and establish the Aggregate Development Cap for such Other Indication Product;

(ix) review and approve the design of any Phase 4 Clinical Trials and consider and approve the use(s) and dissemination in the Territory of the data resulting from such Phase 4 Clinical Trials (notwithstanding that the costs of any such Phase 4 Clinical Trials will be Commercialization Costs);

(x) review any information provided by a Party with respect to a Cost Overrun or Post-Opt-In Cost Overrun and approve any appropriate steps to address such Cost Overrun or Post-Opt-In Cost Overrun;

(xi) consider and determine whether the Licensed Compound or Licensed Product has failed in Development for purposes of Section 3.4(b);

(xii) only if and after Acucela exercises an Opt-In Right, serve as a venue for discussing impacts, if any, of development of the Licensed Product outside the Territory or outside the Field on Development of Licensed Product in the Field in the Territory;

(xiii) until formation of the JCC (at which time, the responsibilities described in this Section 2.1(b)(xiii) shall be automatically transferred to the JCC), (a) determine whether it is necessary or advisable to license or otherwise acquire rights under a Third Party’s Patent Rights or Know-How in the Territory (the “Third Party IP”) in order to use, import, offer for sale or sell Licensed Product in the Field in the Territory or in order to Manufacture Licensed Product for use, import or sale in the Field in the Territory, giving due consideration to each Party’s information, analyses, opinions and recommendations related thereto, and (b) if such license or acquisition is determined by the JDC to be so necessary or advisable discuss and recommend appropriate financial terms and conditions (including the scope of the license to be negotiated) for each such license or acquisition agreement;

(xiv) establish Operational Teams, as set forth in Section 2.1(f) below to oversee the Parties’ activities pursuant to this Agreement, including an Operational Team to discuss the strategy and plans for filing, prosecution and maintenance of the Developed Patent Rights;

(xv) review and consult with the JCC regarding the design of any Phase 3b Clinical Trials or Post-Approval Studies and the use(s) and dissemination in the Territory of the data resulting from such Phase 3b Clinical Trials or Post-Approval Studies;

(xvi) following submission of a proposal to Develop Licensed Product for an Other Indication pursuant to Section 3.2 or following submission of a proposal to Develop a New Formulation pursuant to Section 3.3, discuss whether and when (if at all) to Develop an Other Indication Product or a New Formulation, as the case may be;

(xvii) discuss the Parties’ scientific presentation and publication strategy relating to Licensed Compound and Licensed Products in the Field in the Territory; and

(xviii) perform such other duties or functions as are specifically assigned to the JDC by the Parties pursuant to this Agreement or in a writing executed by both Parties.

(c) Meetings. The JDC shall hold meetings as often as the members may determine, but in any event JDC meetings shall occur not less than once per Calendar Quarter. Each co-chairperson of the JDC shall, on a rotating basis, provide the other JDC members at least ten (10) days prior written notice of each JDC meeting. Notwithstanding the foregoing, notice of any JDC meeting may be waived in writing at any time, either before, during or after such JDC meeting, and attendance of any member at such JDC meeting shall constitute a valid waiver of notice of any such JDC meeting, unless such member attends the JDC meeting for the express purpose of objecting to the failure to provide valid notice. JDC meetings may be held in person or by any means of telecommunications or video conference as the members deem necessary or appropriate; provided that at least one (1) JDC meeting per year shall be held in person and the location of such in-person JDC meeting shall alternate between a location chosen by Otsuka and a location chosen by Acucela. A quorum for JDC meetings shall be four (4) members with at least two (2) members from each Party. Each Party shall bear its own costs to attend and participate in the JDC meetings.

(d) Agenda, Minutes. The co-chairpersons of the JDC shall have no independent voting power, but shall, on a rotating basis, lead each meeting of the JDC, prepare the agenda for each meeting (based on the comments and suggestions of each Party, with each such agenda to contain all agenda items requested by a Party to be included) and prepare the minutes of each meeting for review and approval by the JDC at the next meeting. The draft minutes shall be sent to all members of the JDC for comment promptly after each such meeting (but in no event more than thirty (30) days after each such meeting). All actions noted in the minutes shall be reviewed and approved at the next meeting of the JDC; provided that if the Parties cannot agree as to the content of the minutes by the time the JDC next meets, such minutes shall be finalized to reflect any areas of disagreement.

(e) Decision Making. The JDC may make decisions with respect to any subject matter that is within the purview of the JDC’s responsibilities under Section 2.1(b). All decisions of the JDC shall be made by unanimous vote, with each Party’s members collectively having one (1) vote, which vote shall be cast by each Party’s co-chairperson of the JDC (or his or her designee), subject to the applicable quorum requirements. The JDC shall use reasonable efforts to resolve any disputes or disagreements concerning the matters within its responsibilities.

(i) Escalation to Senior Management. In the event the JDC cannot reach an agreement regarding a decision within the JDC’s responsibilities within fifteen (15) days after it has met and attempted to reach such consensus, then either Party may, by written notice to the other Party (an “Escalation Notice”), have such matter referred for resolution to a designated senior management representative who shall have authority to bind each Party (collectively, the “Senior Executives”). The Senior Executives shall use good faith efforts to resolve any matter referred to them as soon as practicable.

(ii) Deciding Vote. If the Senior Executives are unable to resolve any matter set forth in an Escalation Notice within thirty (30) days after the applicable Party receives such Escalation Notice, then Otsuka shall have final decision-making authority with respect to all matters within the responsibilities of the JDC; provided that, Otsuka shall not have the right to use such final decision-making authority to require Acucela (if and after Acucela exercises an Opt-In Right) to fund any Development Costs in excess of the applicable Aggregate Development Cost Cap. Disputes regarding matters not within the responsibilities of the JDC (or the JCC) shall be resolved pursuant to Section 14.2(b).

(f) Operational Teams. From time to time the JDC may establish and delegate duties to subcommittees or directed teams (each, an “Operational Team”), the composition of which shall be determined by the JDC. The Operational Teams may be established on an ad hoc or “as-needed” basis; provided that, within thirty (30) days after the Effective Date, an Operational Team to discuss and provide operational input on preclinical and CMC development activities with respect to the Licensed Product shall be established by the Parties and shall be composed of such number of members from each Party as are agreed upon by the Parties. Each Operational Team shall operate pursuant to procedures to be defined by the JDC. Each Operational Team and its activities shall be subject to the oversight, review and approval of, and shall report to, the JDC. In no event shall the authority of any Operational Team exceed that specified for the JDC under this Section 2.1. Any disagreement between the representatives of the Parties on an Operational Team shall be referred to the JDC for resolution in accordance with Section 2.1(e).

(g) Scope of Governance. The JDC shall perform its responsibilities under this Agreement based on the principles of diligence, prudence and good scientific and business judgment. Notwithstanding the creation of the JDC, each Party shall retain the rights, powers and discretion granted to it under this Agreement. The JDC shall have only the powers assigned expressly to it under this Article 2 and elsewhere in this Agreement and shall not be delegated or vested with any rights, powers or discretion unless such delegation or vesting is expressly agreed upon by the Parties in writing. The JDC shall not have any power to amend, modify or waive compliance under this Agreement, and no decision of the JDC shall be enforceable to the extent it is in contravention of any terms and conditions of this Agreement. Unless otherwise agreed by the Parties, the JDC shall have no authority and no responsibility for any development of the Licensed Compound or Licensed Products outside the Territory or outside the Field.

2.2 Joint Commercialization Committee.

(a) Formation and Composition. Within thirty (30) days after (i) if Acucela exercises the * Opt-In Right, positive top-line data have been obtained as a result of the latest Phase 3 Clinical Trial (other than any Phase 3 Clinical Trial by Adjunctive Use), or (ii) if Acucela does not exercise the * Opt-In Right, Acucela’s exercise of the P3 Opt-In Right, the Parties shall establish a “Joint Commercialization Committee,” or “JCC.” For the avoidance

*	Confidential Treatment Requested.

of doubt, if Acucela does not exercise either the * Opt-In Right or the P3 Opt-In Right, the Parties shall not establish a Joint Commercialization Committee. If established, the JCC initially shall be comprised of six (6) members, three (3) of whom shall be representatives appointed by Otsuka and three (3) of whom shall be representatives appointed by Acucela. At least one (1) representative appointed by each Party to the JCC shall have sufficient seniority and authority to make decisions on behalf of such Party and at least two (2) representatives appointed by each Party to the JCC shall have relevant U.S. commercialization expertise. Each Party shall appoint one (1) of its representatives as co-chairperson of the JCC. The JCC may change its size from time to time by mutual consent of its members, provided that the JCC shall include at all times an equal number of representatives of each Party. Each Party may replace its JCC representatives at any time upon written notice to the other Party. Any member of the JCC may designate a substitute to attend and perform the functions of that member at any meeting of the JCC. Each Party may invite non-members to participate in the discussions and meetings of the JCC, provided that such participants shall have no voting authority at the JCC.

(b) Responsibilities. The JCC shall be an ongoing, operational committee (and not merely an advisory body) responsible for the implementation of all phases of the Commercialization Plan. The responsibilities of the JCC shall be to:

(i) prepare, review and approve each Commercialization Plan, including budgets of Commercialization Costs contained therein, and any amendments to each Commercialization Plan or budgets contained therein;

(ii) oversee and manage the implementation of the Commercialization Plan, including Manufacturing Activities and Distribution Activities;

(iii) coordinate regarding the creation, training, deployment and management of the Parties’ sales forces for any Licensed Product, including regarding sales force responsibilities and adjustments in sizing, as appropriate;

(iv) determine which Party will be the Responsible Party with respect to specific Commercialization activities under each Commercialization Plan, which determination will be reflected in the applicable Commercialization Plan;

(v) communicate and coordinate regarding promotion, including Detailing, of Licensed Products;

(vi) review, in consultation with the JDC, and approve the design of any Phase 3b Clinical Trials or Post-Approval Studies and consider and approve the use(s) and dissemination in the Territory of the data resulting from such Phase 3b Clinical Trials or Post-Approval Studies;

(vii) serve as a venue for discussing impacts, if any, of commercialization of the Licensed Product outside the Territory or outside the Field on Commercialization of Licensed Product in the Field in the Territory;

(viii) (a) determine whether it is necessary or advisable to license or otherwise acquire rights under Third Party IP in order to use, import or sell Licensed Product in

*	Confidential Treatment Requested.

the Field in the Territory or in order to Manufacture Licensed Product for use, import or sale in the Field in the Territory, giving due consideration to each Party’s information, analyses, opinions and recommendations related thereto, and (b) if such license or acquisition is determined by the JCC to be so necessary or advisable (or was so determined by the JDC prior to formation of the JCC), discuss and recommend appropriate financial terms and conditions (including the scope of the license to be negotiated) for each such license or acquisition agreement;

(ix) determine the quantities, and establish the cost, of promotional samples of Licensed Product to be provided to the Parties for use in their performance of Co-Promotion;

(x) discuss the Parties’ publication strategy relating to commercialized Licensed Products within the Field in the Territory;

(xi) review any information provided by a Party with respect to a Post-Opt-In Cost Overrun and approve any appropriate steps to address such Post-Opt-In Cost Overrun;

(xii) communicate and coordinate regarding integration of Licensed Products into the managed care system; and

(xiii) perform such other duties or functions as are specifically assigned to the JCC by the Parties pursuant to this Agreement or in a writing executed by both Parties.

(c) Meetings. The JCC shall hold meetings as often as the members may determine, but in any event JCC meetings shall occur not less than once per Calendar Quarter. Each co-chairperson of the JCC shall, on a rotating basis, provide the other JCC members at least ten (10) days prior written notice of each JCC meeting. Notwithstanding the foregoing, notice of any JDC meeting may be waived in writing at any time, either before, during or after such JCC meeting, and attendance of any member at such JCC meeting shall constitute a valid waiver of notice of any such JCC meeting, unless such member attends the JCC meeting for the express purpose of objecting to the failure to provide valid notice. JCC meetings may be held in person or by any means of telecommunications or video conference as the members deem necessary or appropriate; provided that at least one (1) JCC meeting per year shall be held in person and the location of such in-person JCC meeting shall alternate between a location chosen by Otsuka and a location chosen by Acucela. A quorum for JCC meetings shall be four (4) members with at least two (2) members from each Party. Each Party shall bear its own costs to attend and participate in the JCC meetings.

(d) Agenda, Minutes. The co-chairpersons of the JCC shall have no independent voting power, but shall, on a rotating basis, lead each meeting of the JCC, prepare the agenda for each meeting (based on the comments and suggestions of each Party, with each such agenda to contain all agenda items requested by a Party to be included) and prepare the minutes of each meeting for review and approval by the JCC at the next meeting. The draft minutes shall be sent to all members of the JCC for comment promptly after each such meeting (but in no event more than thirty (30) days after each such meeting). All actions noted in the minutes shall be reviewed and approved at the next meeting of the JCC; provided that if the Parties cannot agree as to the content of the minutes by the time the JCC next meets, such minutes shall be finalized to reflect any areas of disagreement.

(e) Decision Making. The JCC may make decisions with respect to any subject matter that is within the purview of the JCC’s responsibilities under Section 2.2(b). All decisions of the JCC shall be made by unanimous vote, with each Party’s members collectively having one (1) vote, which vote shall be cast by each Party’s co-chairperson of the JCC (or his or her designee), subject to the applicable quorum requirements. The JCC shall use reasonable efforts to resolve any disputes or disagreements concerning the matters within its responsibilities.

(i) Escalation to Senior Management. In the event the JCC cannot reach an agreement regarding a decision within the JCC’s responsibilities within fifteen (15) days after it has met and attempted to reach such consensus, then either Party may, by written Escalation Notice to the other Party, have such matter referred for resolution to the Senior Executives. The Senior Executives shall use good faith efforts to resolve any matter referred to them as soon as practicable.

(ii) Deciding Vote. If the Senior Executives are unable to resolve any matter set forth in an Escalation Notice within thirty (30) days after the applicable Party receives such Escalation Notice, then Otsuka shall have final decision-making authority with respect to all matters within the responsibilities of the JCC; provided that, Otsuka shall not have the right to use such final decision-making authority to require Acucela to fund any Initial Commercialization Costs in excess of the Aggregate Commercialization Cost Cap. Disputes regarding matters not within the responsibilities of the JCC (or the JDC) shall be resolved pursuant to Section 14.2(b).

(f) Scope of Governance. The JCC shall perform its responsibilities under this Agreement based on the principles of diligence, prudence and good scientific and business judgment. Notwithstanding the creation of the JCC, each Party shall retain the rights, powers and discretion granted to it under this Agreement. The JCC shall have only the powers assigned expressly to it under this Article 2 and elsewhere in this Agreement and shall not be delegated or vested with any rights, powers or discretion unless such delegation or vesting is expressly agreed upon by the Parties in writing. The JCC shall not have any power to amend, modify or waive compliance under this Agreement, and no decision of the JCC shall be enforceable to the extent it is in contravention of any terms and conditions of this Agreement. Unless otherwise agreed by the Parties, the JCC shall have no authority and no responsibility for any commercialization of the Licensed Compound or Licensed Products outside the Territory.

ARTICLE 3

CERTAIN RIGHTS AND RESTRICTIONS

3.1 Opt-In Right for Initial Indication in the Initial Formulation. In accordance with this Section 3.1, Acucela shall have an opt-in right to co-Develop and Co-Promote with Otsuka (and its Affiliates) the Licensed Compound and Licensed Products for the Initial Indication in the Initial Formulation in the Territory pursuant to Development Plans, Commercialization Plans and the terms of this Agreement.

(a) * Opt-In Right. * (such * period referred to as the “* Opt-In Exercise Period”), Acucela shall notify Otsuka in writing of its decision as to whether it will exercise its right to co-Develop and Co-Promote the Licensed Products for the Initial Indication in the Initial Formulation in the Territory (the “* Opt-In Right”).

(i) If Acucela elects to exercise the * Opt-in Right, it shall designate in its written exercise notice the applicable Participation Percentage (25% or 35%) selected by Acucela.

(ii) If, within the * Opt-In Exercise Period, Acucela notifies Otsuka of its decision not to exercise the * Opt-In Right or fails to notify Otsuka of its decision whether or not it elects to exercise the * Opt-In Right, Acucela shall have the right to exercise the P3 Opt-In Right pursuant to Section 3.1(b) and this Agreement will remain in effect in accordance with its terms, except that, if Acucela does not exercise the * Opt-In Right within the * Opt-In Exercise Period and if an initial public offering of Acucela’s stock on a recognized stock exchange in the Territory or in Japan with net proceeds to Acucela of at least * (a “Qualified IPO”) occurs any time prior to or during the * Opt-In Exercise Period, Acucela shall forfeit the P3 Opt-In Right and Otsuka shall have the right to terminate this Agreement by giving written notice of termination to Acucela, provided that Otsuka shall have * after expiration of the * Opt-In Exercise Period to exercise such termination right.

(b) P3 Opt-In Right. If Acucela does not exercise the * Opt-In Right during the * Opt-In Exercise Period, and provided that Acucela has not forfeited the P3 Opt-In Right pursuant to Section 3.1(a)(ii), then, within ninety (90) days after * (such 90-day period referred to as the “P3 Opt-In Exercise Period”), Acucela shall notify Otsuka in writing of its decision as to whether it will exercise its right to co-Develop and Co-Promote Licensed Product for the Initial Indication in the Initial Formulation in the Territory (the “P3 Opt-In Right”). If Acucela elects to exercise the P3 Opt-in Right, it shall designate in its written exercise notice the applicable Participation Percentage (25% or 35%) selected by Acucela.

(c) Effect of Exercise of Opt-In Right. If Acucela exercises either the * Opt-In Right or the P3 Opt-In Right within the * Opt-In Exercise Period or the P3 Opt-In Exercise Period, respectively: (i) the licenses to Acucela pursuant to Sections 6.2 and 6.3 shall become effective; (ii) Acucela shall thereafter (A) co-Develop the Licensed Products for the Initial Indication in the Initial Formulation in the Territory in accordance with Section 4.4, (B) Co-Promote Licensed Product for the Initial Indication in the Initial Formulation in the Territory in accordance with Section 5.4 and pursuant to the Co-Promotion Agreement, and (C) fund a percentage of all Development Costs and a percentage of all Commercialization Costs, in each case relating to the Licensed Product for the Initial Indication in the Initial Formulation for the Territory, in accordance with and subject to the terms of Section 7.4; (iii) subject to the terms of Section 7.4(b) and Section 7.4(c), Acucela shall obtain, without assistance from Otsuka, all funding necessary to meet and comply with its co-Development and Co-Promotion obligations; and (iv) all other terms and conditions of this Agreement shall remain in effect.

(d) Failure to Exercise Opt-In Right. If Acucela does not exercise the * Opt-In Right within the * Opt-In Exercise Period and, provided that Otsuka has not terminated this Agreement pursuant to Section 3.1(a)(ii), if Acucela subsequently notifies Otsuka of its

*	Confidential Treatment Requested.

decision not to exercise the P3 Opt-In Right or fails to notify Otsuka of its decision whether or not it elects to exercise the P3 Opt-In Right, in either case within the P3 Opt-In Exercise Period, this Agreement shall automatically terminate at the expiration of the P3 Opt-In Exercise Period.

3.2 Other Indications. At any time during the term of this Agreement, Otsuka or Acucela may submit to the JDC a proposal for Development of Licensed Product for an Other Indication in any formulation in the Territory. Such proposal will contain data and information supporting the proposal, including from any preclinical or other activities previously conducted by Otsuka with respect to Licensed Product for such Other Indication. If a proposal for Development of Licensed Product for an Other Indication is submitted by Otsuka, or if a proposal for Development of Licensed Product for an Other Indication is submitted by Acucela and agreed to by Otsuka in its discretion (in which case such Licensed Product shall be deemed an “Other Indication Product”), the JDC shall then prepare and approve a Development Plan, including a budget of Development Costs, and shall establish the Aggregate Development Cost Cap for such Other Indication Product. For the avoidance of doubt, Otsuka may in its discretion agree upon or reject any proposal made by Acucela to Develop Licensed Product for any Other Indication.

(a) Development Prior to Exercise of Opt-In Right. If Otsuka makes a proposal or agrees to a proposal made by Acucela for Development of an Other Indication Product prior to Acucela’s exercise of an Opt-In Right under Section 3.1, Acucela shall conduct Development of such Other Indication Product on behalf of Otsuka, and Otsuka shall bear all Development Costs and compensate Acucela for Development of such Other Indication Product in accordance with the terms of Section 4.3.

(b) Other Indication Opt-In Right. Acucela shall have an opt-in right to co-Develop and Co-Promote with Otsuka (and its Affiliates) any Other Indication Product in the Territory pursuant to Development Plans, Commercialization Plans and the terms of this Agreement as follows:

(i) If Otsuka makes a proposal or agrees to a proposal made by Acucela for Development of an Other Indication Product prior to Acucela’s exercise of an Opt-In Right under Section 3.1, then, provided that Acucela exercises an Opt-In Right under Section 3.1, Acucela shall notify Otsuka in writing of its decision as to whether it will exercise its right to co-Develop and Co-Promote such Other Indication Product in the Territory either (A) at the same time that Acucela exercises the * Opt-In Right or the P3 Opt-In Right (as applicable) or (B) within * after the JDC has approved the Development Plan (including budget) and Aggregate Development Cost Cap for such Other Indication Product, whichever of (A) or (B) is later. For clarity, Acucela shall have no opt-in right under this Section 3.2(b), and shall have no right to co-Develop or Co-Promote an Other Indication Product, if Acucela does not exercise its Opt-In Right with respect to the Initial Indication in the Initial Formulation under Section 3.1.

(ii) If Otsuka makes a proposal or agrees to a proposal made by Acucela for Development of an Other Indication Product following Acucela’s exercise of the Opt-In Right under Section 3.1, then Acucela shall notify Otsuka in writing of its decision as to whether or not it will exercise its right to co-Develop and Co-Promote such Other Indication Product in the Territory (in addition to co-Developing and Co-Promoting Licensed Product for the Initial Indication), within * after the JDC has approved the Development Plan (including budget) and Aggregate Development Cost Cap for such Other Indication Product.

*	Confidential Treatment Requested.

(c) Effect of Other Indication Opt-In. If Acucela exercises the opt-in right to co-Develop and Co-Promote an Other Indication Product within the applicable time period set forth in Section 3.2(b) above: (i) the licenses to Acucela pursuant to Sections 6.2 and 6.3 shall become effective with respect to the applicable Other Indication Product; (ii) Acucela shall thereafter (A) co-Develop such Other Indication Product in accordance with Section 4.4, (B) Co-Promote such Other Indication Product in the Territory in accordance with Section 5.4 and pursuant to the Co-Promotion Agreement, and (C) fund a percentage of all Development Costs and a percentage of all Commercialization Costs, in each case relating to such Other Indication Product, in accordance with the terms of Section 7.4; (iii) subject to the terms of Section 7.4(b), Acucela shall obtain, without assistance from Otsuka, all funding necessary to meet and comply with its co-Development and Co-Promotion obligations; (iv) Acucela shall pay the Other Indication Product opt-in fee and the Other Indication Product milestone payment as set forth in Sections 7.1(b) and 7.2(c), respectively; and (v) all other terms and conditions of this Agreement shall remain in effect and shall apply to such Other Indication Product.

(d) Failure to Exercise Other Indication Opt-In Right. If Acucela does not exercise the opt-in right to co-Develop and Co-Promote an Other Indication Product within the applicable time period set forth in Section 3.2(b) above, Otsuka shall have the right to develop and commercialize such Other Indication Product in the Territory; provided that Acucela shall conduct Development activities for such Other Indication Product with respect to such Other Indication in the Territory on behalf of Otsuka, and Otsuka shall bear all Development Costs and compensate Acucela for Development of such Other Indication Product in accordance with the terms of Section 4.3. For clarity, if Acucela does not exercise the opt-in right to co-Develop and Co-Promote an Other Indication Product within the applicable time period set forth in Section 3.2(b) above, Acucela shall have no right to Co-Promote such Other Indication Product in the Territory, no Sharing Payment shall be payable to Acucela with respect to Net Sales of such Other Indication Product and all revenue from sales of such Other Indication Product in the Territory shall be excluded from the Net Sales on which the Sharing Payment is paid to Acucela pursuant to Section 7.5. For the avoidance of doubt, if any product is both a Licensed Product and an Other Indication Product, only Net Sales with respect to Other Indications for which Acucela did not exercise its Opt-In Right shall be so excluded in the determination of the applicable Sharing Payment.

3.3 New Formulations. At any time during the term of this Agreement, Otsuka or Acucela may submit to the JDC a proposal for Development of a New Formulation in the Territory. Such proposal will contain data and information supporting the proposal, including from any preclinical or other activities previously conducted by Otsuka with respect to such New Formulation. If a proposal for Development of a New Formulation is submitted by Otsuka, or if a proposal for Development of a New Formulation is submitted by Acucela and agreed to by Otsuka in its discretion, the JDC shall then prepare and approve a Development Plan, including a budget of Development Costs, for such New Formulation; provided, that the same Aggregate Development Cost Cap shall apply with respect to Development Costs for Licensed Product for the Initial Indication in the Initial Formulation and in the applicable New Formulation. For the avoidance of doubt, Otsuka may in its discretion agree upon or reject any proposal made by Acucela to Develop any New Formulation.

(a) Development Prior to Exercise of Opt-In Right. If Otsuka makes a proposal or agrees to a proposal made by Acucela for Development of a New Formulation prior to Acucela’s exercise of an Opt-In Right under Section 3.1, Acucela shall conduct Development of such New Formulation on behalf of Otsuka, and Otsuka shall bear all Development Costs and compensate Acucela for Development of such New Formulation in accordance with the terms of Section 4.3.

(b) New Formulation Opt-In Right. Acucela shall have an opt-in right to co-Develop and Co-Promote with Otsuka (and its Affiliates) any New Formulation in the Territory pursuant to Development Plans, Commercialization Plans and the terms of this Agreement as follows:

(i) If Otsuka makes a proposal or agrees to a proposal made by Acucela for Development of a New Formulation prior to Acucela’s exercise of an Opt-In Right under Section 3.1, then, provided that Acucela exercises an Opt-In Right under Section 3.1, Acucela shall notify Otsuka in writing of its decision as to whether it will exercise its right to co-Develop and Co-Promote such New Formulation in the Territory either (A) * Acucela exercises the * Opt-In Right or the P3 Opt-In Right (as applicable) or (B) within * days after the JDC has approved the Development Plan (including budget) for such New Formulation, whichever of (A) or (B) is later. For clarity, Acucela shall have no opt-in right under this Section 3.3(b), and shall have no right to co-Develop or Co-Promote a New Formulation, if Acucela does not exercise its Opt-In Right with respect to the Initial Indication in the Initial Formulation under Section 3.1.

(ii) If Otsuka makes a proposal or agrees to a proposal made by Acucela for Development of a New Formulation following Acucela’s exercise of the Opt-In Right under Section 3.1, then Acucela shall notify Otsuka in writing of its decision as to whether it will exercise its right to co-Develop and Co-Promote such New Formulation in the Territory (in addition to co-Developing and Co-Promoting Licensed Product for the Initial Indication in the Initial Formulation), within * after the JDC has approved the Development Plan (including budget) for such New Formulation.

(c) Effect of New Formulation Opt-In. If Acucela exercises the opt-in right to co-Develop and Co-Promote a New Formulation within the applicable time period set forth in Section 3.3(b) above: (i) the licenses to Acucela pursuant to Sections 6.2 and 6.3 shall become effective with respect to the applicable New Formulation; (ii) Acucela shall thereafter (A) co-Develop such New Formulation in accordance with Section 4.4, (B) Co-Promote such New Formulation in the Territory in accordance with Section 5.4 and pursuant to the Co-Promotion Agreement, and (C) fund a percentage of all Development Costs and a percentage of all Commercialization Costs, in each case relating to such New Formulation, in accordance with the terms of Section 7.4; (iii) subject to Section 7.4(b), Acucela shall obtain, without assistance from Otsuka, all funding necessary to meet and comply with its co-Development and Co-Promotion obligations; (iv) Acucela shall pay the New Formulation opt-in fee as set forth in Section 7.1(c) (but, for clarity, Acucela shall have no obligation to pay any development milestones with respect to such New Formulation); and (v) all other terms and conditions of this Agreement shall remain in effect and shall apply to such New Formulation.

*	Confidential Treatment Requested.

(d) Failure to Exercise New Formulation Opt-In Right. If Acucela does not exercise the opt-in right to co-Develop and Co-Promote a New Formulation within the applicable time period set forth in Section 3.3(b) above, Otsuka shall have the right to develop and commercialize such New Formulation in the Territory; provided that Acucela shall conduct Development activities for such New Formulation with respect to such New Formulation in the Territory on behalf of Otsuka, and Otsuka shall bear all Development Costs and compensate Acucela for Development of such New Formulation in accordance with the terms of Section 4.3. For clarity, if Acucela does not exercise the opt-in right to co-Develop and Co-Promote a New Formulation within the applicable time period set forth in Section 3.3(b) above, Acucela shall have no right to Co-Promote such New Formulation in the Territory, no Sharing Payment shall be payable to Acucela with respect to Net Sales of such New Formulation and all revenue from sales of such New Formulation in the Territory shall be excluded from the Net Sales on which the Sharing Payment is paid to Acucela pursuant to Section 7.5. For the avoidance of doubt, if Licensed Product is being sold in the Territory in both the Initial Formulation and one or more New Formulations, only Net Sales with respect to the New Formulation for which Acucela did not exercise its Opt-In Right shall be so excluded in determination of the applicable Sharing Payment.

3.4 New Compound Product.

(a) Right of First Negotiation; Royalty. If, at any time during the ROFN Period, Otsuka conducts a Phase 3 clinical trial or any later stage development of any New Compound Product for treatment of an indication in the Field in the Territory, Otsuka shall give written notice to Acucela (the “ROFN Notice”) and shall grant Acucela a right of first negotiation to obtain rights to co-develop and co-promote such New Compound Product in the Field in the Territory (“New Compound Rights”) pursuant to a separate agreement between the Parties. Acucela shall have * after receipt of the ROFN Notice to determine and to notify Otsuka in writing whether Acucela desires to negotiate such a separate agreement for such New Compound Rights. If Acucela fails to provide written notice to Otsuka within such * period, Acucela shall be deemed to have rejected Otsuka’s offer to negotiate for such New Compound Rights. If, within such * period, Acucela rejects (or is deemed to have rejected) Otsuka’s offer to negotiate for such New Compound Rights, or if Acucela accepts Otsuka’s offer to negotiate for such New Compound Rights but the Parties, after negotiating in good faith, fail to enter into a separate agreement for such New Compound Rights within * after Otsuka’s receipt of Acucela’s notification of its desire to enter into a separate agreement for such New Compound Rights, then Otsuka shall have no further obligation to Acucela with respect to such New Compound Rights and Otsuka may develop and commercialize such New Compound Product on its own or through its Affiliate or may enter into an agreement to develop or commercialize such New Compound Product with a Third Party; provided, however, that (i) if Otsuka proceeds on its own or through its Affiliate (not in collaboration with a Third Party) to commercialize such New Compound Product in the Field in the Territory, then Otsuka shall pay Acucela on a Calendar Quarter basis during the remainder of the term of this Agreement * of the net sales of such New Compound Product sold in the Field in the Territory, or (ii) if Otsuka proceeds with a Third Party to commercialize such New Compound Product in the Field in the Territory, then Otsuka will pay

*	Confidential Treatment Requested.

Acucela on a Calendar Quarter basis during the remainder of the term of this Agreement * of the net sales of such New Compound Product sold in the Field in the Territory. For purposes of the preceding proviso, net sales of a New Compound Product in the Field in the Territory shall be determined in the same manner as Net Sales of Licensed Product under this Agreement.

(b) Backup Compound. If the Licensed Compound or Licensed Product fails in Development at any time after the Effective Date but prior to Launch, and if, at the time of such failure, Otsuka is developing a New Compound that is in preclinical stage or later stage of development, then such New Compound will be deemed a backup and shall replace the failed Licensed Compound or Licensed Product for all purposes of this Agreement. Thereafter, such New Compound shall be designated as the Licensed Compound and shall be Developed as the Licensed Product under, and subject to all of the terms of, this Agreement. The JDC shall be responsible for considering and determining whether the Licensed Compound or Licensed Product has failed in Development for purposes of this Section 3.4(b).

3.5 Secondment. During the term of this Agreement, Otsuka shall have the right to send one (1) Otsuka employee to Acucela’s facilities for secondment. If the JDC approves Global Studies that include Japan, then during the term of this Agreement, Acucela shall have the right to send one (1) Acucela employee to Otsuka’s facilities for secondment. Such seconded employees shall engage in Development, including active participation, assistance and involvement with the Development work conducted by the Party that is hosting such seconded employee (the “Hosting Party”) and, if applicable, Commercialization activities performed under this Agreement. Such seconded employees shall be subject to, and shall comply with, all policies and procedures of the Hosting Party that govern work and site safety and security and that are provided by the Hosting Party to such seconded employees in writing in English and shall be under the direction of the Hosting Party; provided, however, that (a) Acucela’s seconded employee shall remain the employee of Acucela and Acucela shall be solely responsible for paying all salary or benefits due such Acucela employee and all travel or living expenses incurred by such Acucela employee that is seconded to Otsuka’s facilities; (b) Otsuka’s seconded employee shall remain the employee of Otsuka and Otsuka shall be solely responsible for paying all salary or benefits due such Otsuka employee and all travel or living expenses incurred by such Otsuka employee that is seconded to Acucela’s facilities; and (c) under no circumstances shall any seconded employee be entitled to any salary or other benefits from the Hosting Party. For the avoidance of doubt, to the extent that an employee of Acucela who is seconded at Otsuka’s facilities as described herein is directly assigned to perform and is directly performing Development, such employee’s activities with respect to Development of the Licensed Product (and/or Other Indication Product) during such secondment shall be taken into account, and included within, the number of FTEs that are provided by Acucela under this Agreement for purposes of determining Development Costs to be paid by Otsuka or shared by the Parties, as appropriate.

3.6 Exclusivity. During the term of this Agreement, except in connection with Acucela’s performance of Development and Commercialization as expressly permitted under this Agreement, neither Acucela nor any of its Affiliates shall undertake itself, collaborate with any Third Party, grant a license to a Third Party, or obtain any license or right to conduct any phase 3 clinical trials or later stage development of, or manufacture, sell, promote, market, distribute or otherwise commercialize, any adenosine A2a receptor agonist in the Field in the

*	Confidential Treatment Requested.

Territory. Notwithstanding the foregoing, in the case of a Change of Control, beginning on the date that is * after the effective date of the Change of Control, the restrictions set forth in this Section 3.6 shall not apply to any product owned or controlled by the Acquirer or its Affiliates prior to the effective date of the Change of Control (a “Preexisting Product”), provided that, after the effective date of the Change of Control, (a) such Acquirer and its Affiliates shall not use the Confidential Information of Otsuka (or its Affiliates) or Acucela pertaining to Licensed Compound or Licensed Products or their Manufacture, Distribution or use in making, using, offering for sale, selling, importing or exporting such Preexisting Product, and (b) no person who had been an officer, director, employee, consultant, agent or representative of Acucela within * prior to the effective date of the Change of Control shall be permitted to assist such Acquirer in making, using, offering for sale, selling, importing or exporting the Preexisting Product.

3.7 Activities Outside Field and Territory. Otsuka and its Affiliates shall have the exclusive right and authority, in their discretion, to exploit Licensed Compound and Licensed Products outside the Field and outside the Territory. If and after Acucela exercises an Opt-In Right under Section 3.1, Otsuka agrees to reasonably communicate and consult with Acucela (through the JDC, with respect to development activities, and through the JCC, with respect to commercialization activities) on material development and commercialization activities, including material clinical and regulatory matters, relating to Licensed Compound or Licensed Products outside the Field or outside the Territory to the extent such matters or activities would be reasonably expected to adversely affect, or have a material impact on, the Development or Commercialization of Licensed Products in the Field in the Territory. Notwithstanding the foregoing or any other provision in this Agreement, neither Acucela nor the JDC nor the JCC shall have the right or authority to manage or control or to approve, modify, impede or delay Otsuka’s or its Affiliates’ commercialization or development plans or activities for Licensed Compound or Licensed Products outside the Field or outside the Territory.

ARTICLE 4

DEVELOPMENT

4.1 Development Plans. As soon as practicable after formation of the JDC, the JDC shall prepare and approve the initial Development Plan for Development of the Licensed Product for the Initial Indication in the formulation existing as of the Effective Date in the Territory. The Parties shall use Commercially Reasonable Efforts to ensure that such initial Development Plan is consistent with the general Development Plan outline set forth in Exhibit B attached hereto and incorporated herein (the “General Development Plan Outline”). The JDC shall prepare and approve a separate Development Plan for Development of Licensed Product for the Initial Indication in the Initial Formulation in the Territory and for Development of each Other Indication Product and New Formulation (if any) in the Territory, and shall update and amend each Development Plan not less than annually or more frequently as needed to take into account changed circumstances or completion, commencement or cessation of Development activities not contemplated by the then-current Development Plan. Amendments and revisions to the Development Plan shall be reviewed and discussed, in advance, by the JDC, and Otsuka agrees to consider proposals and suggestions made by Acucela regarding amendments and revisions to the Development Plan. Any amendment or revision to the Development Plan that provides for an increase or decrease in the number of FTEs as compared to the previous version of the Development Plan, or that provides for addition or discontinuation of tasks or activities as

*	Confidential Treatment Requested.

compared to the previous version of the Development Plan, or that moves forward the timetable for activities reflected in the Development Plan, shall provide for a reasonable ramp-up or wind-down period, as applicable, to accommodate a smooth and orderly transition of Development activities to the amended or revised Development Plan. Each Development Plan shall identify the goals of the Development program contemplated thereunder and shall address Development activities related to the Licensed Compound or the Licensed Product (including, if applicable, any Other Indication Product or New Formulation), including:

(i) the budget for Development Costs (and costs of Phase 4 Clinical Trials, if any) for the forthcoming calendar year (or portion thereof), including a reasonably detailed allocation of such costs and expenses among the activities expected to be conducted, including the number of FTEs (subject to Section 4.2) and the applicable FTE Rate and out-of-pocket expenses to be incurred in such calendar year (or portion thereof), and a reasonable good faith projection of the budget for Development Costs (and costs of Phase 4 Clinical Trials, if any) for Development activities in the Development Plan after such calendar year, in each case which budget shall be an amount reasonably intended to be sufficient to cover the anticipated costs associated with the activities reflected in the Development Plan;

(ii) clinical trials (including Phase 4 Clinical Trials but excluding Phase 3b Clinical Trials or Post-Approval Studies) to generate data for use in seeking, obtaining or maintaining Regulatory Approval and for labeling of the Licensed Product for the Initial Indication in the Initial Formulation or, if applicable, Other Indication Product or New Formulation, including study protocol design;

(iii) resources required to perform each required Development activity, including the scope of the work to be performed by internal resources of each of the Parties or by CROs or other permitted subcontractors, if applicable;

(iv) milestones to be met, deliverables to be provided and the timeline for completion of each Development activity;

(v) the members of the Development team, which must include at least one individual who has sufficient expertise and experience in ophthalmology drug development in the Initial Indication;

(vi) design and implementation of regulatory strategy; and

(vii) forecasts of quantities of Licensed Product to be supplied by Otsuka for use in clinical trials in the Territory.

4.2 Indirect FTEs. The Development Costs budget to be included in the Development Plan for Development of the Licensed Product for the Initial Indication shall include a maximum of * FTEs of Acucela who indirectly support performance of Development (“Indirect FTEs”), which maximum number is an aggregate number applicable to both Indirect FTEs and *. Such aggregate maximum number applicable to Indirect FTEs may not be increased except upon the written agreement of Otsuka and Acucela. For the avoidance of doubt, FTEs are not limited to individuals assigned to Development activities under this Agreement on a full-time basis, and include a pro-rata portion of the time of individuals who perform applicable Development activities under this Agreement on a less than full-time basis.

*	Confidential Treatment Requested.

4.3 Development Activities Prior to Exercise of Opt-In Right. Unless and until Acucela exercises an Opt-In Right under Section 3.1, Otsuka shall have sole responsibility for Development and Development Costs, provided that until (a) Acucela exercises an Opt-In Right under Section 3.1, or (b) this Agreement is terminated pursuant to Article 13, whichever is earlier, Otsuka hereby agrees to engage Acucela to conduct Development on behalf of Otsuka and to compensate Acucela for such Development work in accordance with this Section 4.3. Acucela hereby accepts such engagement and shall perform all Development (i) in accordance with each Development Plan (including the applicable budget contained therein, except as otherwise provided in Section 4.3(d)) and this Agreement, (ii) in compliance with all Applicable Laws and in accordance with GLP and GCP, as applicable, and (iii) in a professional manner, meeting the standards of diligence, care, timeliness, trust, dependability, safety, efficiency, economy and skill customary in the field.

(a) Diligence. Without limiting the foregoing, Acucela shall use Commercially Reasonable Efforts to achieve milestones, provide deliverables and meet timelines and schedules for Development, and to conduct and complete all Development within the budget, in each case as set forth in each Development Plan. Acucela shall allocate sufficient time, effort, equipment and facilities and shall use personnel with sufficient skills and experience, in each case as are anticipated to be needed to accomplish the Development work in accordance with each Development Plan and the terms and conditions of this Agreement.

(b) Information Regarding Development Activities. Acucela shall maintain, or cause to be maintained, records of Development work in sufficient detail and in good scientific manner as appropriate for patent, regulatory and/or scientific purposes and to enable Otsuka to verify Acucela’s compliance with all of its obligations under each Development Plan and this Agreement, which records shall fully and properly reflect all work done and results achieved by or on behalf of Acucela in the performance of Development work under the Development Plans. Acucela shall retain such records for at least five (5) years after the term of this Agreement, or for such longer period as may be required by Applicable Laws. Acucela shall keep Otsuka appropriately informed, through the JDC or otherwise, of the status and results of the Development work, including by providing on a monthly basis (or more frequently as reasonably requested by Otsuka) a written technical progress report describing, in sufficient detail to enable Otsuka to review and assess, on a fully informed basis, Acucela’s progress in performing the Development Plan, the following: (i) Development activities conducted by or on behalf of Acucela, including any such activities performed by a permitted subcontractor; (ii) the progress achieved in implementing and executing each Development Plan, including providing deliverables and achieving milestones (if any) set forth in each Development Plan; (iii) Know-How developed or created in the course of performing Development; (iv) any difficulties and unexpected circumstances encountered, as well as variations, if any, from the schedule set forth in the Development Plan; and (v) any other relevant matters. Upon reasonable request by Otsuka, without limiting the foregoing, Acucela shall provide Otsuka with summaries of data and results and other Know-How resulting from Development work and, if requested by Otsuka, shall provide access to all data and results and other Know-How in the possession or under the control of Acucela or any permitted subcontractor that are generated or obtained in the course of performance of Development work. Upon reasonable prior written notice, Otsuka shall have the right to inspect and copy any such records and notebooks reflecting the work done and results achieved under a Development Plan by Acucela or any permitted subcontractor.

(c) Payment of Development Costs. Within sixty (60) days after the end of each month during which any Development activities are performed by or on behalf of Acucela pursuant to this Section 4.3, Acucela shall provide to Otsuka a written report (each, a “Development Cost Report”) setting forth in detail the Development Costs (together with the evidence supporting such Development Costs) actually incurred by Acucela during such month in accordance with the budget contained in the applicable Development Plan. Each Development Cost Report will be in such form as the JDC may reasonably agree from time to time. The Development Cost Report shall accompany an appropriate invoice to Otsuka for the amount of such Development Costs owed to Acucela by Otsuka. Within thirty (30) days of receiving such appropriate invoice, Otsuka shall reimburse Acucela the amount of Development Costs owed to Acucela; provided, however, that Otsuka shall not be responsible for Development Costs in excess of the amount set forth in the budget in the Development Plan except as otherwise provided in Section 4.3(d).

(d) Cost Overrun by Acucela. If, in the course of performing Development under this Section 4.3, Acucela determines that it is likely to overspend or has overspent the budgeted costs and expenses set forth in a Development Plan for a calendar year (such overspend, a “Cost Overrun”), Acucela shall promptly notify the JDC of the anticipated amount and cause(s) of such Cost Overrun and the JDC shall promptly hold an ad-hoc meeting and shall discuss reasonably and in good faith what steps to take to address the Cost Overrun, which may include amending the applicable Development Plan to modify the Development activities to reduce costs or to increase the budget contained therein so that there is no longer a Cost Overrun. Any JDC-approved modifications to Development activities or the applicable budget in a Development Plan to address a Cost Overrun shall be included as an amendment to such Development Plan (or the budget contained therein). Any Cost Overrun that does not exceed * of the budgeted Development Costs set forth in the applicable Development Plan (as the same may be amended) shall be a “Permitted Overrun.” If and to the extent Acucela experiences a Permitted Overrun with respect to Development work conducted under this Section 4.3, the following shall apply: (A) Otsuka shall bear the amount of the Permitted Overrun, and (B) to the extent that any Cost Overrun is incurred that is not a Permitted Overrun (i.e., a Cost Overrun that exceeds * of the budgeted Development Costs set forth in the applicable Development Plan), Otsuka shall bear the full amount of such Cost Overrun unless (x) Acucela did not inform the JDC of such Cost Overrun before incurring the costs causing the Cost Overrun or (y) Acucela informed the JDC and the JDC instructed Acucela to discontinue such activities in order to avoid such Cost Overrun, and in either of case (x) or (y), Acucela shall bear the full amount of such Cost Overrun. For the avoidance of doubt, the provisions of Section 7.4(e), and not this Section 4.3(d), apply with respect to cost overruns (if any) incurred after Acucela’s exercise of its Opt-In Right.

(e) The terms of Sections 7.7 and 7.8 shall apply with respect to recordkeeping, auditing and other payment terms relating to Development Costs incurred and paid pursuant to this Section 4.3. In addition, the terms of Sections 2.1, 4.1, 4.2, 4.5, 4.6 and 4.7 shall apply at all times during Development, including prior to and, if applicable, after Acucela’s exercise of an Opt-In Right under Section 3.1.

*	Confidential Treatment Requested.

4.4 Co-Development After Exercise of Opt-In Right. If Acucela exercises an Opt-In Right under Section 3.1, the Parties shall jointly Develop the Licensed Compound and Licensed Products for the Initial Indication in the Initial Formulation in the Territory in accordance with the Development Plan. In addition, if Acucela exercises the opt-in right to co-Develop and Co-Promote an Other Indication Product in accordance with Section 3.2(b) or a New Formulation in accordance with Section 3.3, the Parties shall jointly Develop such Other Indication Product or New Formulation (as applicable) in the Territory in accordance with the applicable Development Plan. The provisions of Sections 4.4(a), (b) and (c) below shall apply only if and after Acucela exercises its Opt-In Right, and shall not apply if Acucela does not exercise its Opt-In Right.

(a) Diligence. Each Party shall perform all Development activities for which it is the Responsible Party under each Development Plan (i) in accordance with each Development Plan (including the applicable budget contained therein, except as otherwise provided in Section 7.4(e)) and this Agreement, (ii) in compliance with all Applicable Laws and in accordance with GLP and GCP, as applicable, and (iii) in a professional manner, meeting the standards of diligence, care, timeliness, trust, dependability, safety, efficiency, economy and skill customary in the field. Without limiting the foregoing, each Party shall use Commercially Reasonable Efforts to achieve milestones, provide deliverables and meet timelines and schedules for Development, and to conduct and complete all Development within the budget, in each case with respect to Development work for which it is the Responsible Party under each Development Plan as set forth in each Development Plan. Each Party shall allocate sufficient time, effort, equipment and facilities and shall use personnel with sufficient skills and experience, in each case as are anticipated to be needed to accomplish the Development work for which it is the Responsible Party under each Development Plan in accordance with each Development Plan and the terms and conditions of this Agreement.

(b) Information Regarding Development Activities. Each Party shall maintain, or cause to be maintained, records of Development work for which it is the Responsible Party under each Development Plan, in sufficient detail and in good scientific manner as appropriate for patent, regulatory and/or scientific purposes, which records shall fully and properly reflect all work done and results achieved by or on behalf of such Party in the performance of Development work for which it is the Responsible Party under each Development Plan. Each Party shall retain such records for at least * after the term of this Agreement, or for such longer period as may be required by Applicable Laws. Each Party shall keep the other Party appropriately informed, through the JDC or otherwise, of the status and results of the Development work for which it is the Responsible Party under each Development Plan, including by providing on a monthly basis (or more frequently as reasonably requested by the other Party) a written technical progress report describing, in sufficient detail to enable the other Party to review and assess, on a fully informed basis, the Responsible Party’s progress in performing the Development Plan activities for which it is responsible, the following: (i) Development activities conducted by or on behalf of the Responsible Party, including any such activities performed by a permitted subcontractor; (ii) the progress achieved in implementing and executing each Development Plan, including providing deliverables and achieving milestones (if

*	Confidential Treatment Requested.

any) set forth in each Development Plan; (iii) Know-How developed or created in the course of performing Development; (iv) any difficulties and unexpected circumstances encountered, as well as variations, if any, from the schedule set forth in the Development Plan; and (v) any other relevant matters. Upon reasonable request by the other Party, without limiting the foregoing, the Responsible Party shall provide the other Party with summaries of data and results and other Know-How resulting from Development work for which it is the Responsible Party under a Development Plan and, if requested by the other Party, shall provide access to all data and results and other Know-How in the possession or under the control of the Responsible Party that are generated or obtained by such Responsible Party or its permitted subcontractors in the course of performance of Development work. Upon reasonable prior written notice, the other Party shall have the right to inspect and copy any such records and notebooks in the possession or under the control of the Responsible Party reflecting the work done and results achieved under a Development Plan by the Responsible Party or any permitted subcontractor.

(c) Development Cost Sharing. Only if and after Acucela exercises its Opt-In Right, the Parties shall share applicable Development Costs in accordance with the provisions of Section 7.4(a) and (b).

4.5 Subcontracting. Acucela shall not subcontract all or any part of the Development activities without, in each instance, obtaining the prior written approval of Otsuka; provided, however, that Development activities may be conducted by CROs selected by the JDC as and to the extent approved by the JDC and Otsuka’s prior written approval of any other subcontractor may be evidenced in the minutes of any JDC meeting or in any Development Plan; and provided further that if Otsuka, through the exercise of its final decision-making authority on the JDC, requires Acucela to conduct activities of a materially different nature than those that Acucela had previously agreed to perform, or that had been allocated to Acucela pursuant to a previous Development Plan agreed to by Acucela, and if Acucela is not reasonably able to perform itself such materially different activities, then Otsuka shall not unreasonably withhold, condition or delay its approval of a subcontractor to perform such materially different activities. Notwithstanding Otsuka’s or the JDC’s approval of a subcontractor, Acucela’s right to subcontract, including to an approved CRO, shall be subject to the following: (a) none of Otsuka’s rights hereunder shall be diminished or otherwise adversely affected as a result of such subcontracting, (b) the subcontractor shall not have the right to further subcontract Development work unless agreed upon in writing by Otsuka (or, in the case of approved CROs, the JDC), (c) Acucela shall be responsible and liable for the performance by any subcontractor of, or failure of any subcontractor to comply with, and Acucela guarantees the compliance by each subcontractor with, all relevant restrictions, limitations and obligations in this Agreement, and (d) such permitted subcontracting shall not relieve Acucela of any liability or obligation under this Agreement, except to the extent satisfactorily performed by such subcontractor. In addition, Acucela shall use Commercially Reasonable Efforts to negotiate each agreement with each such permitted subcontractor (“Development Subcontractor Agreement”) to provide that: (i) such subcontractor shall assign to Otsuka, and all employees of such subcontractor shall be under written obligation to assign to Otsuka, in each case without any additional compensation, all inventions and intellectual property made by such subcontractor and such subcontractor’s employees in the course of performing Development activities, (ii) such subcontractor shall be bound by obligations of confidentiality and non-use that are no less stringent than those undertaken by the Parties pursuant to this Agreement, (iii) during the term of the Development

Subcontractor Agreement and thereafter (up to * after completion of Development) such subcontractor shall allow Otsuka or its designee to audit such subcontractor’s sites and clinical trial sites used in Development and all data, results, records, notebooks and other information resulting from such clinical trials or other services conducted by such subcontractor (including the right to inspect and copy such records and notebooks) once annually (or more often if any such annual audit reveals a failure by such subcontractor to comply with GLP, GCP or any other Applicable Laws or if Otsuka reasonably believes that such a failure to comply exists) in the location(s) where such data, records and information are maintained by such subcontractor, upon reasonable notice and during such subcontractor’s regular business hours and under obligations of confidence, for the purposes of verifying such subcontractor’s compliance with GLP, GCP and other Applicable Laws; and (iv) Otsuka is a third party beneficiary of the Development Subcontractor Agreement. Each Development Subcontractor Agreement shall be reviewed and approved by Otsuka prior to Acucela’s or the subcontractor’s execution thereof, and Otsuka shall not be obligated to approve any Development Subcontractor Agreement that does not contain provisions consistent with clauses (i) through (iv) in the preceding sentence; provided, however, that if Acucela has complied with its obligation to use Commercially Reasonable Efforts as set forth in the preceding sentence and Otsuka fails or declines to approve a Development Subcontractor Agreement, and Acucela is not reasonably able to perform itself the applicable activities intended to be subcontracted pursuant to such Development Subcontractor Agreement, delays that may be attributable to the failure to approve such Development Subcontractor Agreement shall not be construed as delays attributable to Acucela, and shall not give rise to any right of termination by Otsuka pursuant to Section 13.4(a). Acucela shall use Commercially Reasonable Efforts to monitor and enforce the terms of each Development Subcontractor Agreement.

4.6 Audit Rights. Each Party shall have the right, during normal business hours, and no more than once per year other than following a finding of material deficiency, with more frequent audits upon agreement of the Parties, to inspect and audit: (a) those portions of the facilities of the other Party, its Affiliates, subcontractors and investigators sites used in the performance of the Development Plan, to ascertain compliance with Applicable Laws, including GLP and GCP, and the terms of the Development Plan and this Agreement, provided that the inspecting Party shall on such occasions be accompanied by a representative of the other Party; and (b) any of the other Party’s documentation or its Affiliates’, subcontractors’ or investigators’ documentation relating to Development, including, to the extent permitted by Applicable Laws and any applicable privacy policies, the medical records of any patient participating in any clinical study under a Development Plan.

4.7 Key Member. Acucela shall ensure that Dr. Kubota shall be a key member of Acucela’s development team and shall actively participate in and be primarily responsible for directing all Development work under each Development Plan. In addition, Acucela shall appoint Dr. Kubota as Acucela’s Co-Chair of the JDC. The Parties acknowledge that the participation and contribution of Dr. Kubota at all times during Development until Otsuka receives Regulatory Approval for the Licensed Product for the Initial Indication (the “Key Milestone”) is essential to Otsuka and that Dr. Kubota’s continued retention by and service to Acucela as the full-time Chief Executive Officer of Acucela and as on an ongoing, active member in the Acucela development team and as a Co-Chair of the JDC until the achievement of the Key Milestone is a material inducement to Otsuka to grant rights and perform obligations

*	Confidential Treatment Requested.

hereunder. Therefore, if (a) Dr. Kubota is removed or resigns or is otherwise no longer acting as the full-time Chief Executive Officer of Acucela, or (b) Dr. Kubota’s employment with Acucela ends, for whatever reason, prior to the achievement of the Key Milestone, (c) Dr. Kubota ceases to act as a Co-Chair of the JDC, or (d) if, in Otsuka’s reasonable judgment, Dr. Kubota ceases to act as an ongoing, active member of the Acucela development team primarily responsible for directing or performing Acucela’s Development work hereunder (each of the foregoing (a) through (d) a “Triggering Event”), then Otsuka may terminate this Agreement immediately upon giving Acucela written notice of such termination, provided that Otsuka shall have ninety (90) days after the occurrence of the applicable Triggering Event to exercise such termination right. The foregoing notwithstanding, in the case in which Otsuka, in its reasonable judgment, believes Dr. Kubota has ceased to act as an ongoing, active member of Acucela’s development team (the “Activity Cessation”), prior to exercising its right to terminate under this Section 4.7 on account of such Activity Cessation, Otsuka shall notify Dr. Kubota in writing of its belief and shall permit Dr. Kubota a period of fifteen (15) days from receipt of such notice from Otsuka the opportunity to resume acting as an ongoing, active member of Acucela’s development team primarily responsible for directing or performing Acucela’s Development work hereunder. If Dr. Kubota resumes acting as such an ongoing, active member of Acucela’s development team within such fifteen (15) day period, Otsuka shall not be permitted to exercise its right to terminate under this Section 4.7 for such Activity Cessation.

ARTICLE 5

MANUFACTURE AND COMMERCIALIZATION

5.1 Manufacture and Supply. As between the Parties, Otsuka shall be responsible for, shall bear all costs associated with, and shall have all decision-making authority over, all Manufacturing Activities (subject to discussion of CMC matters with Acucela through the JDC or applicable Operating Team as discussed below); provided, that Otsuka shall supply Licensed Product to Acucela or its permitted subcontractors for use in clinical trials conducted in accordance with each Development Plan and, if applicable, Commercialization Plan (i.e., Phase 3b Clinical Trials or Post-Approval Studies, if any), free of charge and in such quantities as are agreed by the JDC or the JCC (as applicable) or are otherwise required to seek or obtain Regulatory Approval. In addition, if and after Acucela exercises an Opt-In Right under Section 3.1, Otsuka shall supply promotional samples of Licensed Product to Acucela for use in its performance of Co-Promotion, in such quantities and on such terms as are determined by the JCC. The cost of promotional samples of Licensed Product, which shall be included in Commercialization Costs, shall be established by the JCC based on Otsuka’s per-unit cost to manufacture such promotional samples (but, for the avoidance of doubt, Otsuka shall have no obligation to disclose any information relating to its manufacturing costs), but in no event shall such promotional sample cost exceed * per promotional sample unless mutually agreed otherwise by the Parties. Acucela’s and its permitted subcontractors’ obligations to conduct Development activities, and upon Acucela’s exercise of its Opt-in Right pursuant to Section 3.1, to conduct Development and Commercialization activities, shall be expressly conditioned upon Otsuka fulfilling its Licensed Product supply obligations as set forth in the Development Plan or the Commercialization Plan, as applicable. To the extent that Otsuka reasonably believes is necessary for performance of Development or Commercialization, Otsuka agrees to keep Acucela reasonably informed from time to time, through the JDC, JCC or applicable Operating Team, regarding the general status of Manufacturing Activities related to the Licensed Product

*	Confidential Treatment Requested.

(including Other Indication Product(s), as applicable) and from time to time shall update Acucela on any foreseeable delays and/or other material issues relating to Manufacturing the Licensed Product (including Other Indication Product(s), as applicable). Through the JDC or applicable Operating Team, Otsuka and Acucela shall confer and discuss CMC matters, and Otsuka agrees to consider suggestions of Acucela regarding CMC matters.

5.2 Sales and Distribution. As between the Parties, Otsuka shall be responsible for, shall bear all costs associated with, and shall have all decision-making authority over, all Distribution Activities, including handling all returns, order processing, invoicing and collection, distribution, and inventory and receivables for the Licensed Product throughout the Territory. Subject to the terms of the Net Sales definition, Otsuka shall have the right and sole responsibility for establishing and modifying the terms and conditions with respect to the sale of Licensed Product in the Territory, including any terms and conditions relating to or affecting the price at which Licensed Products will be sold, discounts available to any Third Party payers (including, without limitation, managed care providers, indemnity plans, unions, self insured entities, and government payer, insurance or contracting programs such as Medicare, Medicaid, or the U.S. Dept. of Veterans Affairs), any discount attributable to payments on receivables, distribution of the Licensed Product, and credits, price adjustments, or other discounts and allowances to be granted or refused. All sales of Licensed Products in the Territory, whether arising from the activities of Otsuka’s (or its Affiliates’) sales forces or Acucela’s (or its Affiliates’) sales forces (if and after Acucela exercises an Opt-In Right under Section 3.1), shall be booked in the name of Otsuka or its Affiliate(s) (as Otsuka may choose), and title to all units of Licensed Products shall remain in Otsuka or its Affiliate until sold to customers.

5.3 Commercialization Plans. As soon as practicable after formation of the JCC (following Acucela’s exercise of an Opt-In Right under Section 3.1), the JCC shall prepare and approve the initial Commercialization Plan for Commercialization of the Licensed Product for the Initial Indication in the Initial Formulation (and, if applicable, any New Formulation or Other Indication Product) in the Territory. The Parties shall use Commercially Reasonable Efforts to ensure that such initial Commercialization Plan for Commercialization of the Licensed Product for the Initial Indication in the Initial Formulation is consistent with the general Commercialization Plan outline set forth in Exhibit C attached hereto and incorporated herein (the “General Commercialization Plan Outline”). The JCC shall prepare and approve a separate Commercialization Plan for Commercialization of Licensed Product for the Initial Indication in the Initial Formulation in the Territory and for Commercialization of each Other Indication Product and New Formulation (if any) in the Territory, and shall update and amend each Commercialization Plan not less than annually or more frequently as needed to take into account changed circumstances or completion, commencement or cessation of Commercialization activities not contemplated by the then-current Commercialization Plan. Amendments and revisions to the Commercialization Plan shall be reviewed and discussed, in advance, by the JCC, and Otsuka agrees to consider proposals and suggestions made by Acucela regarding amendments and revisions to the Commercialization Plan. Any amendment or revision to the Commercialization Plan that provides for an increase or decrease in the number of FTEs for any Phase 3b Clinical Trials or Post-Approval Studies as compared to the previous version of the Commercialization Plan, or that provides for addition or discontinuation of tasks or activities as compared to the previous version of the Commercialization Plan, or that moves forward the timetable for activities reflected in the Commercialization Plan, shall provide for a reasonable ramp-up or wind-down period, as applicable, to accommodate a smooth and orderly transition of Commercialization activities to the amended or revised Commercialization Plan. Each Commercialization Plan shall identify the goals of Commercialization contemplated thereunder and shall address Commercialization (including Co-Promotion) activities related to the Licensed Product (including, if applicable, any Other Indication Product), including:

(i) strategies for positioning and marketing of the Licensed Product in the Field in the Territory;

(ii) designation of which Party will be the Responsible Party with respect to specific Commercialization activities;

(iii) the personnel, Detailing and other resources to be devoted by each Party to the Co-Promotion efforts, including the budgeted number of sales representatives, managed market representatives and medical affairs personnel, assignment of Detailing responsibilities by market segment, including the minimum number and positioning of Details (which, with respect to Acucela shall be consistent with the Participation Percentage), the target healthcare professionals, and the type and level of other sales force activities to be performed by each Party; provided that such resources and efforts shall be comparable to the activities actually conducted in connection with promotion of other pharmaceutical products then marketed in the Field in the Territory;

(iv) the budget for Commercialization Costs (excluding costs of Phase 4 Clinical Trials, if any, which shall be set forth in a Development Plan) for the forthcoming calendar year (or portion thereof), including a reasonably detailed allocation of such costs and expenses among the activities expected to be conducted in such calendar year (or portion thereof), and a reasonable good faith projection of the budget for Commercialization Costs (excluding costs of Phase 4 Clinical Trials, if any) after such calendar year, in each case which budget shall be an amount reasonably intended to be sufficient to cover the anticipated costs associated with the activities reflected in the Commercialization Plan;

(v) requirements for programs (including medical education programs) and grants related to the Licensed Product, such as speaker programs, lunch programs, congresses, symposia, speaker and peer-to-peer activity programs, publication plans and medical information plans;

(vi) Phase 3b Clinical Trials and Post-Approval Studies, if any;

(vii) public relations and communications programs;

(viii) nature of Co-Promotion activities and call plans (including allocation of key decision makers and Co-Promotion to managed care providers); and

(ix) marketing research plans and metrics for measuring the success of the respective Parties’ efforts in respect of Commercialization of the Licensed Product in the Field in the Territory.

5.4 Co-Promotion. If Acucela exercises an Opt-In Right under Section 3.1, the Parties shall Co-Promote the Licensed Product for the Initial Indication in the Initial Formulation in the Territory in accordance with the Commercialization Plan and the Co-Promotion Agreement. In addition, if Acucela exercises the opt-in right to co-Develop and Co-Promote an Other Indication Product in accordance with Section 3.2(b) or a New Formulation in accordance with Section 3.3(b), the Parties shall Co-Promote such Other Indication Product and/or New Formulation in the Territory in accordance with the applicable Commercialization Plan and the Co-Promotion Agreement. In such case(s), Acucela and Otsuka shall use Commercially Reasonable Efforts to carry out each of their respective responsibilities under each Commercialization Plan and under the Co-Promotion Agreement, and the terms of this Section 5.4 shall apply.

(a) Participation Percentage Participation. Acucela shall participate in Co-Promotion at a participation level that is equal to the Participation Percentage, including by performing the number of Primary Detail Equivalents equal to the Participation Percentage of the total budgeted number of PDEs in the Field in the Territory as set forth in the Commercialization Plan. If the budgeted number of PDEs for promotion of the Licensed Product in the Field in the Territory is increased or decreased by the JCC (as set forth in an amended Commercialization Plan), the Participation Percentage shall be applied to such increased or decreased number of PDEs; provided that, in the case of an increase, Acucela shall have a commercially reasonable amount of time to satisfy such required increase.

(b) Cost Sharing; Sharing Payments. The Parties shall share Commercialization Costs (including costs of Phase 4 Clinical Trials, if any) in accordance with the provisions of Section 7.4(c) and, in consideration of Acucela’s performance of Detailing, deployment of sales representatives and other Co-Promotion efforts, as well as Acucela’s other commitments under this Agreement, including sharing of Development Costs pursuant to Section 7.4 and payment of amounts indicated in Sections 7.1, 7.2, and 7.3, Otsuka shall pay Sharing Payments to Acucela in accordance with the provisions of Section 7.5.

(c) Sales Team Assignments. Each Party shall deploy its sales forces in accordance with the Commercialization Plan, but each Party shall retain direct supervision of its own sales force, including the power to hire and fire. The assignment by the JCC of each Party’s sales force within the Territory will be equitable so that the sales force of each Party is assigned valuable, productive accounts and an equitable share of responsibility for opinion leaders, large accounts, and other more desirable accounts. Acucela’s sales representatives will be geographically dispersed in the Territory so as to have equitable representation with Otsuka’s sales representatives in the most productive areas of the Territory, based on analysis of prescriber profiles. In geographic areas where both Parties have sales representatives, every effort will be made by the JCC to split the sales targets as equitably as possible. The Parties shall attempt to minimize sales force realignments so as not to disrupt representative-to-representative and representative-to-physician relationships. On a monthly basis, each Party shall submit to the JCC a detailed written report describing its Detailing and promotional activities in the Territory during the preceding month.

(d) Training. Otsuka shall prepare for and hold Licensed Product promotion training programs in the Territory prior to and periodically after Launch to ensure the Parties’

sales forces are adequately trained to effectively promote Licensed Product, provided that, there will be a single training program which is commonly provided to both Otsuka and Acucela sales representatives in the Territory.

(e) Minimum Qualifications. All sales forces who Detail Licensed Product in the Territory (i) shall have at least a Bachelor of Arts or Bachelor of Sciences degree from a four-year college or university or the equivalent, (ii) shall have at least one (1) year of prior experience promoting and detailing pharmaceutical products in the field of ophthalmology, and (iii) shall be subject to a reasonable proficiency examination relevant to Licensed Product.

(f) Effective Co-Promotion Practices. Otsuka and Acucela, and their respective Affiliates, shall cooperate to employ and implement effective Co-Promotion practices. Such cooperation shall include the development, through the JCC, of a clear understanding of the marketing roles and responsibilities of each Party in the Territory and the establishment, through the JCC, of effective communication systems and processes to ensure that the promotional activities of the Parties’ sales forces are efficient, coordinated and productive.

(g) Exchange of Marketing Information. Otsuka and Acucela shall together develop and maintain current Detailing lists, schedules, and other appropriate information for the purpose of determining the physicians and other Persons involved in the drug purchase decision-making process to whom Otsuka and Acucela sales forces may Detail Licensed Products in the Field in the Territory.

(h) Advertising and Promotional Materials. Otsuka shall prepare and select, and be responsible for providing, all advertising and promotional materials to be used for the sales and marketing of Licensed Products in the Field in the Territory, provided that there will be a single set of advertising and promotional materials used by the Otsuka sales force and the Acucela sales forces. All advertising and promotional materials shall be in full compliance with all Applicable Laws. Otsuka shall at all times ensure that it is providing to Acucela sales representatives all promotional materials (including samples) in order to effectively promote Licensed Product in accordance with the Commercialization Plan.

(i) Subcontracting. Acucela shall not subcontract all or any part of its Co-Promotion activities without, in each instance, obtaining the prior written approval of Otsuka, which prior written approval may be evidenced in the minutes of any JCC meeting or in any Commercialization Plan; provided, however that Otsuka shall not unreasonably withhold, condition or delay its approval of one or more subcontractors to conduct up to *, in the aggregate, of Acucela’s Co-Promotion activities. Notwithstanding Otsuka’s approval of a subcontractor, Acucela’s right to subcontract any Co-Promotion activities shall be subject to the following: (a) none of Otsuka’s rights hereunder shall be diminished or otherwise adversely affected as a result of such subcontracting, (b) the subcontractor shall not have the right to further subcontract Co-Promotion activities unless agreed upon in writing by Otsuka, (c) Acucela shall be responsible and liable for the performance by any subcontractor of, or failure of any subcontractor to comply with, and Acucela guarantees the compliance by each subcontractor with, all relevant restrictions, limitations and obligations in this Agreement, (d) such permitted subcontracting shall not relieve Acucela of any liability or obligation under this Agreement, except to the extent satisfactorily performed by such subcontractor. In addition, Acucela shall

*	Confidential Treatment Requested.

use Commercially Reasonable Efforts to negotiate each agreement with each such permitted subcontractor (“Co-Promotion Subcontractor Agreement”) to provide that: (i) such subcontractor shall be bound by obligations of confidentiality and non-use that are no less stringent than those undertaken by the Parties pursuant to this Agreement, (ii) during the term of the Co-Promotion Subcontractor Agreement and thereafter (up to * after completion of Co-Promotion) such subcontractor shall allow Otsuka or its designee to audit such subcontractor’s sites and all records and other information resulting from Co-Promotion services conducted by such subcontractor (including the right to inspect and copy such records) once annually (or more often if any such annual audit reveals a failure by such subcontractor to comply with Applicable Laws or if Otsuka reasonably believes that such a failure to comply exists) in the location(s) where such data, records and information are maintained by such subcontractor, upon reasonable notice and during such subcontractor’s regular business hours and under obligations of confidence, for the purposes of verifying such subcontractor’s compliance with Applicable Laws; and (iii) Otsuka is a third party beneficiary of the Co-Promotion Subcontractor Agreement. Each Co-Promotion Subcontractor Agreement shall be reviewed and approved by Otsuka prior to Acucela’s or the subcontractor’s execution thereof, and Otsuka shall not be obligated to approve a Co-Promotion Subcontractor Agreement that does not contain provisions consistent with clauses (i) through (iii) in the preceding sentence; provided, however, that if Acucela has complied with its obligation to use Commercially Reasonable Efforts as set forth in the preceding sentence and Otsuka fails or declines to approve such Co-Promotion Subcontractor Agreement, and Acucela is not reasonably able to perform itself the applicable activities intended to be subcontracted under such Co-Promotion Subcontractor Agreement, delays that may be attributable to the failure to approve such Co-Promotion Subcontractor Agreement shall not be construed as delays attributable to Acucela. Acucela shall use Commercially Reasonable Efforts to monitor and enforce the terms of each Co-Promotion Subcontractor Agreement.

(j) Co-Promotion Agreement. The Parties shall, upon formation of the JCC, enter into good faith negotiations to conclude a separate co-promotion agreement within * days of formation of the JCC, which shall outline in more detail the overall framework for the Co-Promotion activities of the Parties with respect thereto, including the roles and responsibilities of each Party, and which shall be consistent with the terms and conditions described in this Section 5.4 and shall contain other, mutually agreed, customary and commercially reasonable terms, including provisions relating to ethics and compliance, recordkeeping, reporting and auditing, and performance metrics (which in each case shall be consistent with the Commercialization Plan) and remedies, including remedies for failure to provide PDEs (the “Co-Promotion Agreement”).

5.5 Acucela Mark. Otsuka hereby agrees, to the extent allowable under Applicable Laws, to include on all marketing (including advertising) and promotional materials for Licensed Product(s) in the Field in the Territory the then-current Acucela corporate logo as designated by Acucela from time to time (the “Acucela Mark”). It is understood that such inclusion of the Acucela Mark shall be consistent with industry standards and shall be of equal prominence to Otsuka’s and its Affiliates’ trademarks included on such marketing and promotional materials. In all cases the Acucela Mark shall be legible, conspicuous and have a size of no smaller than such trademarks of Otsuka or its Affiliate, as applicable on such marketing and promotional materials. Accordingly, Acucela hereby grants to Otsuka a non-exclusive, royalty-free license to use the Acucela Mark solely in connection with the marketing and promotion of the Licensed

*	Confidential Treatment Requested.

Product(s) in the Field in the Territory hereunder. Otsuka’s use of the Acucela Mark on marketing and promotional materials for Licensed Product in the Field in the Territory shall be consistent with reasonable written guidelines provided from time to time by Acucela. Notwithstanding anything herein to the contrary, upon Acucela’s written request, Otsuka and its Affiliates agree to cease (or caused to be ceased) such use of the Acucela Mark with respect to any specified marketing or promotional materials for Licensed Product in the Field in the Territory; provided (i) that Otsuka and its Affiliates may continue to use any marketing and promotional materials in existence as of the receipt of such notice and (ii) in such case Otsuka’s obligation to include the Acucela Mark on marketing and promotional materials for Licensed Product(s) shall terminate.

ARTICLE 6

LICENSES

6.1 Pre-Opt-In Development License. Subject to the terms and conditions of this Agreement, Otsuka hereby grants Acucela a non-exclusive, royalty-free, fully-paid license under the Licensed IP in the Field in the Territory for the sole and limited purpose of conducting Development activities pursuant to Section 4.3 in accordance with the Development Plan and the terms of this Agreement.

6.2 License for Joint Development. Subject to the terms and conditions of this Agreement, (a) effective upon Acucela’s exercise of an Opt-In Right under Section 3.1, Otsuka hereby grants Acucela a co-exclusive (with Otsuka, its Affiliates and sublicensees) license under the Licensed IP to Develop Licensed Products for the Initial Indication in the Initial Formulation in the Territory in accordance with the Development Plan and the terms of this Agreement, and (b), if applicable, effective upon Acucela’s exercise of an opt-in right under Section 3.2 with respect to any Other Indication Product and/or Acucela’s exercise of an opt-in right under Section 3.3 with respect to any New Formulation, Otsuka hereby grants Acucela a co-exclusive (with Otsuka, its Affiliates and sublicensees) license under the Licensed IP to Develop such Other Indication Product(s) and/or New Formulations in the Territory in accordance with the Development Plan(s) and the terms of this Agreement.

6.3 License for Co-Promotion. Subject to the terms and conditions of this Agreement, (a) effective upon Acucela’s exercise of an Opt-In Right under Section 3.1, Otsuka hereby grants Acucela a co-exclusive (with Otsuka, its Affiliates and sublicensees) license under the Licensed IP to Co-Promote Licensed Products for the Initial Indication in the Initial Formulation in the Territory in accordance with the Commercialization Plan and the terms of this Agreement, and (b) if applicable, effective upon Acucela’s exercise of an opt-in right under Section 3.2 with respect to any Other Indication Product and/or Acucela’s exercise of an opt-in right under Section 3.3 with respect to any New Formulation, Otsuka hereby grants Acucela a co-exclusive (with Otsuka, its Affiliates and sublicensees) license under the Licensed IP to Co-Promote such Other Indication Product(s) and/or New Formulations in the Territory in accordance with the Commercialization Plan(s) and the terms of this Agreement. For clarity, Acucela shall have no right or license to conduct Commercialization activities other than Co-Promotion activities, and the license hereunder specifically excludes any right to sell, offer for sale, import or distribute Licensed Products in the Territory.

6.4 Sublicenses by Acucela. Acucela shall have no right to grant sublicenses of the licenses granted Acucela under this Article 6 except (i) to subcontractors, solely in compliance with Sections 4.5 and 5.4(i), (ii) with the prior written consent of Otsuka, or (iii) to one or more of Acucela’s Affiliates; provided that Acucela shall remain responsible for the activities of such Affiliate(s) to the same extent as if such activity were conducted by Acucela.

6.5 Other Licenses by Otsuka. If Otsuka grants any of its rights or delegates any of its obligations under this Agreement to any Third Party sublicensee, licensee and/or contractor, Otsuka shall be responsible for the failure by any such sublicensee, licensee and/or contractor to comply with, and Otsuka guarantees the compliance by each sublicensee, licensee and/or contractor with, all relevant restrictions, limitations and obligations in this Agreement.

6.6 No Implied Licenses; Retained Rights. No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise. All such licenses and rights are or shall be granted only as expressly provided in this Agreement. All rights not expressly granted hereunder are reserved by Otsuka and may be used by Otsuka for any purpose. Without limiting the foregoing, Otsuka retains any and all rights under the Licensed IP to develop, make, have made, use, sell, offer for sale, have sold or import or otherwise exploit any product for use outside of the Field or outside the Territory.

ARTICLE 7

FINANCIAL TERMS

7.1 Opt-In Fee.

(a) Licensed Product for Initial Indication in the Initial Formulation. Acucela shall pay Otsuka a non-refundable and non-creditable one-time fee in consideration for its exercise of the Opt-In Right pursuant to Section 3.1 as follows:

(i) if Acucela exercises the * Opt-In Right pursuant to Section 3.1(a) and if the Participation Percentage is twenty-five percent (25%), Acucela shall pay Otsuka ten million dollars ($10,000,000) within * days of exercising the * Opt-In Right; or

(ii) if Acucela exercises the * Opt-In Right pursuant to Section 3.1(a) and if the Participation Percentage is thirty-five percent (35%), Acucela shall pay Otsuka * within * days of exercising the * Opt-In Right; or

(iii) if Acucela exercises the P3 Opt-In Right pursuant to Section 3.1(b) and if the Participation Percentage is twenty-five percent (25%), Acucela shall pay Otsuka * within * days of exercising the P3 Opt-In Right; or

(iv) if Acucela exercises the P3 Opt-In Right pursuant to Section 3.1(b) and if the Participation Percentage is thirty-five percent (35%), Acucela shall pay Otsuka fifty-five million dollars ($55,000,000) within * days of exercising the P3 Opt-In Right.

(b) Other Indication Product. Within thirty (30) days after exercising its opt-in right with respect to any Other Indication Product pursuant to Section 3.2, Acucela shall pay Otsuka a non-refundable and non-creditable one-time fee in consideration for its exercise of

*	Confidential Treatment Requested.

such opt-in right, which fee shall be equal to the Participation Percentage of all clinical development costs (excluding preclinical costs) incurred by Otsuka to the extent allocable to Development of the Other Indication Product for the applicable Other Indication prior to Acucela’s exercise of its opt-in right under Section 3.2. The foregoing payment shall be due and payable by Acucela with respect to each Other Indication Product for which Acucela exercises its opt-in right under Section 3.2.

(c) New Formulation. Within * days after exercising its opt-in right with respect to any New Formulation pursuant to Section 3.3, Acucela shall pay Otsuka a non-refundable and non-creditable one-time fee in consideration for its exercise of such opt-in right, which fee shall be equal to the Participation Percentage of all clinical development costs (excluding preclinical costs) incurred by Otsuka with respect to such New Formulation prior to Acucela’s exercise of its opt-in right under Section 3.3. The foregoing payment shall be due and payable by Acucela with respect to each New Formulation for which Acucela exercises its opt-in right under Section 3.3.

7.2 Development Milestone Payments. In addition to the other fees payable under this Agreement, Acucela shall make the following non-refundable, non-creditable, one-time milestone payments to Otsuka:

(a) Filing of NDA for Licensed Product for the Initial Indication in the Initial Formulation.

(i) if Acucela exercises the * Opt-In Right pursuant to Section 3.1(a) and if the Participation Percentage is twenty-five percent (25%), Acucela shall pay Otsuka * within * days of *; or

(ii) if Acucela exercises the * Opt-In Right pursuant to Section 3.1(a) and if the Participation Percentage is thirty-five percent (35%), Acucela shall pay Otsuka * within * days of *.

(b) Approval of NDA for Licensed Product for the Initial Indication in the Initial Formulation.

(i) if Acucela exercises the * Opt-In Right pursuant to Section 3.1(a) and if the Participation Percentage is twenty-five percent (25%), Acucela shall pay Otsuka * within * days of *; or

(ii) if Acucela exercises the * Opt-In Right pursuant to Section 3.1(a) and if the Participation Percentage is thirty-five percent (35%), Acucela shall pay Otsuka * within * days of *; or

(iii) if Acucela exercises the P3 Opt-In Right pursuant to Section 3.1(b) and if the Participation Percentage is twenty-five percent (25%), Acucela shall pay Otsuka * within * days of *; or

(iv) if Acucela exercises the P3 Opt-In Right pursuant to Section 3.1(b) and if the Participation Percentage is thirty-five percent (35%), Acucela shall pay Otsuka * within * days of *.

(c) Approval of NDA for Other Indication Product. If Acucela exercises its opt-in right with respect to an Other Indication Product pursuant to Section 3.2, Acucela shall pay Otsuka * within * days of Regulatory Approval of the NDA for such Other Indication Product. The foregoing payment shall be due and payable by Acucela with respect to each Other Indication Product for which Acucela exercises its opt-in right under Section 3.2.

*	Confidential Treatment Requested.

7.3 Sales Milestone Payments. In addition to the other fees payable by Acucela under this Agreement, after achievement of each of the following sales milestone events, Acucela shall make each of the non-refundable, non-creditable corresponding sales milestone payments to Otsuka as set forth in the table below:

Sales Milestone Event	Sales Milestone Payment
Aggregate Net Sales of all Licensed Products in the Field in the Territory equal or exceed $* in *	$10,000,000
Aggregate Net Sales of all Licensed Products in the Field in the Territory equal or exceed $* in *	$15,000,000
Aggregate Net Sales of all Licensed Products in the Field in the Territory equal or exceed $* in *	$20,000,000
Aggregate Net Sales of all Licensed Products in the Field in the Territory equal or exceed $* in *	$30,000,000

Acucela shall pay Otsuka each applicable sales milestone payment above within * days after Otsuka provides written notice to Acucela that each corresponding sales milestone event has been achieved (together with supporting evidence); provided that if more than one sales milestone payment would otherwise be paid in the same calendar year (as a result of more than one sales milestone event being achieved in the same calendar year), Acucela shall pay the first such sales milestone payment within such * period and Acucela shall pay the second, third and/or fourth such milestone payment(s) (as applicable) on the date that is * months, * months and * months, respectively (as applicable), after the date of such first milestone payment.

7.4 Cost Sharing.

(a) Sharing of Development Costs. From and after the time that Acucela exercises an Opt-In Right under Section 3.1, the Parties shall jointly fund all Development Costs incurred after the effective date of such opt-in by or on behalf of the Parties in connection with Development of Licensed Product as follows:

(i) With respect to Development of the Licensed Product for the Initial Indication in the Initial Formulation, Acucela shall fund its share of all Development

*	Confidential Treatment Requested.

Costs incurred after the effective date of such opt-in by or on behalf of the Parties in accordance with the percentages set forth in clause (A) or clause (B), as applicable, and clause (C) below (in all cases subject to the terms of Section 7.4(b)) and Otsuka shall fund the remaining share of all Development Costs incurred by or on behalf of the Parties with respect to Development of Licensed Product for the Initial Indication in the Initial Formulation:

(A) if Acucela exercises the * Opt-In Right under Section 3.1(a), Acucela’s share of the costs incurred after the effective date of such opt-in for conducting Phase 3 Clinical Trials of Licensed Product for the Initial Indication in the Initial Formulation (excluding P3b Clinical Trials and not including, for the avoidance of doubt, Phase 4 Clinical Trials and Post-Approval Studies) shall be: (A) if such Phase 3 Clinical Trials are Global Studies that include Japan, Acucela shall fund * of all costs of conducting such Global Studies, including all of Acucela’s direct and indirect costs and expenses (including internal costs, subject to Section 7.4(f), and payments to approved CROs and any other permitted subcontractors) related to the conduct of such Global Studies, plus costs paid by Otsuka or its Affiliates to CROs and any other Third Party subcontractors for conduct of such Global Studies in Japan, or (B) if such Phase 3 Clinical Trials are Global Studies that do not include Japan, Acucela shall fund * of all costs of conducting such Global Studies, including all of Acucela’s direct and indirect costs and expenses (including internal costs, subject to Section 7.4(f), and payments to approved CROs and any other permitted subcontractors) related to the conduct of such Global Studies; or

(B) if Acucela exercises the P3 Opt-In Right under Section 3.1(b), Acucela shall not be obligated to fund any costs of conducting Phase 3 Clinical Trials of Licensed Product for the Initial Indication in the Initial Formulation (excluding P3b Clinical Trials and not including, for the avoidance of doubt, Phase 4 Clinical Trials and Post-Approval Studies); and

(C) If Acucela exercises its Opt-In Right (either the * Opt-In Right under Section 3.1(a) or the P3 Opt-In Right under Section 3.1(b)), Acucela shall fund 50% of all other (non-Phase 3 Clinical Trials) Development Costs incurred with respect to the Licensed Product for the Initial Indication in the Initial Formulation after the effective date of such opt-in, including costs related to regulatory affairs in the Territory, subject to Section 7.4(f) where applicable.

(ii) With respect to Development of any New Formulation for which Acucela has exercised an opt-in right pursuant to Section 3.3, Acucela shall fund its share of all Development Costs incurred after the effective date of such opt-in by or on behalf of the Parties in accordance with the percentages set forth in clause (A) and/or clause (B), as applicable, and clause (C) below (in all cases subject to the terms of Section 7.4(b)) and Otsuka shall fund the remaining share of all Development Costs incurred by or on behalf of the Parties with respect to Development of such New Formulation:

(A) if Development of such New Formulation will include Global Studies of such New Formulation, Acucela’s share of the costs incurred after the

*	Confidential Treatment Requested.

effective date of such opt-in of conducting such Global Studies (excluding P3b Clinical Trials, Phase 4 Clinical Trials and Post-Approval Studies) shall be: (1) if such Global Studies include Japan, Acucela shall fund * of all costs of conducting such Global Studies, including all of Acucela’s direct and indirect costs and expenses (including internal costs, subject to Section 7.4(f), and payments to approved CROs and any other permitted subcontractors) related to the conduct of such Global Studies, plus costs paid by Otsuka or its Affiliates to CROs and any other Third Party subcontractors for conduct of such Global Studies in Japan, or (2) if such Global Studies do not include Japan, Acucela shall fund * of all costs of conducting such Global Studies, including all of Acucela’s direct and indirect costs and expenses (including internal costs, subject to Section 7.4(f), and payments to approved CROs and any other permitted subcontractors) related to the conduct of such Global Studies; and/or

(B) if Development of such New Formulation will include U.S.-Only Studies of such New Formulation, Acucela shall fund 50% of all costs of conducting such U.S.-Only Studies (excluding P3b Clinical Trials, Phase 4 Clinical Trials and Post-Approval Studies), including all of Acucela’s direct and indirect costs and expenses (including internal costs, subject to Section 7.4(f), and payments to approved CROs and any other permitted subcontractors) related to the conduct of such U.S.-Only Studies; and

(C) Acucela shall fund 50% of all other (non-Global Studies or non-U.S.-Only Studies) Development Costs incurred with respect to such New Formulation after the effective date of such opt-in, including costs related to regulatory affairs in the Territory, if any, subject to Section 7.4(f) where applicable.

(iii) With respect to Development of any Other Indication Product for which Acucela has exercised an opt-in right pursuant to Section 3.2, Acucela shall fund the Participation Percentage of all Development Costs incurred after the effective date of such opt-in by or on behalf of the Parties, subject to the terms of Section 7.4(b)(iii), and Otsuka shall fund the remaining share of all Development Costs incurred by or on behalf of the Parties with respect to Development of such Other Indication Product.

(b) Aggregate Development Cost Cap.

(i) Notwithstanding Section 7.4(a) but subject to Section 7.4(f) where applicable, Acucela’s share of the Development Costs of Licensed Product for the Initial Indication in the Initial Formulation and, if applicable, Acucela’s share of costs of conducting Development, through *, of any New Formulation for which Acucela exercises an opt-in right under Section 3.3, shall not exceed, collectively, the Aggregate Development Cost Cap of twenty-three million dollars ($23,000,000) and Acucela shall have no obligation to fund its share of such Development Costs for the Initial Indication in the Initial Formulation and, if applicable, its share of such Development Costs for such New Formulation through *, that collectively exceed such Aggregate Development Cost Cap (the “Excess Development Share”) unless Acucela agrees to bear the Excess Development Share or an Expert determines (pursuant to

*	Confidential Treatment Requested.

Section 14.2(a)) that activities or expenditures, which if conducted (or, in the case of expenditures, if spent) would obligate Acucela to fund Development Costs in excess of the Aggregate Development Cost Cap, are necessary to be conducted (or, in the case of expenditures, are necessary to be spent) in order to obtain Regulatory Approval. If Acucela so agrees or an Expert so determines, then Acucela’s obligation to fund the Excess Development Share shall be fulfilled as follows: Otsuka shall bear, on behalf of Acucela, the Excess Development Share at the time such costs are incurred and, on a monthly basis commencing the first month of *, Otsuka shall withhold from each Sharing Payment due to be paid to Acucela pursuant to Section 7.5 * of the total Sharing Payment due for such month until the Excess Development Share borne by Otsuka is recouped in full by Otsuka. For clarity, if any New Formulation for which Acucela has exercised an opt-in right under Section 3.3 is being Developed after *, Acucela (and not Otsuka) shall fund its share (in accordance with Section 7.4(a)(ii)) of all Development Costs incurred in connection with Development of such New Formulation on a current basis as such Development Costs are incurred, and the Excess Development Share to be borne and recouped by Otsuka shall not include any amount of Acucela’s share of Development Costs incurred in connection with Development of such New Formulation during or after *.

(ii) At the time that Acucela exercises the * Opt-In Right under Section 3.1(a), the JDC will discuss and attempt to agree upon a yearly cap of costs of conducting Development of Licensed Product for the Initial Indication in the Initial Formulation (and, if applicable any New Formulation for which Acucela has exercised an opt-in right pursuant to Section 3.3) (the “Annual Development Cost Cap”), provided that if the JDC cannot agree (with neither Party having a tie-breaking vote), then the Aggregate Development Cost Cap will be pro-rated on a calendar year (or portion thereof) basis to arrive at the Annual Development Cost Cap for the Initial Indication in the Initial Formulation (and, if applicable, a New Formulation), and, provided further that any Development Costs paid by Acucela for Development of Licensed Product for the Initial Indication in the Initial Formulation (and, if applicable, a New Formulation) in a calendar year that exceed the Annual Development Cost Cap for such year will be carried over to the following year (and if such excess amount that is carried forward plus any such Development Costs incurred in such following year exceed the applicable Annual Development Cost Cap for such year, such excess shall likewise be carried forward to the following year, and so on) until the Aggregate Development Cost Cap is reached (and Acucela shall not be obligated to share Development Costs for Licensed Product for the Initial Indication in the Initial Formulation, and, if applicable, a New Formulation, in excess of the Aggregate Development Cost Cap except as provided in clause (i) above). If applicable, at the time that Acucela exercises an opt-in right under Section 3.3 with respect to a New Formulation, the JDC will discuss and attempt to agree on an adjustment to the Annual Development Cost Cap to account for the Development Costs associated with Development of such New Formulation.

(iii) The Aggregate Development Cost Cap set forth in Section 7.4(b)(i) shall apply only to the costs of conducting Development of Licensed Product for the Initial Indication in the Initial Formulation and, if applicable, to the costs of conducting Development, through *, of any New Formulation for which Acucela exercises an opt-in right under Section 3.3 and, although the procedure in clauses (i) and (ii) above shall apply mutatis mutandis with respect to each Other Indication Product, a separate Aggregate Development Cost Cap, as

*	Confidential Treatment Requested.

established by the JDC, shall apply to Development Costs incurred for Development of each Other Indication Product. In other words, until the end of *, if Acucela’s share (the Participation Percentage) of Development Costs incurred in connection with Development of an Other Indication Product for which Acucela has exercised an opt-in right under Section 3.2 exceeds the separate Aggregate Development Cost Cap established by the JDC for such Other Indication Product, such excess amount shall be borne and recouped by Otsuka in accordance with the procedures set forth in clause (i) above, and if any Other Indication Product for which Acucela has exercised an opt-in right under Section 3.2 is being Developed after *, Acucela (and not Otsuka) shall fund its share (the Participation Percentage) of all Development Costs incurred in connection with Development of such Other Indication on a current basis as such Development Costs are incurred during and after *.

(c) Sharing of Commercialization Costs.

(i) From and after the time that Acucela exercises an Opt-In Right under Section 3.1, Acucela shall fund its share of all Commercialization Costs incurred after the effective date of such opt-in by or on behalf of the Parties (including in connection with Commercialization of the Licensed Product in the Initial Indication in the Initial Formulation, and Commercialization of any Other Indication Product and/or any New Formulation for which Acucela has exercised an opt-in right pursuant to Section 3.2 and/or Section 3.3, respectively) in an amount equal to the Participation Percentage (i.e., 25% or 35%, as applicable) of all Commercialization Costs, and Otsuka shall fund the remaining share of all Commercialization Costs, in each case subject to Section 7.4(f), where applicable.

(ii) Notwithstanding the foregoing, during the first * Launch Years, Acucela’s share of Commercialization Costs for Commercialization of Licensed Product (including Licensed Product for the Initial Indication in the Initial Formulation, and any New Formulation and Other Indication Product for which Acucela has exercised an opt-in right) (“Initial Commercialization Costs”) shall not exceed an aggregate cap of either (A) fifty-five million dollars ($55,000,000), if the Participation Percentage is 25%, or (B) seventy-eight million dollars ($78,000,000) if the Participation percentage is 35% (either (A) or (B), the “Aggregate Commercialization Cost Cap”), which is calculated based on the General Commercialization Plan Outline, and Acucela shall have no obligation to fund its share of such Initial Commercialization Costs that exceed such Aggregate Commercialization Cost Cap (the “Excess Commercialization Share”) unless Acucela agrees to bear the Excess Commercialization Share or an Expert determines (pursuant to Section 14.2(a)) that activities or expenditures, which if conducted (or, in the case of expenditures, if spent) would obligate Acucela to fund Initial Commercialization Costs in excess of the Aggregate Commercialization Cost Cap, are necessary to be conducted (or, in the case of expenditures, are necessary to be spent) in order to improve marketing or increase sales of Licensed Product in the Field in the Territory, taking into consideration the activities conducted and expenditures incurred in connection with the commercialization of other pharmaceutical products then marketed and sold in the Field in the Territory. If Acucela so agrees or an Expert so determines, then Acucela’s obligation to fund the Excess Commercialization Share shall be fulfilled as follows: Otsuka shall bear, on behalf of Acucela, the Excess Commercialization Share at the time such costs are incurred and, on a monthly basis commencing on the later of the first month of * or the month after Otsuka has fully recouped the entire Excess Development Share pursuant to Section 7.4(b)(i),

*	Confidential Treatment Requested.

Otsuka shall withhold from each Sharing Payment due to be paid to Acucela pursuant to Section 7.5 * of the total Sharing Payment due for such month until the Excess Commercialization Share borne by Otsuka is recouped in full by Otsuka.

(iii) A yearly cap of Initial Commercialization Costs (the “Annual Commercialization Cost Cap”) is set forth in the General Commercialization Plan Outline. Any Initial Commercialization Costs paid by Acucela in a calendar year that exceed the Annual Commercialization Cost Cap for such year will be carried over to the following year (and if such excess amount that is carried forward plus any Initial Commercialization Costs incurred in such following year exceed the applicable Annual Commercialization Cost Cap for such year, such excess shall likewise be carried forward to the following year, and so on) until the Aggregate Commercialization Cost Cap is reached (and Acucela shall not be obligated to share Initial Commercialization Costs in excess of the Aggregate Commercialization Cost Cap except as provided in clause (ii) above).

(d) Reconciliation Payments. The following shall apply with respect to payment of Development Costs and Commercialization Costs incurred after Acucela exercises an Opt-In Right pursuant to Section 3.1. Within thirty (30) days after the end of each month during which Development Costs or Commercialization Costs are incurred, each Party shall provide a written report (each, a “Monthly Report”) to the other Party setting forth in detail the Development Costs or Commercialization Costs (together with the evidence supporting such Development Costs or Commercialization Costs) incurred by such Party during such month in conducting Development work or Commercialization activities for which it is the Responsible Party under each Development Plan or Commercialization Plan, as the case may be, in accordance with the budget contained in the applicable Development Plan or Commercialization Plan. Each Monthly Report will be in such form as the JDC or JCC, as applicable, may reasonably agree from time to time. Within thirty (30) days after each Party has provided the other Party its Monthly Report for a particular month, the Parties shall confer and agree on a written payment report based upon the Monthly Report for such month (each, a “Payment Report”) setting forth the amount payable by Otsuka to Acucela or the amount payable by Acucela to Otsuka (as the case may be), so that each of the Parties has borne its share of all the Development Costs or Commercialization Costs (as set forth in Section 7.4(a) and (b) or Section 7.4(c), as applicable) incurred by the Parties in such month. The applicable Party shall pay the amount shown to be due to the other Party as set forth in the Payment Report within thirty (30) days after the Parties agree on such Payment Report.

(e) Cost Overruns. The following shall apply with respect to cost overruns that occur after Acucela exercises an Opt-In Right pursuant to Section 3.1. If, following Acucela’s exercise of an Opt-In Right under Section 3.1, either Party (as the Responsible Party) determines that it is likely to overspend or has overspent the budgeted costs and expenses set forth in a Development Plan or a Commercialization Plan, as the case may be, for a calendar year (such overspend, a “Post-Opt-In Cost Overrun”), such Responsible Party shall promptly notify the JDC or the JCC, as applicable, of the anticipated amount and cause(s) of such Post-Opt-In Cost Overrun and the JDC or JCC, as applicable, shall promptly hold an ad-hoc meeting and shall discuss reasonably and in good faith what steps to take to address the Post-Opt-In Cost Overrun, which may include amending the applicable Development Plan or Commercialization Plan to modify the activities to reduce costs or to increase the budget contained therein so that

*	Confidential Treatment Requested.

there is no longer a Post-Opt-In Cost Overrun. Any modifications to Development or Commercialization activities or the applicable budget in a Development Plan or Commercialization Plan approved by the JDC or the JCC, respectively, to address a Post-Opt-In Cost Overrun shall be included as an amendment to such Development Plan or Commercialization Plan (or the budget contained therein). If and to the extent a Party experiences a Post-Opt-In Cost Overrun with respect to Development work or Commercialization activities for which it is the Responsible Party, each Party shall bear such Post-Opt-In Cost Overrun in accordance with its percentage share payable for Development Costs or Commercialization Costs (as set forth in Section 7.4(a) or Section 7.4(c)(i), as applicable), subject to the terms of Section 7.4(b) and Section 7.4(c)(ii) and (iii).

(f) Certain Terms with respect to FTEs. With respect to any internal FTEs of Acucela that are included in Development Costs or Commercialization Costs to be shared by the Parties pursuant to this Section 7.4 (the “Shared Internal FTEs”), the following shall apply:

(i) Initial Formulation (if Acucela exercises * Opt-In Right). If Acucela exercises the * Opt-In Right, the Shared Internal FTEs with respect to the Licensed Product for the Initial Indication in the Initial Formulation shall be shared as follows:

(A) the Shared Internal FTEs during the period from the first day of the calendar month in which Acucela exercises the * Opt-In Right until the first day of the calendar month in which an NDA is filed for the Licensed Product for the Initial Indication in the Initial Formulation shall be shared at the sharing percentages set forth in Section 7.4(a)(i)(A);

(B) the Shared Internal FTEs during the period from the first day of the calendar month in which an NDA is filed for the Licensed Product for the Initial Indication in the Initial Formulation until the first day of the calendar month in which Regulatory Approval is obtained for the Licensed Product for the Initial Indication in the Initial Formulation shall be shared at the sharing percentages set forth in Section 7.4 (a)(i)(C); and

(C) the Shared Internal FTEs during the period from and after the first day of the calendar month in which Regulatory Approval is obtained for the Licensed Product for the Initial Indication in the Initial Formulation shall be shared at the sharing percentages set forth in Section 7.4(c).

(ii) Initial Formulation (if Acucela exercises P3 Opt-In Right). If Acucela exercises the P3 Opt-In Right, the Shared Internal FTEs with respect to the Licensed Product for the Initial Indication in the Initial Formulation shall be shared as follows:

(A) the Shared Internal FTEs during the period from the first day of the calendar month in which Acucela exercises the P3 Opt-In Right until the first day of the calendar month in which Regulatory Approval is obtained for the Licensed Product for the Initial Indication in the Initial Formulation shall be shared at the sharing percentages set forth in Section 7.4 (a)(i)(C); and

(B) the Shared Internal FTEs during the period from and after the first day of the calendar month in which Regulatory Approval is obtained for the Licensed Product for the Initial Indication in the Initial Formulation shall be shared at the sharing percentages set forth in Section 7.4(c).

*	Confidential Treatment Requested.

(iii) New Formulation (if Development includes Global Studies). If Acucela exercises an opt-in right pursuant to Section 3.3 with respect to a New Formulation the Development of which includes Global Studies, the Shared Internal FTEs with respect to such New Formulation shall be shared on a formulation-by-formulation basis as follows:

(A) the Shared Internal FTEs during the period from the first day of the calendar month in which Acucela exercises its opt-in right with respect to the applicable New Formulation until the first day of the calendar month in which an NDA is filed for the applicable New Formulation shall be shared at the sharing percentages set forth in Section 7.4(a)(ii)(A);

(B) the Shared Internal FTEs during the period from the first day of the calendar month in which an NDA is filed for the applicable New Formulation until the first day of the calendar month in which Regulatory Approval is obtained for the applicable New Formulation shall be shared at the sharing percentages set forth in Section 7.4 (a)(ii)(C); and

(C) the Shared Internal FTEs during the period from and after the first day of the calendar month in which Regulatory Approval is obtained for the applicable New Formulation shall be shared at the sharing percentages set forth in Section 7.4(c).

(iv) New Formulation (if Development does not include Global Studies). If Acucela exercises an opt-in right pursuant to Section 3.3 with respect to a New Formulation the Development of which does not include Global Studies, the Shared Internal FTEs with such New Formulation shall be shared on a formulation-by-formulation basis as follows:

(A) the Shared Internal FTEs during the period from the first day of the calendar month in which Acucela exercises its opt-in right with respect to the applicable New Formulation until the first day of the calendar month in which Regulatory Approval is obtained for the applicable New Formulation shall be shared at the sharing percentages set forth in Section 7.4 (a)(ii)(B)and(C); and

(B) the Shared Internal FTEs during the period from and after the first day of the calendar month in which Regulatory Approval is obtained for the applicable New Formulation shall be shared at the sharing percentages set forth in Section 7.4(c).

(v) Other Indication Product. The Shared Internal FTEs with respect to an Other Indication Product shall be shared in accordance with the applicable Participation Percentage.

7.5 Sharing of Net Sales. If Acucela exercises an Opt-In Right under Section 3.1, then, following commencement of Co-Promotion activities by Acucela, Otsuka shall pay Acucela a share of Net Sales (“Sharing Payment”) equal to the Participation Percentage (i.e., 25% or 35%, as applicable) of Net Sales for each month during which Acucela conducts Co-Promotion activities. The Sharing Payment for each month shall be paid based on Net Sales of Licensed Product for the Initial Indication in the Initial Formulation, any New Formulation for which Acucela has exercised its opt-in right under Section 3.3 and any Other Indication Product for which Acucela has exercised its opt-in right under Section 3.2 and, for clarity, any revenue from sales of New Formulation for which Acucela did not exercise its opt-in right under Section 3.3 and/or any revenue from sales of Other Indication Product(s) for which Acucela did not exercise its opt-in right under Section 3.2 shall be excluded from the Net Sales on which the Sharing Payment is paid. The determination and tracking of the Net Sales on which the Sharing Payment is paid and the net sales of New Formulations and/or Other Indication Product(s) which are excluded from the calculation of the Sharing Payment shall be based on sales data from IMS or an equivalent, reliable source of sales data as agreed upon by the Parties. Otsuka shall pay the Sharing Payment within forty-five (45) days after the end of each month during which Acucela conducts Co-Promotion activities in the Territory pursuant to this Agreement and the Co-Promotion Agreement. At the time that Otsuka pays the Sharing Payment, Otsuka shall transmit to Acucela a statement reporting the Sharing Payment due with respect to Net Sales for the applicable month, which statement shall contain reasonable detail regarding the calculation of the Sharing Payment and the underlying sales data. Notwithstanding the foregoing, within sixty (60) days after the end of each calendar year during which Acucela conducts Co-Promotion activities, Otsuka shall prepare a reconciliation report showing (i) the actual aggregate annual Net Sales for the immediately preceding calendar year (including Net Sales of Licensed Product for the Initial Indication in the Initial Formulation and of any New Formulation for which Acucela exercised its opt-in right under Section 3.3 and any Other Indication Product for which Acucela exercised its opt-in right under Section 3.2), (ii) the total Sharing Payment that should have been paid in such calendar year based on such actual aggregate annual Net Sales, (iii) the actual Sharing Payment paid to Acucela for such calendar year (i.e., the sum of the monthly Sharing Payments made by Otsuka for the immediately preceding calendar year), and (iv) any underpayment or overpayment of the Sharing Payment in such immediately preceding calendar year (i.e., the difference between the amounts shown under clause (ii) and clause (iii)). To the extent a reconciliation report reflects an underpayment of the Sharing Payment for a calendar year, Otsuka shall pay such difference to Acucela within thirty (30) days after Otsuka transmits the reconciliation report. To the extent a reconciliation report reflects an overpayment of the Sharing Payment for a calendar year, such difference shall be set-off against, and deducted by Otsuka from, the Sharing Payment payable by Otsuka to Acucela in the next-succeeding month (or months, as agreed by the Parties).

7.6 No Payments if Opt-In Right Not Exercised. For the avoidance of doubt, Acucela shall not be obligated to make any of the payments (or incur any of the costs) described in Sections 7.1, 7.2, 7.3 or 7.4, and Otsuka shall not be obligated to make any Sharing Payments as described in Section 7.5, unless and until such time as Acucela exercises its Opt-In Right under this Agreement. For clarity, disputes about such matters are not subject to a deciding vote at the JDC or the JCC.

7.7 Other Payment Terms.

(a) Payment Currency, Method. All dollar amounts in this Agreement are stated in, and all payments under this Agreement shall be made in, United States Dollars. All payments between the Parties under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. All payments due under this Agreement which are not timely paid shall bear interest to the extent permitted by Applicable Laws at a rate equal to the U.S. Prime Lending Rate, as quoted in The Wall Street Journal (U.S. Eastern Edition), effective for the date on which the payment was due.

(b) Taxes. Any withholding or other taxes that either Party is required by Applicable Laws to withhold or pay on behalf of the other Party, with respect to any payments to such other Party hereunder, shall be deducted from such payments and paid to the appropriate tax authority contemporaneously with the remittance to the other Party, provided, however, that the withholding Party shall furnish the other Party with proper evidence of the taxes so paid. Each Party shall cooperate with the other and furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under Applicable Laws (or exemption from such withholding tax payments, as applicable). Notwithstanding the foregoing, the Parties understand that, as of the Effective Date, no withholding taxes are applicable with respect to any of their payment obligations under this Agreement.

(c) Payment Disputes. Any dispute between the Parties regarding amounts of payments due from one Party to the other under this Agreement, including any dispute regarding characterization of costs as Development Costs or Commercialization Costs for purposes of determining such payments, shall be resolved as an Expert Matter in accordance with Section 14.2(a).

7.8 Records Retention; Audits.

(a) Records Retention. Each Party will maintain complete and accurate books, records and accounts used for the determination of Development Costs and Commercialization Costs incurred in connection with the performance of this Agreement or otherwise relevant for the calculation of Net Sales and the Sharing Payment, in sufficient detail to confirm the accuracy of any payments required under this Agreement, which books, records and accounts will be retained by such Party for five (5) years after the end of the period to which such books, records and accounts pertain, or longer as is required by Applicable Laws.

(b) Audit Request. Upon the written request of a Party (the “Auditing Party”) and not more than once each calendar year, the other Party (the “Responding Party”) shall permit the Auditing Party, accompanied by an independent certified public accounting firm of internationally recognized standing, selected by the Auditing Party and reasonably acceptable to the Responding Party, at the Auditing Party’s expense, to have access during normal business hours to the records of the Responding Party as may be reasonably necessary to verify the accuracy of the financial reports and calculations made under Article 4 and this Article 7 for any Calendar Quarter ending not more than five (5) years prior to the date of such request. Any such audit shall be conducted at the location where the records are normally kept, unless otherwise reasonably requested by the Responding Party.

(c) Discrepancies. If, as a result of such audit, it is established that additional amounts were owed by the Responding Party for the audited period, such Party shall pay such additional amounts within thirty (30) days after the date such discrepancy is established. In the event of a dispute as to whether there is a discrepancy, the matter shall be resolved by the JDC (with respect to Development Costs) or the JCC (with respect to Commercialization Costs or the Sharing Payment). The fees charged by such accounting firm shall be paid by the Auditing Party; provided, however, that if the audit establishes that the aggregate amounts payable by the Responding Party for such period are more than one hundred five percent (105%) of the aggregate amounts actually paid for such period, then the Responding Party shall pay the reasonable fees and expenses charged by such accounting firm. The Auditing Party shall treat all financial information subject to review under this Section 7.8 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

ARTICLE 8

REGULATORY MATTERS

8.1 Regulatory Filings, Labeling. As between the Parties and subject to Otsuka designating Acucela as Otsuka’s agent to be the primary contact with the FDA as set forth in this Section 8.1, Otsuka shall have all ultimate decision-making authority over, and shall be responsible for the costs of (or shall share applicable costs with Acucela as provided in Section 7.4), all of the following (including, as applicable, Acucela’s activities related to the following): (i) filing, obtaining and maintaining, in Otsuka’s name or in the name of its Affiliate, all Regulatory Filings for Licensed Products in the Territory, including all associated submissions (e.g., safety alerts, protocol submissions, etc.); (ii) all interactions and communications with the FDA, including responding to inquiries and correspondence from the FDA; (iii) the establishment of the Licensed Product safety database for the Territory; (iv) the monitoring of all clinical experiences and submission of all required reports throughout Development and Commercialization of any Licensed Product in the Territory; and (v) the contents of Licensed Product labels, as submitted to the FDA, and the ensuing negotiations towards the finalization thereof as approved by the FDA, in each case in compliance with all Applicable Laws. For the avoidance of doubt, all costs and expenses incurred in preparing and filing Regulatory Filings shall be Development Costs. Through the JDC, the Parties shall discuss and collaborate with respect to all material aspects of Regulatory Filings and Licensed Product labels and either Party shall, at the request of the other Party, review, comment on and provide reasonable assistance regarding filings, submissions, and responses to the FDA related to the Licensed Compound or Licensed Products in the Territory. Otsuka shall own all INDs, NDAs and other Regulatory Filings and all Regulatory Approvals with respect to the Licensed Compound and Licensed Product (in all formulations and indications); provided, however that, Otsuka shall transmit all necessary and appropriate letters to the FDA advising the FDA that Acucela shall be the primary contact for the FDA with respect to Development matters (including conduct of the pre-IND meeting) for the Licensed Product in the Territory. For clarity, it is understood that in acting as Otsuka’s primary contact with the FDA with respect to Development matters for the Licensed Product in the Territory, Acucela will be subject to Applicable Laws and ethical obligations with which it must comply and, therefore, if any instructions from Otsuka or any of its Affiliates, in Acucela’s reasonable judgment, conflict with such Applicable Laws and ethical obligations, (A) Acucela shall notify Otsuka in writing, (B) Acucela shall not be obligated to take such action, and (C) if Otsuka or any of its Affiliates disagrees with Acucela’s judgment, Otsuka or its Affiliate may directly communicate with FDA and may be the primary contact with FDA with respect to the relevant matter that is the subject of such disagreement.

8.2 Drug Master File; Transfer by Otsuka. Notwithstanding the foregoing, Otsuka shall have the responsibility and authority to prepare and provide all Manufacturing-related data, information and other related Manufacturing documentation as is necessary to prepare Regulatory Filings and receive Regulatory Approval. Otsuka shall provide such Manufacturing-related data, information and other documentation in the form of a Drug Master File (“DMF”) under seal directly to the FDA, Acucela shall be entitled to reference such DMF in the IND and NDA for the Licensed Product, and Otsuka shall be entitled to respond directly to the FDA regarding Licensed Product Manufacturing. Otsuka shall provide Acucela a Letter of Authorization to reference such DMF in the IND and NDA for the Licensed Product in the Field in the Territory. In addition, within thirty (30) days after the Effective Date, Otsuka shall transfer to Acucela all data and information (including certain CMC information requested by Acucela prior to the Effective Date but excluding the DMF and any data and information to be contained in the DMF which are not publicly available) reasonably necessary or useful for Acucela to submit to FDA the IND (including such data and information necessary or useful for Acucela to conduct the pre-IND meeting) for the Licensed Product for the Initial Indication in the formulation existing as of the Effective Date in the Territory. From time to time thereafter at the request of Acucela, Otsuka shall transfer to Acucela data and information (excluding the DMF and any data and information contained in the DMF which are not publicly available) reasonably necessary or useful for Acucela’s filings, submissions and responses to FDA related to Licensed Product in the Field in the Territory.

8.3 Pharmacovigilance. Although Acucela shall be Otsuka’s primary contact with the FDA with respect to Development matters for the Licensed Product in the Territory, the Parties acknowledge that, as the owner of all Regulatory Filings and Regulatory Approvals, Otsuka is responsible for complying with all pharmacovigilance requirements under Applicable Laws. Therefore, as soon as reasonably practicable after the Effective Date, Acucela and Otsuka shall enter into a separate agreement setting forth the pharmacovigilance responsibilities and procedures for safety information exchange to be carried out by the Parties during the course of conducting Development and, if Acucela exercises an Opt-In Right under Section 3.1, the Parties shall enter into, as soon as reasonably practicable after formation of the JCC, a separate agreement setting forth the pharmacovigilance responsibilities and procedures for safety information exchange to be carried out by the Parties during the course of conducting Commercialization (each a “Pharmacovigilance Agreement”). Each Pharmacovigilance Agreement shall contain such terms as are reasonable and customary for arrangements of this type, including mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange of adverse event reports and other information concerning the safety of Licensed Product, and shall in all events include such terms as are necessary to ensure that both Parties comply with Applicable Laws pertaining to adverse events and safety reporting. Subject, in each case, to compliance with Applicable Laws, each Party hereby agrees to comply with its respective obligations under each Pharmacovigilance Agreement.

8.4 Product Recall or Withdrawal. The terms of this Section 8.4 shall apply only if and after Acucela exercises an Opt-In Right under Section 3.1. For clarity, if Acucela has not exercised its Opt-in Right, Otsuka shall be solely responsible for all costs associated with any recall or withdrawal of Licensed Product in the Territory. If either Otsuka or Acucela discovers or becomes aware of any fact, condition, circumstance or event (whether actual or potential) that may reasonably require a recall or withdrawal of the Licensed Product in the Territory, such Party shall communicate such fact, condition, circumstance or event promptly to the other Party. To the extent that it is necessary or appropriate to communicate with any Person, including to the FDA or any other regulatory authority, the media or any customer, concerning any such fact, condition, circumstance or event, Otsuka shall be the primary contact, and shall have all decision-making authority, concerning such communication. Otsuka shall be responsible and shall have final decision-making authority for the management and implementation of any recall or withdrawal of Licensed Product in the Territory. All costs associated with any recall or withdrawal of Licensed Product in the Territory shall be borne by Otsuka. Notwithstanding the foregoing, if a recall or withdrawal of Licensed Product in the Territory becomes necessary due to no fault of either Party but due to an intrinsic problem or defect in the efficacy or safety of the Licensed Product (an “Intrinsic Defect”) all costs associated with such recall or withdrawal shall be shared by the Parties as follows: Acucela shall bear the Participation Percentage of all such costs and Otsuka shall bear the remaining share of all such costs.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Development Intellectual Property.

(a) Ownership. Otsuka shall own the entire right, title and interest in and to any and all (i) Know-How discovered, developed, identified, made, conceived or reduced to practice by or on behalf of Otsuka or Acucela, solely or jointly, or its or their Affiliates or their respective employees, agents or contractors in the course of conducting Development under this Agreement (collectively, “Developed Know-How”), and (ii) intellectual property rights in any of the Developed Know-How, including Licensed Patent Rights that claim or disclose any of the Developed Know-How.

(b) Disclosure, Assignment. Acucela shall promptly disclose to Otsuka in writing the development, making, conception or reduction to practice of any Developed Know-How, and Acucela does hereby expressly and irrevocably assign and convey, and shall cause its Affiliates and contractors (in accordance with Section 4.5) to so assign and convey, to Otsuka, without compensation, all right, title and interest in and to any such Developed Know-How. The assignment and transfer of all such Developed Know-How to Otsuka shall occur instantly and automatically upon the development, making, conception or reduction to practice, as the case may be, of such Developed Know-How and shall not require any further deeds or documents to be exchanged between the Parties; provided, however, that upon the request of Otsuka, Acucela shall execute and deliver (and have executed and delivered by its contractors, employees and agents) any and all declarations, applications, assignments and other documents, and provide all other assistance, that Otsuka reasonably determines may be necessary or desirable to apply for, obtain or perfect Otsuka’s ownership of all right, title and interest in Developed Know-How. Acucela shall enter an appropriate agreement with each of its employees who is involved in Development, pursuant to which such employee shall agree to (i) assign to Acucela ownership of all Developed Know-How and (ii) not use (other than in connection with conducting Development) or disclose to any Third Party any Developed Know-How.

(c) License to Acucela. To the extent that Otsuka Controls after the Effective Date any Patent Rights that claim any Developed Know-How that is developed, made conceived or reduced to practice solely by Acucela or any of its Affiliate’s employees and/or contractors or jointly by both Acucela or any of its Affiliate’s employees and/or contractors and Otsuka or any of its Affiliate’s employees and/or contractors (“Developed Patent Rights”), Otsuka hereby grants to Acucela, subject to the terms and conditions of this Agreement, including Acucela’s exclusivity covenant set forth in Section 3.6, a worldwide, non-exclusive, perpetual, irrevocable, fully paid up, royalty-free, sub-licensable license under such Developed Patent Rights to make, have made, use, sell, offer to sell and import any pharmaceutical product.

9.2 Third Party IP. Otsuka (and not Acucela) shall have responsibility and authority for, and shall bear all costs associated with, negotiating and executing any Third Party IP license or other acquisition agreement that the JDC, prior to Acucela’s exercise of an Opt-In Right under Section 3.1, or the JCC, after Acucela’s exercise of an Opt-In Right under Section 3.1, determines is necessary or advisable in order to use, import or sell Licensed Product in the Field in the Territory or in order to Manufacture Licensed Product for use, import or sale in the Field in the Territory; provided that Otsuka shall keep Acucela reasonably informed with respect to the negotiations and deal terms relating to such Third Party IP license or acquisition agreement and shall consider any comments, recommendations or analysis of Acucela in good faith, taking into consideration Acucela’s interests relating to Commercialization. For the avoidance of doubt, although Otsuka shall bear all costs associated with negotiating any Third Party IP license or other acquisition agreement, all Third Party IP Costs shall be Commercialization Costs and shall be shared by the Parties in accordance with Section 7.4(c) (if and after Acucela exercises an Opt-In Right under Section 3.1).

9.3 Licensed Patent Rights.

(a) Prosecution and Maintenance. Otsuka shall have the exclusive right and responsibility, at its sole discretion and cost, for the prosecution and maintenance of all Licensed Patent Rights, including all Developed Patent Rights, subject to the following:

(i) With respect to Developed Patent Rights, Otsuka shall copy Acucela, or have Acucela copied, on all substantive (non-procedural) documents pertaining to the Developed Patent Rights, which are received from or to be filed with the U.S. Patent and Trademark Office (“USPTO”), promptly following receipt from the patent office and within a reasonable time prior to filing with USPTO, as applicable, including copies of each patent application, office action, substantive correspondence with USPTO officials, response to office action, declarations, information disclosure statements, requests for terminal disclaimer, requests for patent term extension and request for reexamination relating to Developed Patent Rights. Consistent with the foregoing, Acucela shall have the right, at its sole expense, to comment on the prosecution of Developed Patent Rights in the Territory and provide such comments to Otsuka’s patent counsel, and Otsuka shall consider all such comments in good faith. If Acucela fails to provide its comments with respect to such prosecution by Otsuka of such patent application or patent within the Developed Patent Rights reasonably in advance of the deadline for filing or otherwise responding to the relevant matter in the USPTO, Otsuka shall be free to act without consideration of Acucela’s comments.

(ii) With respect to all Licensed Patent Rights other than Developed Patent Rights, Otsuka shall from time to time and, in any event, at least once per year, provide Acucela with updates of the filing, prosecution and maintenance status of such Licensed Patent Rights (other than Developed Patent Rights) in the Territory and Otsuka shall also notify Acucela of any material event occurring in relation to the same as soon as practicable following the occurrence of such material event.

(b) Abandonment. The terms of this Section 9.3(b) shall apply only if and after Acucela exercises an Opt-In Right under Section 3.1. Otsuka will notify Acucela in the event it desires to abandon prosecution and/or maintenance of any Patent Right within the Licensed Patent Rights in the Territory after Acucela’s exercise of an Opt-In Right under Section 3.1. Notification will be given within a reasonable period (i.e., with sufficient time for Acucela to take whatever action may be necessary) prior to the date on which such Licensed Patent Right will lapse, go abandoned (other than to file a continuation application for the same subject matter) or otherwise diminish. Acucela will then have the right, exercisable upon written notice to Otsuka, to continue prosecution or maintenance of such Licensed Patent Right in the Territory, at its own expense. If Acucela elects to continue prosecution or maintenance of any such Licensed Patent Right in the Territory, then at Acucela’s request, Otsuka shall execute such documents (or shall cause its Affiliates, as applicable, to execute such documents) as are required to assign to Acucela, and enable Acucela to prosecute and maintain, such Licensed Patent Rights in the Territory; provided that, effective upon such assignment, Acucela hereby grants to Otsuka a worldwide, non-exclusive, perpetual, irrevocable, fully paid up, royalty-free, sub-licensable license under such assigned Licensed Patent Rights for any purpose, including to research, develop, make, have made, use, sell, offer for sale, have sold and import any service, composition, product or process.

(c) Definitions. For the purposes of this Section 9.3, “prosecution and maintenance” (and the correlative terms “prosecute and maintain’ and “prosecuting and maintaining” shall mean, with respect to a Patent Right, the preparing, filing, prosecuting and maintenance of such Patent Right, as well as re-examinations, reissues and requests for patent term extensions and the like with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to a Patent Right.

9.4 Infringement Claims Against the Parties. Prior to Acucela’s exercise of an Opt-In Right under Section 3.1, Otsuka shall have the exclusive right and responsibility, at its sole discretion and sole expense, to defend claims of or allegations by any Third Party that any Development or Commercialization infringes or may infringe such Third Party’s intellectual property rights; provided, however, that, promptly after becoming aware of any Third Party claim or allegation that any Development or Commercialization infringes or may infringe such

Third Party’s intellectual property rights, the Party who first learns of such infringement shall notify the other Party in writing of such claim or allegation. The following terms of this Section 9.4 shall apply only if and after Acucela exercises an Opt-In Right under Section 3.1.

(a) Notification. Each Party shall promptly notify the other Party in writing of any allegation by a Third Party in the Territory that any Development or Commercialization activities conducted by the Parties in the Field in the Territory pursuant to and in accordance with this Agreement infringe or may infringe the intellectual property rights of such Third Party (a “Third Party Infringement Claim”).

(b) Right to Defend. The Parties shall discuss which Party shall defend the Third Party Infringement Claim, and absent an agreement otherwise, Otsuka shall have the first right to control any defense of such Third Party Infringement Claim by counsel of its own choice (and Acucela shall have the right, at its own expense, to be represented in such Third Party Infringement Claim by counsel of its own choice). If Otsuka does not undertake in good faith the defense of any such Third Party Infringement Claim by the date ten (10) days before the time limit, if any, set forth in Applicable Laws for the filing of the initial response or defense to any such Third Party Infringement Claim, or if Otsuka (having commenced such defense) subsequently does not continue to pursue and conduct such defense diligently, Acucela shall have the right, but not the obligation, to bring and control such defense by counsel of its own choice.

(c) Settlement. The defending Party may enter into a settlement or compromise of any Third Party Infringement Claim, provided that, if such settlement or compromise would admit liability on the part of the non-defending Party or any of its Affiliates or would reasonably be expected to materially adversely affect the non-defending Party or its Affiliates, the defending Party shall not enter into such settlement or compromise without the prior written consent of the non-defending Party.

(d) Counterclaim. Notwithstanding the foregoing, Otsuka shall have the sole right to determine whether to assert any counterclaim under any Licensed Patent Rights and to control any such counterclaim, and to control the defense of any matters involving the validity or enforceability of any Licensed Patent Rights, including the right to solely make all substantive and procedural decisions relating to any such counterclaim or defense. Otsuka may settle, compromise or dispose of any such counterclaim or defense in its discretion.

9.5 Enforcement of Licensed Patent Rights in the Territory. Prior to Acucela’s exercise of an Opt-In Right under Section 3.1, Otsuka shall have the exclusive right and responsibility, at its sole discretion and cost, to enforce the Licensed Patent Rights against infringement or suspected infringement by a Third Party; provided, however, that, promptly after becoming aware of any infringement or suspected infringement of any Licensed Patent Rights by any Third Party, the Party who first becomes aware of such infringement or suspected infringement shall notify the other Party in writing of such known or suspected infringement. The following terms of this Section 9.5 shall apply only if and after Acucela exercises an Opt-In Right under Section 3.1.

(a) Notice. To the extent either Party becomes aware or suspects that any Licensed Patent Rights are being infringed by a Third Party, and such suspected infringement does or is reasonably likely to materially adversely affect the Development or Commercialization of a Licensed Product in the Field in the Territory (the “Possible Infringement”), the Party first having knowledge of such Possible Infringement shall promptly notify the other Party in writing. The notice shall set forth the facts of such Possible Infringement in reasonable detail. The Parties shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both Parties, to terminate any such Possible Infringement in accordance with the terms set forth below.

(b) Right to Enforce. Otsuka shall have the first right, but not the obligation, to enforce the Licensed Patent Rights against such Possible Infringement, including instituting, prosecuting and controlling any action or proceeding (including any related declaratory action) or taking other action that it believes is reasonably required to protect (i.e., prevent or terminate the Possible Infringement) or otherwise enforce the Licensed Patent Rights in the Field in the Territory. If Otsuka does not institute an action or proceeding or take other action to prevent or terminate the Possible Infringement within ninety (90) days following receipt of notice of the Possible Infringement pursuant to Section 9.5(a), and if Otsuka does not provide Acucela reason(s) why such action has not been taken within such 90-day period (consistent with Otsuka’s patent strategy), then Acucela shall have the right to institute an action or proceeding or take other appropriate action that it believes is reasonably required to prevent or terminate the Possible Infringement. Notwithstanding the foregoing, if during the course of any infringement action prosecuted under this Section 9.5, the Third Party by defense, counterclaim or counter-suit attacks the validity or enforceability of any of the Licensed Patent Rights, Otsuka shall have the sole right to control all substantive and procedural activities and decisions relating to opposing such attack.

(c) Conduct of Certain Actions. At the request of the Party initiating an enforcement action under this Section 9.5, the non-initiating Party agrees to be joined as a party to the suit if necessary for the initiating Party to bring or maintain the enforcement action hereunder, and to provide reasonable assistance in any such action. Neither Party may (without obtaining the prior written consent of the other Party) settle any action or proceeding brought under this Section 9.5 in a manner that would reasonably be expected to materially adversely affect the other Party’s interest in the Licensed Patent Rights, and, if Acucela is the Party initiating an enforcement action under this Section 9.5, Acucela shall not (without obtaining Otsuka’s prior written consent) take any action or agree to any settlement that would impose any financial burden on Otsuka or admit invalidity or unenforceability of any Licensed Patent Rights.

9.6 Costs and Recoveries. The terms of this Section 9.6 shall apply only if and after Acucela exercises an Opt-In Right under Section 3.1. Each Party shall bear its own internal costs and expenses of any action under Sections 9.4 and 9.5. All out-of-pocket external costs and expenses incurred in defending or bringing any action under Sections 9.4 and 9.5 (including outside counsel fees), all amounts payable by either Party as a judgment based on a Third Party Infringement Claim or in settlement of such Third Party Infringement Claim under Section 9.4, and any recovery under any enforcement action initiated under Section 9.5 shall be shared by the Parties as follows: Acucela shall bear or share the Participation Percentage of all such costs, payments or recoveries, and Otsuka shall bear or share the remainder of all such costs, payments or recoveries.

9.7 Trademarks; Logos, Names. Otsuka (or its Affiliates or sublicensees) will be responsible for, and shall have sole discretion in, selecting trademarks for use on or in connection with the Licensed Products and Otsuka (or its Affiliates or other sublicensees) will be responsible for registration of such trademarks. All right, title and interest in trademarks used on or in connection with the Licensed Products, and the goodwill related thereto, shall be solely owned by Otsuka. Subject to Section 5.5, unless otherwise agreed by the JCC, the Otsuka trade names and logos shall be displayed on all product packaging, labeling and other promotional materials relating to Licensed Products in the Field in the Territory. All right, title, and interest to a Party’s trade name, trademark and logo shall be owned by such Party and use thereof shall be consistent with the quality control standards and reasonable trademark usage practices as such Party applies to its own marks. Neither Party shall permit any other person or entity to use the other Party’s trade name, trademark or logo, without the other Party’s prior written consent except as expressly provided in this Agreement.

9.8 Copyrights. Otsuka shall have exclusive ownership in and to the copyrights in all Licensed Product labeling and all promotional materials pertaining to Licensed Products (the “Copyrighted Works”), and Acucela agrees to execute documentation necessary to effect such ownership. To the extent such labeling materials include or incorporate original works of authorship created or Controlled by Acucela or its Affiliate prior to the Effective Date or otherwise not in connection with a Licensed Product, Acucela grants to Otsuka a license to use, reproduce, modify and distribute the pre-existing works only in connection with Licensed Products in the Field. Otsuka shall have the sole right, but not the obligation, to enforce and defend, including but not limited to registering with the United States Copyright Office, its interest in the Copyrighted Works. Effective only if and after Acucela exercises an Opt-In Right under Section 3.1, Otsuka grants to Acucela a license to use, reproduce and distribute in the Field in the Territory the Copyrighted Works and any original works of authorship created or Controlled by Otsuka or its Affiliates incorporated or included in the Copyrighted Works but only to the extent permitted by the Co-Promotion Agreement.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Mutual Representations, Warranties and Covenants.

(a) Mutual Authority. Each Party each represents and warrants to the other Party as of the Effective Date that: (a) it has the authority and right to enter into and perform this Agreement; (b) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights; and (c) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

(b) Debarment. Each Party represents and warrants to the other Party as of the Effective Date that such Party has not been debarred and is not subject to debarment and neither it nor any of its Affiliates have used or will use in any capacity, in connection with the Development, Manufacturing or Commercialization of Licensed Products, any person or entity who has been debarred pursuant to Section 306 of the United States Federal Food, Drug and Cosmetic Act, or who is subject of a conviction described in such Section 306. Further, such Party shall inform the other Party in writing immediately if it or any person or entity who is performing services hereunder is debarred or is the subject of a conviction described in such Section 306, or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment of such Party, its Affiliates or any person or entity used in any capacity by such Party or its Affiliates in connection with the Development, Manufacturing or Commercialization of Licensed Products.

(c) Third Party Rights. Each Party represents and warrants to the other Party that, to its Knowledge as of the Effective Date, the performance of its obligations under this Agreement will not in itself constitute a violation of a contractual or fiduciary obligation owed to any Third Party (including, misappropriation of trade secrets).

(d) Notice of Infringement or Misappropriation. Each Party represents and warrants to the other Party that, as of the Effective Date, neither it nor any of its Affiliates has received notice of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to any technology to be used in connection with performance of this Agreement.

(e) No Actions. Each Party represents and warrants to the other Party that, as of the Effective Date, there are no existing actions, suits or proceedings against it or its Affiliates, and neither it nor its Affiliate has received any written claim or demand from a Third Party, that individually or together with any other, does or could have a material adverse effect on its ability to perform its obligations under this Agreement, or, with respect to Otsuka, challenges Otsuka’s or its Affiliate’s rights with respect to the Licensed IP or the Licensed Compound or Licensed Product as they exist as of the Effective Date (including any invitation to license or other notice of Patent Rights relevant to the Licensed Compound).

(f) Compliance with Laws. Each Party shall conduct, and shall cause its Affiliates, licensees, contractors and consultants to conduct, all of its activities contemplated under this Agreement in accordance with all Applicable Laws in the Territory.

10.2 Additional Otsuka Representations, Warranties and Covenants. Otsuka represents, warrants and covenants to Acucela that as of the Effective Date:

(a) Neither Otsuka nor any Affiliate is developing, alone or with any Third Party, any adenosine A2a receptor agonist in pre-clinical or later than preclinical stage development, other than the Licensed Compound.

(b) Otsuka Controls all right, title and interest in and to the Licensed IP existing as of the Effective Date, and Otsuka has the right to grant to Acucela all of the licenses and other rights with respect to the Licensed IP granted to Acucela under this Agreement; Neither Otsuka nor any of its Affiliates has, or will, enter into any agreement or grant any Third

Party any rights with respect to a Licensed Product or the Licensed IP that are inconsistent with the rights granted to Acucela under this Agreement or which would limit or encumber Otsuka’s ability to perform all of the obligations undertaken by Otsuka hereunder or limit or encumber Acucela’s ability to exercise the rights and licenses granted to Acucela under this Agreement;

(c) To the Knowledge of Otsuka, there are no Patent Rights Controlled by Otsuka not within the Licensed IP that claim the Licensed Compound or a product containing the Licensed Compound as a composition of matter, or claim a method of use of the Licensed Compound or a product containing the Licensed Compound in the Field. To Otsuka’s Knowledge, none of the Licensed Patent Rights existing as of the Effective Date are invalid or unenforceable, all fees required to be paid to applicable governmental patent offices in the Territory as of the Effective Date in order to prosecute or maintain such Licensed Patent Rights have been paid on or before the due date for payment, and all such Licensed Patent Rights have been prosecuted and maintained in a manner consistent with standard practice in the Territory;

(d) Exhibit A contains a full and complete list of Patent Rights that are Controlled by Otsuka or its Affiliates as of the Effective Date that: (a) claim the Licensed Compound or a product containing the Licensed Compound as a composition of matter, or claim a method of use of the Licensed Compound or a product containing the Licensed Compound and, (b) to the Knowledge of Otsuka, are necessary or reasonably useful for Acucela to exercise the rights licensed to it under this Agreement or to perform its obligations under this Agreement; and

(e) To the Knowledge of Otsuka, the research, development, manufacture, sale, offer for sale, import or export of the Licensed Compound, or any product incorporating the Licensed Compound, as these exist as of the Effective Date, do not infringe or misappropriate a claim of the Patent Rights or any other intellectual property rights of any Third Party in the Field in the Territory.

10.3 Knowledge Definition. For purposes of this Article 10, the term “Knowledge” means, with respect to a particular fact or other matter, the actual knowledge of (a) Otsuka’s Director of Intellectual Property Department (when used in the context of Otsuka’s Knowledge) or (b) Dr. Kubota (when used in the context of Acucela’s Knowledge) in either case as of the Effective Date, or if any of such individuals could be expected to discover or otherwise become aware of such fact or other matter, after reasonable investigation in the ordinary course of such individual’s employment.

10.4 Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE 10, ACUCELA AND OTSUKA EXPRESSLY DISCLAIM ANY OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE PATENT RIGHTS OR KNOW-HOW OR THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING WITH RESPECT TO THE LICENSED COMPOUND AND LICENSED PRODUCTS AND ANY RESEARCH AND DEVELOPMENT ACTIVITIES RELATING THERETO), INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 11

INDEMNIFICATION AND INSURANCE

11.1 Indemnification of Otsuka. Acucela shall indemnify and hold harmless each of Otsuka, its Affiliates and its and their directors, officers and employees (the “Otsuka Indemnitees”) from and against any and all liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (collectively, “Liabilities”) incurred or suffered by any Otsuka Indemnitee as result of Third Party claims, actions, suits or proceedings (including claims, actions, suits or proceedings resulting from personal injury or death caused by administration of a Licensed Product to such Third Party or property or other damages caused by a Licensed Product) (each, a “Third Party Claim”) arising from or occurring as a result of (a) any negligence or willful misconduct of Acucela, its Affiliates or their respective directors, officers, employees, contractors, consultants, agents, representatives or sublicensees in the exercise of any rights or performance of any obligations under this Agreement, or (b) any breach by Acucela of any representations, warranties, obligations or covenants set forth in this Agreement, except to the extent such Third Party Claims fall within the scope of Otsuka’s indemnification obligations set forth in Section 11.2.

11.2 Indemnification of Acucela. Otsuka shall indemnify and hold harmless each of Acucela, its Affiliates and its and their directors, officers and employees (the “Acucela Indemnitees”) from and against any and all Liabilities incurred by any Acucela Indemnitee as a result of any Third Party Claims, arising from or occurring as a result of (a) if and to the extent that Acucela has not exercised its Opt-In Right under Section 3.1 or an opt-in right under Section 3.2 or Section 3.3 with respect to (respectively) (i) Licensed Product for the Initial Indication in the Initial Formulation, or (ii) a particular Other Indication Product, or (iii) a particular New Formulation, (each of (i), (ii) and (iii), a “Non-Opt-in Product”), the Development, Manufacture or Commercialization of such Non-Opt-in Product, (b) any negligence or willful misconduct of Otsuka, its Affiliates or their respective directors, officers, employees, contractors, consultants, agents, representatives or licensees in the exercise of any rights or performance of any obligations under this Agreement, (c) any breach by Otsuka of any representations, warranties, obligations or covenants set forth in this Agreement, or (d) any decision of the JDC or the JCC made through the exercise by Otsuka of its final decision-making authority over the objection of Acucela, except to the extent such Third Party Claims fall within the scope of Acucela’s indemnification obligations set forth in Section 11.1.

11.3 Shared Liabilities. The following shall apply if and after Acucela exercises its Opt-In Right under Section 3.1 (with respect to a Licensed Product for the Initial Indication in the Initial Formulation), or an opt-in right under Section 3.2 or Section 3.3 (with respect to an Other Indication Product or a New Formulation, respectively): to the extent a Third Party Claim arises from (a) any decision of the JDC or the JCC and such Third Party Claim is not otherwise subject to indemnity under Section 11.1 or Section 11.2, or (b) any Intrinsic Defect, then, in either case (a) or (b), all Liabilities with respect to the Territory with respect to the Licensed Product for the Initial Indication in the Initial Formulation for which Acucela has exercised its Opt-In Right under Section 3.1 and/or with respect to an Other Indication Product or New Formulation for which Acucela has exercised its opt-in right under Section 3.2 or Section 3.3 (in each case, an “Opt-in Product”) that are incurred by the Parties as a result of such Third Party Claim shall be shared by the Parties as follows: Acucela shall bear the Participation Percentage of all such Liabilities, and Otsuka shall bear the remaining share of all such Liabilities. In the event that one or more Third Party Claims involves both (i) claims subject to this Section 11.3 with respect to an Opt-in Product and (ii) claims that relate to a Non-Opt-in Product and/or claims that are otherwise not subject to this Section 11.3, then this Section 11.3 shall apply with respect to that portion of the applicable Third Party Claim(s) or those Liabilities that are allocable to the Opt-in Product and shall not apply with respect to that portion of the applicable Third Party Claim(s) or those Liabilities that are allocable to the Non-Opt-in Product. By way of illustration and not limitation, if Acucela exercises its Opt-In Right with respect to Licensed Product for the Initial Indication but does not exercise its right to opt-in with respect to Licensed Product for any Other Indications, then a Third Party Claim alleging Intrinsic Defects of Licensed Product both with respect to the Initial Indication and with respect to Other Indications that distinguishes between the Initial Indication and Other Indications or that otherwise differentiates and allocates Liabilities between the Initial Indication and Other Indications would be subject to this Section 11.3 to the extent such third Party Claim or Liabilities are attributable to the Licensed Product for the Initial Indication (and would not be subject to this Section 11.3 to the extent such Third Party Claim or Liabilities are attributable to the Licensed Product for Other Indications). By way of further illustration and not limitation, if (1) a Third Party Claim relates to both (x) one or more Opt-in Products and (y) one or more Non-Opt-in Products, (2) such Third Party Claim does not differentiate between claims related to the Opt-in Products and claims related to the Non-Opt-in Products (such as, for example, a class action suit brought on behalf of a class of individuals who used the License Product, which class includes individuals who used the Licensed Product for the Initial Indication and also individuals who used the Licensed Product for an Other Indication for which Acucela has not exercised its Opt-In Right), and (3) some or all the Liabilities with respect to such Third Party Claim are determined in a manner that does not differentiate and allocate Liabilities between Opt-in Products and Non-Opt-in Products, then as between the Parties those Liabilities that are determined in a manner that does not differentiate and allocate Liabilities between Opt-in Products and Non-Opt-in Products will be allocated between applicable Opt-in Products and Non-Opt-in Products based on the pro rata Net Sales of such Opt-in Products and Non-Opt-in Products, and the portion of such Liabilities that is allocated in this manner to Opt-in Products (i.e., the percentage obtained by dividing Net Sales of Opt-in Products by the sum of Net Sales of Opt-in Products plus Net Sales of Non-Opt-in Products and multiplying such quotient by 100) would be subject to this Section 11.3, and the portion of such Liabilities that is allocated in this manner to Non-Opt-in Products would not be subject to this Section 11.3. Unless the Parties mutually agree otherwise at the time, Otsuka shall have the right to assume and conduct the defense of such Third Party Claim and, for purposes of Section 11.4, Otsuka shall be deemed the “Indemnifying Party” and Acucela shall be deemed the “Indemnified Party” with respect to such Third Party Claim.

11.4 Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of a Third Party Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Third Party Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice. The Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, unless the settlement involves only the payment of money by the Indemnifying Party. So long as the Indemnifying Party is defending the Third Party Claim, the Indemnified Party shall not settle any such Third Party Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Third Party Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (provided the Indemnified Party shall give written notice to the Indemnifying Party of any settlement thereof and shall not settle without the consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 11.

11.5 Insurance. Each Party shall procure and maintain insurance, including product liability insurance and clinical trials insurance, adequate to cover its obligations and performance of its activities hereunder and consistent with normal business practices of prudent companies similarly situated, at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold under this Agreement; provided that Otsuka has the right to self-insure in part or in whole for any such coverage. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other with written evidence of such insurance upon request. Each Party shall provide the other with written notice at least thirty (30) days prior to the cancellation, non renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 12

CONFIDENTIALITY

12.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information or other confidential or proprietary materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”), except to the extent that it can be established by the receiving Party that such information or material:

(i) was in the lawful knowledge and possession of the receiving Party prior to the time it was disclosed to, or learned by, the receiving Party, or was otherwise developed independently by the receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the receiving Party;

(ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(iii) became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party other than through any act or omission of the receiving Party in breach of this Agreement; or

(iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

For the avoidance of doubt, all data, information and other documentation of Otsuka and its Affiliates relating to Manufacture of Licensed Compound or Licensed Product, including any Drug Master File and CMC documentation, shall be deemed the Confidential Information of Otsuka.

12.2 Authorized Disclosure. Except as otherwise expressly provided in this Agreement, each Party may use and disclose Confidential Information of the other Party as follows: (a) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the right to grant sublicenses permitted hereunder), (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications or registrations, complying with the terms of licenses from Third Parties, prosecuting or defending litigation in connection with this Agreement, complying with applicable governmental regulations, obtaining Regulatory Approvals, conducting preclinical or clinical trials or marketing Licensed Products, or otherwise required by Applicable Laws (including securities laws), provided, however, that if a Party is required by Applicable Laws to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, use its reasonable efforts to secure, or cooperate with the other Party in seeking to secure, confidential treatment of such Confidential Information required to be disclosed, (c) in communication with investors, consultants, advisors or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, or (d) to the extent mutually agreed to by the Parties in writing.

12.3 Termination of Prior Confidentiality Agreement. This Agreement supersedes the Confidentiality Agreement between the Parties dated December 4, 2009, including all modifications thereto. All information exchanged between the Parties under such Confidentiality Agreement shall be deemed Confidential Information under this Agreement and shall be subject to the terms of this Article 12.

12.4 Disclosure of Terms. Each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party, except as permitted for disclosures of Confidential Information pursuant to Section 12.2.

12.5 Publications. Except as required by Applicable Laws, Acucela shall not publish or present or otherwise disclose any information about Development, including the status, progress or results of Development work conducted by Acucela or any permitted subcontractor, without the prior written approval, following discussion, of the JDC or the JCC.

12.6 Conflict of Interest. The Parties recognize that any pharmaceutical or biotechnology company other than Otsuka may, by virtue of its equity investment in Acucela or its financial or other contribution to Acucela, have the right to appoint one or more directors or officers of Acucela in the future. In such event, if one or more directors or officers of Acucela are appointed by any such pharmaceutical or biotechnology company, then Acucela shall strictly prevent any such appointed directors or officers from accessing any Confidential Information of Otsuka or any data, information or materials related to Licensed Compound, Licensed Product, New Compound, New Compound Product or the subject matter of this Agreement (subject to Section 12.4).

12.7 Press Releases and Announcements. Upon the execution of this Agreement, the Parties shall issue a joint press release announcing the execution of this Agreement in the form of Exhibit D. No other public statement or disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party. Once any public statement or disclosure has been approved in accordance with this Section 12.7, then either Party may appropriately communicate information contained in such permitted statement or disclosure.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue, on a formulation-by-formulation basis, with respect to each formulation of Licensed Product, until the Generic Competition Commencement Date for the applicable formulation, unless and until earlier terminated as permitted under this Agreement.

13.2 Termination for Material Breach. In the event of a material breach of this Agreement, the non-breaching Party shall have the right to give written notice (the “Breach Notice”) to the breaching Party, specifying the breach in reasonable detail. The allegedly breaching Party shall have ninety (90) days (or thirty (30) days, to the extent the breach relates to nonpayment) after receipt of the Breach Notice to cure any such breach. If, at the end of such ninety (90) day (or thirty (30) day, to the extent the breach relates to nonpayment) period, the breach remains uncured, then the non-breaching Party shall have the right to terminate this Agreement in its entirety, upon written notice to the breaching Party. The foregoing notwithstanding, solely after the exercise by Acucela of its Opt-In Right pursuant to Section 3.1, if the allegedly breaching Party disagrees that it is in material breach, the Parties shall initiate dispute resolution pursuant to Section 14.2(b), whereupon the cure period shall be tolled until the dispute about whether the allegedly breaching Party is, in fact, in breach is resolved in accordance with Section 14.2(b).

13.3 Termination for Insolvency. Either Party may terminate this Agreement in its entirety at any time during the term of this Agreement by giving written notice to the other Party (i) if the other Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee for the other Party or its assets, or (ii) if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding and such petition shall not be dismissed within ninety (90) days after the filing thereof, or (iii) if the other Party makes a general assignment for the benefit of creditors.

13.4 Other Termination. In addition to its termination rights pursuant to Sections 13.2 and 13.3, Otsuka (or, in the case of Section 13.4(b) and Section 13.4(f), Acucela) may terminate this Agreement in its entirety, without compensation or payment to the other Party of whatever nature as follows:

(a) prior to Acucela’s exercise of an Opt-In Right under Section 3.1, Otsuka may terminate this Agreement if any Development of the Licensed Product is significantly delayed by Acucela beyond the timeline for Development set forth in the Development Plan, provided that, Otsuka shall have ninety (90) days after such “significantly delayed” Development (as defined in the next sentence) to exercise such termination right. For purposes of the foregoing, “significantly delayed by Acucela” means any Development work, task, deliverable or other action item is delayed by more than * beyond the scheduled time for performance set forth in the Development Plan as a result of any act or omission of Acucela, including failure of Acucela to adequately supervise any CRO or other subcontractor engaged by Acucela to perform Development work or failure of Acucela to use Commercially Reasonable Efforts to conduct any Development, but excluding Force Majeure Events, any delay caused in whole or in part by acts or omissions of Otsuka or any Affiliate, contractor or other Third Party licensee or sublicensee of Otsuka, or other circumstances beyond the reasonable control of Acucela (including FDA actions or delays);

(b) prior to Acucela’s exercise of an Opt-In Right under Section 3.1, either Party may terminate this Agreement if there is a failure in development of ACU-4429, provided that, the terminating Party shall have * after such failure in development of ACU-4429 (as defined in the next sentence) to exercise such termination right. For purposes of the foregoing, “failure in development of ACU-4429” means that the joint development committee established under the 4429 Agreement has determined that development of ACU-4429 has failed, including for scientific or regulatory reasons; provided, that even if such joint development committee has not determined that development of ACU-4429 has failed, “failure in development of ACU-4429” for purposes of this Section 13.4(b) shall be deemed to occur upon termination by Otsuka (prior to expiration) of the 4429 Agreement for any reason;

(c) Otsuka may terminate this Agreement pursuant to Section 3.1(a)(ii) (Failure of Acucela to exercise * Opt-In Right after Qualified IPO);

(d) Otsuka may terminate this Agreement pursuant to Section 4.7 (Loss of Key Member);

(e) Otsuka may terminate this Agreement after a Change of Control has occurred, provided that, Otsuka shall have * after Acucela has provided Otsuka with written notice of the Change of Control to exercise such termination right; and

(f) Prior to Acucela’s exercise of an Opt-In Right under Section 3.1, either Party may terminate this Agreement if, for a period of *, there has been no Development activity and no payments made by Otsuka for Development under this Agreement, provided that the terminating Party shall have * after the expiration of such * period to exercise such termination right.

*	Confidential Treatment Requested.

13.5 Other Termination by Acucela. At any time after Acucela exercises an Opt-In Right under Section 3.1, Acucela may opt-out of its co-Development and Co-Promotion obligations for reasonable business reasons. To exercise such opt-out right, Acucela shall notify Otsuka in writing (providing a summary of the reasonable business reasons) at least * days before the beginning of the next calendar year. In case of such opt-out by Acucela, this Agreement shall terminate in its entirety as of the beginning of such next calendar year.

13.6 Automatic Termination. This Agreement shall automatically terminate in its entirety pursuant to Section 3.1(d) (Failure of Acucela to exercise either Opt-In Right).

13.7 Mutual Agreement. The Parties may mutually agree in writing to terminate this Agreement in its entirety for any reason; provided that if one Party proposes to mutually terminate this Agreement for scientific reasons and the other Party, after good faith discussions for a reasonable period of time, does not agree to so mutually terminate this Agreement, the disagreement over whether to terminate this Agreement for scientific reasons shall be resolved as an Expert Matter in accordance with Section 14.2(a).

13.8 Effects of Termination.

(a) Termination During Development.

(i) If this Agreement is terminated during Development by Otsuka pursuant to Section 13.4(c), Otsuka shall have the option to negotiate to engage Acucela to continue Development pursuant to a separate services agreement. If Otsuka elects such option, the Parties shall negotiate in good faith such a separate services agreement, pursuant to which, if entered into by the Parties, Acucela shall continue to conduct Development and Otsuka shall compensate Acucela for its costs incurred in conducting such Development, plus a mark-up as mutually agreed by the Parties in such separate services agreement.

(ii) If this Agreement is terminated during Development by Otsuka pursuant to Section 13.4(c) and Otsuka does not elect to engage Acucela to continue to conduct Development pursuant to a separate services agreement or if the Parties fail to enter into such a separate services agreement after good faith negotiations, or if this Agreement is terminated during Development for any other reason under this Article 13, Acucela shall cooperate with reasonable requests by Otsuka to achieve, as promptly as reasonably practicable after notice of termination and for a period of * thereafter, (the “Wind-Down Period”), a smooth and orderly transition to Otsuka or its designee of the Development in the Field in the Territory, including by making its personnel and other resources reasonably available to Otsuka during the Wind-Down Period; provided, however, that if at the time of any notice of termination of this Agreement there is any ongoing clinical trial of Licensed Product, then such termination shall become effective only after completion of such clinical trial and submission to Otsuka of the final study report for such clinical trial. If Acucela has entered into agreements with Third Parties (including CROs) or vendors that are necessary or useful for Otsuka or its designee to take over responsibility for Development in the Field in the Territory, then Acucela shall, to the extent reasonably possible and as requested in writing by Otsuka, assign all such Third Party agreements to Otsuka or its designee, or otherwise cooperate to make such arrangements available to Otsuka or its designee for purposes of Development. Without limiting the foregoing,

*	Confidential Treatment Requested.

during the Wind-Down Period, (i) the licenses to Acucela under Article 6 shall, to the extent they were in effect prior to notice of termination, continue in effect except that such licenses shall be non-exclusive, and (ii) Development Costs, if any, that are incurred by either Party shall continue to be funded by Otsuka in accordance with the terms of this Agreement.

(b) Other Effects of Termination. Upon termination or expiration of this Agreement for any reason:

(i) Except as set forth in Section 13.8(a)(ii), all licenses granted by Otsuka to Acucela under Article 6 shall expire (or never become effective, as the case may be). Any sublicense agreement entered into by Acucela with any permitted sublicensee shall, at the request and in the discretion of Otsuka, be assigned to Otsuka to the extent permitted. In the event that such assignment is not requested by Otsuka or is not permitted or not approved by such permitted sublicensee, then unless Otsuka and such sublicensee enter into a direct relationship, the rights of such sublicensee with respect to Licensed Products shall terminate upon termination of Acucela’s underlying license.

(ii) If Acucela has entered into contracts with Third Parties (including contract sales organizations) or vendors that are necessary or useful for Otsuka or its designee to take over responsibility with respect to Licensed Products in the Territory, then Acucela shall, to the extent permitted by such Third Party agreements and requested in writing by Otsuka, assign all of the relevant Third Party agreements to Otsuka or its designee, or otherwise cooperate to make such arrangements available to Otsuka or its designee for purposes of taking over responsibility with respect to the Licensed Products in the Territory.

(iii) Acucela shall disclose to Otsuka (to the extent Acucela has not already disclosed to Otsuka) all Developed Know-How (including all clinical data) in Acucela’s or its Affiliates’ possession or Control. Such disclosure shall be in electronic form to the extent available and, if reasonably necessary in connection with Otsuka’s further Development, Manufacture or Commercialization of the Licensed Compound or Licensed Products, shall include original hardcopies or duplicate copies thereof to the extent available.

(iv) Each Party shall use reasonable efforts promptly to return (or destroy and provide written certification thereof) to the other Party all Confidential Information received from the other Party, including any copies thereof (except copies retained solely for legal archival purposes).

(v) Acucela shall have no obligation to share Development Costs and/or Commercialization Costs that are incurred with respect to any Licensed Product or Other Indication Product after the effective date of such termination or expiration.

(vi) If, after Acucela exercises an Opt-In Right under Section 3.1, this Agreement is terminated (1) by Otsuka pursuant to Section 13.4(d) due to the death or disability of Dr. Kubota or (2) by Acucela pursuant to Section 13.2 (following a determination pursuant to Section 14.2(b) of Otsuka’s material breach and failure to cure, if disputed by Otsuka), then, within * of the effective date of such termination, Otsuka shall pay a termination fee to Acucela equal to the sum of (A) the amount of the Opt-In Fee actually paid by Acucela pursuant to

*	Confidential Treatment Requested.

Section 7.1 prior to the date of termination, (B) the amount of all Development Milestone Payments (if any) actually paid by Acucela pursuant to Section 7.2 prior to the date of termination, and (C) the amount of all documented out-of-pocket Development Costs (if any) actually incurred by Acucela in the conduct of Development prior to the date of termination.

(vii) Except as set forth in this Section 13.8 and in Section 13.9 and Section 13.10, neither Party shall have any further rights or obligations under this Agreement.

13.9 Accrued Obligations. Expiration or termination of this Agreement for any reason (i) shall not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination, and (ii) shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

13.10 Survival. The following Sections and Articles of this Agreement shall survive expiration or termination of this Agreement for any reason: Section 4.6(b) (for a period of 5 years after preparation of the applicable Development documentation); Section 7.8; Section 9.1; Section 9.3(b) (solely with respect to the license set forth therein, if applicable); Section 9.8; Section 13.8; Section 13.9; Section 13.10; Section 14.1; Section 14.2; Section 14.3; Section 14.9, 14.10; Article 11; Article 12; and Article 1 (to the extent defined terms are contained within the foregoing Sections and Articles). Except as otherwise provided in this Article 13, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

ARTICLE 14

MISCELLANEOUS

14.1 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York, excluding its conflicts of laws principles.

14.2 Dispute Resolution.

(a) Expert Matters; Expedited Arbitration. Any Expert Matter shall be first referred to the Parties’ Senior Executives prior to proceeding under the following provisions of this Section 14.2(a). Such Senior Executives shall attempt to resolve such Expert Matter through good faith discussions. In the event that such Expert Matter is not resolved by such Senior Executives within thirty (30) days after referral to such Senior Executives, such Expert Matter shall be resolved by expedited arbitration by a single Expert as follows:

(i) Upon written request by either Party to the other Party, the Parties shall promptly negotiate in good faith to appoint an appropriate Expert. If the Parties are not able to agree upon an Expert within ten (10) days after the receipt by a Party of the written request in the immediately preceding sentence, each Party shall select one (1) Expert within five (5) Business Days thereafter, and those two (2) Experts shall select a third Expert within ten (10) days thereafter and such third Expert (selected by the first two Experts) shall be the designated Expert for resolution of the Expert Matter. The fees and costs of the Expert shall be borne equally (50-50) by Otsuka and Acucela.

(ii) Within fifteen (15) days after the designation of the Expert, the Parties shall each simultaneously submit to the Expert and to one another a written statement of their respective positions on the Expert Matter in dispute and their respective proposed resolution thereof. Each Party shall have five (5) Business Days from receipt of the other Party’s submission to submit a written response thereto, which shall include any scientific and technical information in support thereof. The Expert shall have the right to meet with the Parties, either alone or together, as necessary to make a determination.

(iii) No later than forty-five (45) days after the designation of the Expert, the Expert shall make a determination by selecting the resolution proposed by one of the Parties that as a whole is the most fair and reasonable to the Parties in light of the totality of the circumstances and the Expert shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith. The Expert shall not have authority to render any substantive decision other than to select the resolution proposed by Otsuka or Acucela. The decision of the Expert shall be final and conclusive.

(b) Other Disputes. Except as otherwise expressly provided herein (including under Sections 2.1(e), 2.2(e) and 14.2(a)), in the event of any controversy, claim or other dispute arising out of or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof (a “Dispute”), such Dispute shall be first referred to the Parties’ Senior Executives prior to proceeding under the following provisions of this Section 14.2(b). A Dispute shall be referred to such Senior Executives upon any Party providing the other Party with written notice that such Dispute exists, and such Senior Executives shall attempt to resolve such Dispute through good faith discussions. In the event that such Dispute is not resolved within thirty (30) days of such other Party’s receipt of such written notice, such Dispute shall be finally and exclusively settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Rules. Arbitration proceedings shall be held in New York, New York, USA, unless the Parties mutually agree in writing upon a different location. Arbitration proceedings shall be conducted by a single, neutral arbitrator who shall be experienced in the field of the dispute and shall have no ongoing business relationship with either Party. Such arbitrator shall be selected by mutual agreement of the Parties or, in the absence of such agreement, by the director of the New York office of the American Arbitration Association. The arbitrator shall apply the governing law set forth in this Agreement. The arbitrator may grant legal, equitable and monetary relief consistent with the terms of this Agreement. The Parties shall share equally (50-50) the administrative charges, arbitrators’ fees and related expenses of arbitration, but each Party shall pay its own attorney’s fees incurred in connection with such arbitration; provided however, if the arbitrator specifically determines that one Party prevailed clearly and substantially over the other Party, then the arbitrator may require that the non-prevailing Party shall also pay the prevailing Party’s reasonable attorney’s fees and expert witness costs and arbitration costs. The Parties shall instruct the arbitrator to: (i) conclude the arbitration as soon as practicable (and in any event within nine (9) months after the arbitration is first requested), and (ii) deliver a written, reasoned opinion stating the arbitrator’s decision within thirty (30) days after the arbitration is completed. Judgment upon the award rendered by the arbitrator shall be binding, final and non-appealable

(absent manifest error) and may be entered and enforced in any court having jurisdiction thereof. Notwithstanding the above, to the fullest extent provided by law, either Party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect a Party’s rights or enforce a Party’s obligations under this Agreement pending final resolution of any claims related thereto in an arbitration proceeding as provided above.

14.3 Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES BY A PARTY FOR WHICH IT SEEKS REIMBURSEMENT OR INDEMNIFICATION FROM THE OTHER PARTY PURSUANT TO ARTICLE 11, AND EXCEPT FOR BREACH OF ARTICLE 12 HEREOF (CONFIDENTIALITY) OR SECTION 3.6 (EXCLUSIVITY), IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, SUBLICENSEES, SUBCONTRACTORS OR CONSULTANTS BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, UNLESS SUCH DAMAGES ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY.

14.4 Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto, except that (a) either Party may assign this Agreement without the other Party’s consent to an entity that acquires all or substantially all of the business or assets of the assigning Party relating to this Agreement, whether by merger, asset sale or otherwise, provided that the acquirer assumes this Agreement in writing or by operation of law; and (b) either Party may assign this Agreement to an Affiliate upon written notice to the non-assigning Party; provided that in the case of (b), (i) the assigning Party guarantees the performance of this Agreement by such Affiliate and (ii) if the non-assigning Party reasonably believes that assignment to such Affiliate would result in adverse tax consequences to the non-assigning Party, such assignment shall not be made without the non-assigning Party’s prior written consent. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 14.4 shall be null and void.

14.5 Independent Contractors. The Parties are and shall at all times be independent contractors. In performing under this Agreement, neither Party is an agent, employee, employer, joint venturer or partner of the other. Neither Party shall incur or hold itself out to Third Parties as having the authority to incur any expenses, liabilities or obligations on behalf of the other Party. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties.

14.6 Waiver. No waiver by a Party in any one or more instances shall be deemed to be a continuing waiver, a further waiver, a waiver of any other provision of this Agreement or a waiver of this Agreement as a whole. No waiver of any right under this Agreement shall be effective unless it is documented in a writing signed by the Party providing the waiver.

14.7 Force Majeure. A failure by a Party to perform any obligation under this Agreement that is prevented by an occurrence beyond the reasonable control of the non-performing

Party (and which did not occur as a result of its financial condition, negligence or fault), including acts of God, embargoes, fires, floods, explosions, riots, wars, civil disorders, terrorist acts, rebellion or acts of sabotage (a “Force Majeure Event”), shall not constitute a breach of this Agreement so long as that Party notifies the other Party as soon as practicable and uses Commercially Reasonable Efforts to resume performance as soon as possible. Neither Party shall be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement.

14.8 Severability. If any term of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, then, to the fullest extent permitted by Applicable Laws: (a) all other terms shall remain in full force and effect in such jurisdiction, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction and (c) the Parties shall negotiate in good faith such terms as may be necessary in order to correct any imbalance of rights and obligations that results from such invalidity, illegality or unenforceability in the relevant jurisdiction.

14.9 Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to any gender include all genders, (b) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (c) references to “hereunder” or “herein” relate to this Agreement and (d) the singular shall include the plural. Unless used in combination with the word “either,” the word “or” is used throughout this Agreement in the inclusive sense (and/or). The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, and Exhibit references are to this Agreement unless otherwise specified. When used in this Agreement “Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in Japan or a federal holiday in the United States.

14.10 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by Federal Express or other international business delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third (3rd) day after the date when sent by Federal Express or other international business delivery service to, the address set forth below, unless such address is changed by notice to the other Party:

If to Otsuka:

Otsuka Pharmaceutical Co., Ltd.

Shinagawa Grand Central Tower

2-16-4 Konan, Monato-ku

Tokyo 108-8242, Japan

Attention: General Manager, Division of Dermatologicals & Opthalmologicals, and

Director, Legal Affairs Department

If to Acucela:

Acucela Inc

1301, Second Ave

Suite 1900

Seattle, WA 98101-3805

Attention: Ryo Kubota, M.D., Ph.D.

14.11 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Acucela or Otsuka from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

14.12 Amendment. This Agreement may be amended or modified only by a writing signed by each of the Parties.

14.13 Entire Agreement. This Agreement constitutes the entire understanding between the Parties as of the Effective Date with respect to the subject matter hereof and supersedes all related prior or contemporaneous oral communications, agreements or discussions with respect to the subject matter hereof.

14.14 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in two counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and both of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile or similar electronic transmission shall be deemed to be original signatures.

Signature Page Follows

Execution Copy

In Witness Whereof, Acucela and Otsuka have executed this Development and Collaboration Agreement by their respective duly authorized representatives as of the Effective Date.

Acucela Inc	Otsuka Pharmaceutical Co., Ltd.

By:	By:

Name:	Name:

Title:	Title:

Execution Copy

Exhibit A

LICENSED PATENT RIGHTS

Title: *

Difference	Country	App. No.	App. Date	Registered No.	Status
*	U.S.A.	*	*	*	*
*	U.S.A.	*	*	*	*

*	Confidential Treatment Requested.

Exhibit B

GENERAL DEVELOPMENT PLAN OUTLINE

	* Clinical Trial	* Clinical Trial	* Clinical Trial (Pivotal 1)	* Clinical Trial (Pivotal 2)	* Clinical Trial by Adjunctive Use
Region	US	US/Japan	US/EU/Japan	US/EU/Japan	US/EU/Japan
Purpose	Safety, Efficacy, PK	Dose-Response	Safety, Efficacy	Safety, Efficacy	Safety, Efficacy (adj. to *)
Design	*	*	*	*	*
Comparator	*	*	*	*	*
Treatment Duration	*	*	*	*	*
No. of Enrollment (No. of pts. on OPA6566)	*	*	*	*	*
Total External Costs of Each Trial	*	*	*	*	*
Total Annual FTEs to be provided by Acucela	*	*	*

*	Confidential Treatment Requested.

*

*	Confidential Treatment Requested.

Exhibit C

GENERAL COMMERCIALIZATION PLAN OUTLINE

* Clinical Trial and Post-Approval Studies Costs

	* Clinical Trial 1	* Clinical Trial 2	Post-Approval Study 1	Post-Approval Study 2	Post-Approval Study 3
Total External Costs of Each Trial	*	*	*	*	*
Total Annual FTEs to be provided by Acucela	*

Promotional Activities

	*	*	*	*	*	*	*	*
Promotional Expenses (Out-of-Pocket)	*	*	*	*	*	*	*	*
Annual Number of PDEs	*	*	*	*	*	*	*	*

*	The costs of promotional samples are to be included in Promotional Expenses.
**
**
*	1 Primary Position Detail is calculated to be *. 1 Secondary Position Detail is calculated to be *.

*	Confidential Treatment Requested.

Exhibit D

PRESS RELEASE

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (the “Amendment Agreement”) is made and entered into as of December 12, 2012 (the “Effective Date”) by and between OTSUKA PHARMACEUTICAL CO., LTD., a Japanese corporation having its principal place of business at 2-16-4 Konan, Minato-ku, Tokyo 108-8241, Japan (“Otsuka”) and ACUCELA INC., a Washington corporation having its principal place of business at 1301 Second Ave, Suite 1900, Seattle, Washington 98101-3805, USA (“Acucela”). Otsuka and Acucela are individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

A. The Parties have entered into that certain CO-DEVELOPMENT AGREEMENT dated September 4, 2008 relating to Rebamipide (“Co-Development Agreement”), that certain CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT dated September 4, 2008 relating to ACU-4429 (“4429 Agreement”) and that certain DEVELOPMENT AND COLLABORATION AGREEMENT dated September 15, 2010 relating to OPA-6566 (“6566 Agreement”). The Co-Development Agreement, the 4429 Agreement and the 6566 Agreement are collectively referred to as the “Acucela Collaboration Agreements and individually referred to as “Acucela Collaboration Agreement.”

B. The Parties desire to clarify development costs to be borne by the Parties under the Acucela Collaboration Agreements.

NOW, THEREFORE, the Parties agree as follows:

1. Definitions.

(a) For the purposes of this Amendment Agreement,

“Direct FTE” means FTEs of Acucela who directly conduct one or more Ongoing Collaborations;

“Indirect FTE” means FTEs of Acucela who indirectly support performance of one or more Ongoing Collaborations; and

“Ongoing Collaborations” means the ongoing three collaborations pursuant to the Acucela Collaboration Agreements, i.e., development of Rebamipide pursuant to the Co Development Agreement, development of ACU-4429 pursuant to the 4429 Agreement and development of OPA-6566 pursuant to the 6566 Agreement.

(b) Capitalized terms used in this Amendment Agreement and not otherwise defined herein shall have the meanings as set forth in each Acucela Collaboration Agreement.

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2. Indirect FTE.

(a) The rate for Indirect FTEs which shall commonly apply to each Acucela Collaboration Agreement (the “Indirect FTE Rate”) shall be (i) *, which amount shall be adjusted on * and upon every anniversary thereafter by the percentage increase, if any, in the Consumer Price Index for Urban Consumers for the West Region, All Items, as published by the U.S. Department of Labor, Bureau of Statistics, for the period since the last adjustment., plus (ii) a markup of * unless otherwise agreed by the Parties. The Parties agree to meet annually to review the markup percentage for appropriateness.

(b) The aggregate number of Indirect FTEs for all Ongoing Collaborations shall not exceed * per year. If any Ongoing Collaboration is completed, terminated or a new collaboration agreement is executed, the Parties shall meet with a view to discussing any necessary adjustment of the foregoing cap.

(c) In calculating Indirect FTEs, any person who indirectly supports performance of one or more Ongoing Collaborations shall be treated as one FTE. Acucela shall not be required to submit to Otsuka information regarding the number of hours spent by any person categorized into Indirect FTEs.

(d) The Indirect FTEs shall not be calculated an Ongoing Collaboration-by-Ongoing Collaboration basis but shall be calculated on an accumulated basis of all Ongoing Collaborations.

(e) The Indirect FTEs shall cover the costs associated with the work of Acucela personnel who indirectly support performance of Ongoing Collaborations. Accordingly, Otsuka shall not be required to pay Acucela any additional costs for such personnel, unless otherwise agreed by the Parties.

(f) Allocation of Indirect FTEs among the Ongoing Collaborations shall be determined in proportion to the number of Direct FTEs actually spent for each Ongoing Collaboration.

3. Direct FTE and Indirect FTE. The Parties shall categorize each cost item into Direct FTE or Indirect FTE through mutual consultation in good faith, which consultation shall take place when they discuss and agree upon the annual budget of development costs for the following year. If Acucela incurs any additional cost item which is not included in the agreed-upon annual budget, the Parties shall meet with a view to discussing how to treat such additional cost item. For the avoidance of doubt, Direct FTEs shall be calculated in accordance with applicable “FTE” and “FTE Rate” as such terms are defined in each Acucela Collaboration Agreement.

4. Confidentiality. The existence or terms of this Amendment Agreement shall be deemed Confidential Information of the Parties under the Acucela Collaboration Agreements.

*	Confidential Treatment Requested.

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5. Representations and Warranties. Each Party hereby represents and warrants to the other that it has the corporate power and authority to enter into this Amendment Agreement and this Amendment Agreement constitutes a legal, valid and binding obligation, enforceable against such party in accordance with its terms.

6. No Other Change. Except as expressly set forth in this Amendment Agreement, all other terms of the Acucela Collaboration Agreements shall remain in full force and effect and once this Amendment Agreement is executed by the Parties, all references in each Acucela Collaboration Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Acucela Collaboration Agreement, as modified by this Amendment Agreement.

7. Effective Date. Except for Sections 1, 2 and 3 which shall become effective on January 1, 2013, this Amendment Agreement shall become effective on the Effective Date.

8. Governing Law. This Amendment Agreement shall be governed by and interpreted under the laws of the State of New York, excluding its conflicts of laws principles.

9. Successors and Assigns. This Amendment Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

10. Counterparts. This Amendment Agreement may be executed in two counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and both of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile or similar electronic transmission shall be deemed to be original signatures.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment Agreement to be executed and delivered by their respective duly authorized officers as of the Effective Date.

OTSUKA PHARMACEUTICAL CO., LTD.		ACUCELA INC.

By:	/s/ Yoshiko Wakana	By:	/s/ David L. Lowrance

Name:	Yoshiko Wakana	Name:	David L. Lowrance

Title:	Operating Officer	Title:	CFO

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